Filed Pursuant to Rule 424(b)(3)
Registration No. 333-142942

PROSPECTUS

CHINA RITAR POWER CORP.

4,579,067 Shares of Common Stock

This prospectus relates to 4,579,067 shares of common stock of China Ritar Power Corp. that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

•	3,605,945 shares of common stock; and

•	973,122 shares of common stock issuable upon exercise of three-year warrants owned by the selling stockholders named in this prospectus.

We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants held by the selling stockholders, if exercised for cash.

Our common stock is quoted on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol “CRTP.” The closing bid price for our common stock on June 20, 2008 was $5.15 per share, as reported on the OTC Bulletin Board.

Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer or affiliate of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 30, 2008.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	7
RISKS RELATED TO OUR BUSINESS	7
RISKS RELATED TO DOING BUSINESS IN CHINA	10
RISKS RELATED TO THE MARKET FOR OUR STOCK	13
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	14
USE OF PROCEEDS	15
DIVIDEND POLICY	15
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	15
DILUTION	16
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	16
BUSINESS	31
MANAGEMENT	41
EXECUTIVE COMPENSATION	42
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; CORPORATE GOVERNANCE	44
CHANGE IN ACCOUNTANTS	45
SELLING STOCKHOLDERS	45
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	49
DESCRIPTION OF CAPITAL STOCK	55
SHARES ELIGIBLE FOR FUTURE SALE	52
PLAN OF DISTRIBUTION	54
LEGAL MATTERS	56
EXPERTS	56
WHERE YOU CAN FIND MORE INFORMATION	56

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PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you in making an investment decision. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

In this prospectus, unless indicated otherwise, references to:

•	“China Ritar,” “the Company,” “we,” “us,” or “our” refer to the combined business of all of the entities that form our consolidated business enterprise but do not include the selling stockholders;

•	“Shenzhen Ritar” refer to Shenzhen Ritar Power Co., Ltd, a wholly-owned Chinese operating subsidiary of Ritar International Group Limited;

•	“Shanghai Ritar” refer to Shanghai Ritar Power Co., Ltd., a majority-owned Chinese operating subsidiary of Shenzhen Ritar;

•	“Huizhou Ritar” refer to Ritar Power (Huizhou) Co., Ltd., a wholly-owned Chinese subsidiary of Ritar International Group Limited, which is not yet operating;

•	“Hengyang Ritar” refer to Hengyang Ritar Power Co., Ltd., a newly-formed wholly-owned Chinese subsidiary of Shenzhen Ritar;

•	“China,” “Chinese” and “PRC” refer to the People’s Republic of China;

•	“BVI” refer to the British Virgin Islands;

•	“SEC” refer to the United States Securities and Exchange Commission;

•	“Securities Act” refer to the Securities Act of 1933, as amended;

•	“Exchange Act” refer to the Securities Exchange Act of 1934, as amended;

•	“RMB” refer to Renminbi, the legal currency of China; and

•	“U.S. dollar,” “$” and “US$” refer to the legal currency of the United States.

Except where specifically indicated, all common share numbers contained in this prospectus are adjusted to reflect the 1-for-14.75 reverse split of our common stock that occurred on July 7, 2006.

The Company

Overview of Our Business

We are one of the leading manufacturers of lead-acid batteries in China. Through our Chinese subsidiaries, we design, develop, manufacture and sell environmentally friendly lead-acid batteries with a wide range of applications and capacities, including telecommunications, uninterrupted powers source devices, light electric vehicles and alternative energy production (solar and wind power). We conduct all of our operations in China. Our access to China’s supply of low-cost skilled labor, raw materials, machinery and facilities enables us to price our products competitively in an increasingly price-sensitive market. We market, sell and service our 6 series and 197 models of “Ritar” branded, cadmium-free, valve-regulated lead-acid, or VRLA, batteries in China and internationally.

Our client base mainly includes international uninterruptible power source, or UPS, manufacturers, including OKIN Gesellschaft fur Antriebstechnik mbH, Phoenixtec Electronics (Shenzhen) Co. Ltd and SSB Battery Service GmbH, and telecommunications operators such as China Telecom Corporation Limited, China Mobile Communication Corporation, China Network Communications Group Corporation, Siemens AG, and Lucent Technologies. A majority of our products are sold outside of China, with overseas sales accounting for 78.20% of our total revenue for the first quarter of 2008. Our major export markets are Germany, India, Italy, the United States and Brazil.

We recently completed construction of the first phase of our new technical and manufacturing complex at Hengyang Ritar. The lead acid battery production at this facility began at the end of April 2008. Our total current annual designed production capacity of lead acid battery is approximately 2.51 million kilowatt-hours. Through our manufacturing facilities located in Shenzhen, Shanghai and Hengyang, we currently have 17 lead acid battery production lines that are operational. Eleven of them are located at Shenzhen, three of them are located at Shanghai and the remaining three are located at Hengyang.

Business Strategy

Our goal is to build on our existing strengths to become a global leader in the development and manufacturing of lead-acid batteries. We are committed to providing high quality products, responsive service and competitive prices in the niche market of lead-acid batteries. We intend to profitably grow our business by pursuing the following strategies:

•
Increase production capacity. The construction of the first phase of our new technical and manufacturing complex at our wholly-owned subsidiary Hengyang Ritar has been completed and our lead acid battery production started in April of 2008. The new production lines will increase our production capacity for lead acid batteries by 100% by the end of 2008. In addition, in the second quarter of 2008, the production of lead plates will commence at Hengyang Ritar. Upon completion of the second phase construction at Hengyang Ritar, our battery production capacity is expected to be roughly quadrupled as compared to 2007 levels and lead plate capacity will reach 45,000 metric tons per year, which is expected to be sufficient to provide lead plates for approximately 50%-60% of our batteries.

•
Improve production cost-efficiency through vertical integration. Hengyang Ritar is strategically located near lead mining reserves in Shuikou Shan, Hunan, which will allow us to more readily secure a long-term supply of lead for our batteries. In the second quarter of 2008, Hengyang Ritar will commence production of lead plates, which comprises approximately 81% of the cost of our lead acid batteries. We expect that vertically integrating the production of lead plates will provide an approximate 3%-6% improvement in gross margins for the Company in the long-term.

•
Targeting niche applications. We target niche applications within the lead acid battery market, avoiding the highly competitive automotive market. Our batteries are primarily used in UPS, telecommunications, alternative energy (solar and wind power), and LEV applications. We expect that in these markets, where our gel compound/photovoltaic batteries have demonstrated competitive advantages, our revenues will grow at faster rates than the overall economy for the next few years.

•
Strengthen our research and development efforts. We intend to continue to strengthen our research and development capacities in order to provide high-quality products and a wide spectrum of value-added services and further build up our brand in both Chinese and the international market. In particular, our research and development efforts will focus on the following:

o
Developing our Nano Battery, which has a higher storage capacity, longer life cycle and higher discharge rate than our other lead acid battery products with the same storage capacity, yet will be smaller and lighter. We expect to be the first company in China for commercial production of this product.

o	Developing United Liquid Alloy Batteries, which have longer life cycle and weigh less than half of our other lead acid batteries with the same storage capacity.

Acquisition of Ritar and Related Financing

On February 16, 2007, we completed a reverse acquisition transaction with Ritar International Group Limited whereby we issued to the shareholders of Ritar International Group Limited 11,694,663 shares of our common stock in exchange for all of the issued and outstanding capital stock of Ritar International Group Limited. Ritar International Group Limited thereby became our wholly owned subsidiary and the former shareholders of Ritar International Group Limited became our stockholders.

Ritar International Group Limited was incorporated in the BVI in July 2006 and currently has three operating subsidiaries: Shenzhen Ritar, Shanghai Ritar and Hengyang Ritar. Shenzhen Ritar, wholly owned by Ritar International Group Limited, was incorporated in China in May 2002. Shanghai Ritar was incorporated in China in August 2003. Shanghai Ritar is now 95% owned by Shenzhen Ritar and 5% owned by Mr. Jiada Hu. In November 2006, Ritar International Group Limited formed a wholly owned subsidiary, Huizhou Ritar, in Guangdong Province, China. Huizhou Ritar is not yet operating. In April 2007, Shenzhen Ritar formed a new subsidiary, Hengyang Ritar, in Hunan Province, China. Hengyang Ritar commenced its production at the end of April 2008.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with Ritar International Group Limited as the acquiror and China Ritar Power Corp. as the acquired party. When we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of China Ritar Power Corp. on a consolidated basis unless the context suggests otherwise or as otherwise indicated.

Contemporaneous with the reverse acquisition of Ritar International Group Limited, we also completed a private placement pursuant to which we issued and sold 5,724,292 shares of our common stock to certain investors. In addition, we granted to the same investors three-year warrants to purchase 1,317,746 shares of our common stock at $2.78 per share. As a result of this private placement we raised approximately $12.25 million in gross proceeds, which left us with approximately $10.71 million in net proceeds after the deduction of offering expenses in the amount of approximately $1.54 million. In connection with this private placement, we paid the placement agent, Roth Capital Partners, LLC, a placement agency fee of $600,249.27 and placement agent counsel fee of $50,000. We also issued to the placement agent a warrant for the purchase of 286,215 shares of our common stock in the aggregate. In addition, on February 16, 2007, Mr. Jiada Hu sold 864,486 shares of our common stock owned by him to the same investors in exchange for $1,850,000. We did not directly receive the proceeds from the sale of these shares of common stock by Mr. Hu. However, Mr. Hu used these proceeds to repay in full an outstanding loan that we made to Mr. Hu in September 2006. We are under contractual obligation to register the shares of our common stock sold to the investors in the private placement as well as shares of common stock issuable upon exercise of the warrants we issued to these investors and the placement agent in connection with this private placement within a pre-defined period.

In connection with the private placement on February 16, 2007, our largest stockholder, Jiada Hu entered into an escrow agreement with the private placement investors. Pursuant to the escrow agreement, Mr. Hu agreed to certain “make good” provisions. In the escrow agreement, we established minimum after tax net income thresholds of $5,678,000 for the fiscal year ended December 31, 2007 and $8,200,000 for the fiscal year ending December 31, 2008. Mr. Hu deposited a total of 3,601,309 shares, to be equitably adjusted for stock splits, stock dividends and similar adjustments, of the common stock of China Ritar Power Corp. into escrow with Securities Transfer Corporation under the escrow agreement. In the event that the minimum after tax net income thresholds for the fiscal year 2007 or the fiscal year 2008 are not achieved, then the investors will be entitled to receive from Mr. Hu additional shares of our common stock deposited in escrow based upon on a pre-defined formula agreed to between the investors and Mr. Hu. We achieved our net income thresholds for 2007. 1,800,654 shares of our common stock owned by Mr. Hu were released back to him and an expense of $3,853,401 was recorded under compensation expense for the year ended December 31, 2007.

Corporate Information

We were originally organized under the laws of the State of Utah on May 21, 1985 under the name Concept Capital Corporation. On July 7, 2006, in order to change the domicile of Concept Capital Corporation from Utah to Nevada, Concept Capital Corporation was merged with and into Concept Ventures Corporation, a Nevada corporation. From our inception in 1985 until February 16, 2007 when we completed a reverse acquisition transaction with Ritar International Group Limited, whose subsidiary companies originally commenced business in May 2002, we were a blank check company and did not engage in active business operations other than our search for, and evaluation of, potential business opportunities for acquisition or participation. We amended our articles of incorporation on March 26, 2007 and changed our name to China Ritar Power Corp. to more accurately reflect our current business operations.

The following chart reflects our organizational structure as of the date of this prospectus:

Our corporate headquarters are located at Room 405, Tower C, Huahan Building, 16 Langshan Road, North High-Tech Industrial Park, Nanshan District, Shenzhen, 518057, China. Our telephone number is (86) 755-83475380. We maintain a website at www.ritarpower.com that contains information about us, but that information is not a part of this prospectus.

The Offering

Common stock offered by selling stockholders
4,579,067 shares, consisting of 3,605,945 outstanding shares owned by selling stockholders and 973,122 shares issuable upon the exercise of certain warrants held by the selling stockholders. This number represents 33.33% of our current outstanding common stock, on a fully diluted basis.

Common stock outstanding before the offering	19,134,992 shares.

Common stock outstanding after the offering, assuming all warrants are exercised	20,108,114 shares.

Proceeds to us
We will not receive any proceeds from the sale of common stock covered by this prospectus. To the extent that the selling stockholders exercise, for cash, all of the warrants covering the 973,122 shares of common stock registered for resale under this prospectus, we would receive $2,522,101 in the aggregate from such exercises. We intend to use such proceeds for general corporate and working capital purposes.

Risk Factors	You should read “Risk Factors” for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our common stock.

Summary Consolidated Financial Information

The following summary consolidated statement of income data for the years ended December 31, 2007, 2006 and 2005 and the consolidated balance sheet data as of December 31, 2007 and 2006 are derived from the audited consolidated financial statements of China Ritar Power Corp. included in this prospectus. The summary consolidated statement of income data for the periods ended March 31, 2008 and 2007 and the consolidated balance sheet data as of March 31, 2008 are derived from our unaudited consolidated financial statements included in this prospectus. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of our results for any future periods.

(All amounts, other than per share data, in thousands of U.S. dollar)

Statement of Income	Three Months Ended March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005
	(Unaudited)	(Unaudited)

Revenue	$19,255	$8,828	$73,347	$40,933	$22,817

Operating expenses	2,706	973	11,118	3,602	2,686

Operating profit	1,328	649	4,263	4,685	1,325

Income taxes	405	51	785	353	128

Net income	534	416	2,642	3,862	1,061

Earnings (Loss) Per Share
Basic	0.03	0.03	0.15	0.33	0.09
Diluted	0.03	0.03	0.14	0.33	0.09

	As of March 31,	As of December 31,
Balance Sheet Data	2008	2007	2006
	(Unaudited)

Working capital	$18,091	$16,871	$3,371

Current assets	39,701	38,432	16,230

Total assets	48,021	45,382	18,335

Current liabilities	21,610	21,561	12,859

Total liabilities	21,841	21,698	13,019

Stockholders’ equity	26,165	23,656	5,265

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We operate in an extremely competitive industry and are subject to continual pricing pressure that could negatively affect our financial results.

We compete with a number of major domestic and international manufacturers and distributors of lead-acid batteries, as well as a large number of smaller, regional competitors. Due to excess capacity in some sectors of our industry, consolidation among industrial battery purchasers and the financial difficulties experienced by several of our competitors, we have been subject to continual and significant pricing pressures. Several of our competitors have strong technical, marketing, sales, manufacturing, distribution and other resources, as well as significant name recognition, established positions in the market and long-standing relationships with original equipment manufacturers and other customers. In addition, some of our competitors own lead smelting facilities which, during periods of lead cost increases or price volatility, may provide a competitive pricing advantage and reduce their exposure to volatile raw material costs. Our ability to maintain and improve our operating margins has depended, and continues to depend, on our ability to control and reduce our costs. We cannot assure you that we will be able to continue to reduce our operating expenses, to raise or maintain our prices or increase our unit volume, in order to maintain or improve our operating results.

Cyclical industry conditions have adversely affected, and may continue to adversely affect, the results of our operations.

Our operating results are affected by the general cyclical pattern of the industries in which our major customer groups operate, and the overall economic conditions in which we and our customers operate. All of our target client segments are heavily dependent on the end-user markets they serve, such as LEV, telecommunications, and UPS. A weak capital expenditure environment in these markets has had, and can be expected to have, a material adverse effect on the results of our operations.

Our results of operations can be significantly affected by the volatility in the prices of the raw materials that we use to produce our products.

Our raw materials costs are volatile and expose us to significant fluctuations in our product costs. We employ significant amounts of lead, plastics, and other materials in our manufacturing processes. Lead is our most significant raw material and represents approximately 75% of our total raw materials costs. The costs of these raw materials, particularly lead, are volatile and beyond our control. Volatile raw materials costs can significantly affect our operating results and make period-to-period comparisons extremely difficult. We may not be able to hedge our raw material requirements at a reasonable cost or to pass on to our customers the increased costs of our raw materials.

Compliance with environmental regulations can be expensive, and our failure to comply with these regulations may result in adverse publicity and a material adverse effect on our business.

As a manufacturer, we are subject to various Chinese environmental laws and regulations on air emission, waste water discharge, solid wastes and noise. Although we believe that our operations are in substantial compliance with current environmental laws and regulations, we may not be able to comply with these regulations at all times as the Chinese environmental legal regime is evolving and becoming more stringent. Therefore, if the Chinese government imposes more stringent regulations in the future, we will have to incur additional and potentially substantial costs and expenses in order to comply with new regulations, which may negatively affect our results of operations. If we fail to comply with any of the present or future environmental regulations in any material aspects, we may suffer from negative publicity and may be required to pay substantial fines, suspend or even cease operations. Failure to comply with Chinese environmental laws and regulations may materially and adversely affect our business, financial condition and results of operations.

Our failure to introduce new products and product enhancements and broad market acceptance of new technologies introduced by our competitors could adversely affect our business.

Many new energy storage technologies, other than lead-acid, have been introduced over the past few years. In addition, recent advances in fuel cell and flywheel technology have been introduced for use in selected applications that compete with the end uses for lead-acid industrial batteries. For many important and growing markets, such as aerospace and defense, lithium-based battery technologies have large and growing market shares and lead-acid technologies have decreasing market shares. Our ability to achieve significant and sustained penetration of key developing markets, including aerospace and defense, will depend upon our success in developing or acquiring these and other technologies, either independently, through joint ventures or through acquisitions. If we fail to develop or acquire, and to manufacture and sell, products that satisfy our customers’ demands, or if we fail to respond effectively to new product announcements by our competitors by quickly introducing competitive products, market acceptance of our products could be reduced and our business could be adversely affected.

We may not be able to adequately protect our proprietary intellectual property and technology, which may harm our competitive position and result in increased expenses incurred to enforce our rights.

We rely on a combination of copyright, trademark, patent and trade secret laws, non-disclosure agreements and other confidentiality procedures and contractual provisions to establish, protect and maintain our proprietary intellectual property and technology and other confidential information. Some of these technologies, especially in thin plate pure lead technology, are important to our business and are not protected by patents. Despite our efforts, the steps we have taken to protect our proprietary intellectual property and technology and other confidential information may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights. Protecting against the unauthorized use of our products, trademarks and other proprietary rights is also expensive, difficult and, in some cases, impossible. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management resources, either of which could harm our business, operating results and financial condition.

Product branding is important to us and if our brands are misappropriated our reputation could be harmed which could result in lower sales having a negative impact on our financial results.

We rely upon a combination of trademark, licensing and contractual covenants to establish and protect the brand names of our products. We have registered our trademark in the Trademark Office of China. In many market segments, our reputation is closely related to our brand names. Monitoring unauthorized use of our brand names is difficult, and we cannot be certain that the steps we have taken will prevent their unauthorized use, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in China. Our brand names may be misappropriated or utilized without our consent and such actions may have a material adverse effect on our reputation and on the results of our operations.

If we grow through acquisitions and fail to successfully integrate acquired companies, our operations could be disrupted and management could become distracted by integration issues.

As part of our business strategy, we plan to grow in part by acquiring other product lines, technologies or facilities that complement or expand our existing business. We may be unable to implement this part of our business strategy and may not be able to make acquisitions to continue our growth. There is significant competition for acquisition targets in the industrial battery industry. We may not be able to identify suitable acquisition candidates or negotiate attractive terms. In addition, we may have difficulty obtaining the financing necessary to complete transactions that we pursue. Future acquisitions may involve the issuance of our equity securities as payment, in part or in full, for the businesses or assets acquired. Any future issuances of equity securities would dilute your ownership interests. In addition, future acquisitions might not increase, and may even decrease, our earnings or earnings per share and the benefits derived by us from an acquisition might not outweigh or might not exceed the dilutive effect of the acquisition. We also may incur additional debt or suffer adverse tax and accounting consequences in connection with any future acquisitions, although we currently do not have any identified future acquisition targets.

Where we are successful in completing acquisitions, we might experience difficulties in integrating the acquired business or assets. Acquisitions might result in unanticipated liabilities, unforeseen expenses and distraction of management’s time and attention. We cannot assure you that our acquisition strategy will be successful.

A significant portion of our sales are derived from a limited number of customers, and results from operations could be adversely affected and stockholder value harmed if we lose these customers.

A significant portion of our revenues has been historically derived from a limited number of customers. For the fiscal years ended December 31, 2007, 2006 and 2005, over 41%, 45% and 40% of our revenues, respectively, were derived from our ten largest customers. The loss of any of these significant customers that is not accompanied by the retention of new business in similar volume would adversely affect our revenues and stockholder value.

Our products could be subject to product liability claims by customers and/or consumers, which would adversely affect our profit margins, results of operations and stockholder value.

A significant portion of our products are used in light electric vehicles, such as electric scooters. If our products are not properly designed or built and/or personal injuries are sustained as a result of our equipment, we could be subject to claims for damages based on theories of product liability and other legal theories. The costs and resources to defend such claims could be substantial and, if such claims are successful, we could be responsible for paying some or all of the damages. Also, our reputation could be adversely affected, regardless of whether such claims are successful. Any of these results would adversely affect our profit margins, results from operations and stockholder value.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We have operations, agreements with third parties and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants, sales agents or distributors of our Company, even though these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Expansion of our business may put added pressure on our management and operational infrastructure impeding our ability to meet any increased demand for our cadmium-free, valve-regulated lead-acid products and possibly hurting our operating results.

Our business plan is to significantly grow our operations to meet anticipated growth in demand for existing products, and by the introduction of new product offerings. Our planned growth includes the construction of new production lines to be put into operation over the next twelve months. Growth in our business may place a significant strain on our personnel, management, financial systems and other resources. The evolution of our business also presents numerous risks and challenges, including:

•	our ability to successfully and rapidly expand sales to potential customers in response to potentially increasing demand;

•	the costs associated with such growth, which are difficult to quantify, but could be significant; and

•	rapid technological change.

To accommodate any such growth and compete effectively, we may need to obtain additional funding to improve information systems, procedures and controls and expand, train, motivate and manage our employees, and such funding may not be available in sufficient quantities, if at all. If we are not able to manage these activities and implement these strategies successfully to expand to meet any increased demand, our operating results could suffer.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Jiada Hu, our Chief Executive Officer, President, Secretary and Treasurer, Jianjun Zeng, our Chief Operating Officer, Degang He, our Chief Technology Officer, and Zhenghua Cai, our Chief Financial Officer. They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations. If we lose a key employee or if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the manufacturing, technical, marketing and sales aspects of our business, any part of which could be harmed by further turnover.

We do not have any independent directors and may be unable to appoint any qualified independent directors.

We currently do not have any independent directors. We plan to appoint a number of independent directors which will constitute a majority of our board of directors before our common stock is listed on a national securities exchange or NASDAQ, but we may not be able to identify independent directors qualified to be on our board.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have the operating effectiveness of our internal controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on the operating effectiveness of our internal controls. We have been subject to this requirement commencing with our fiscal year ended December 31, 2007 and a report of our management was included under Item 9A(T) of our Annual Report on Form 10-K for the fiscal year of 2007. Our management has concluded that our internal controls over our financial reporting are effective for the period covered by this Annual Report. However, in the future, our management may conclude that our internal controls over our financial reporting are not effective due to the identification of one or more material weaknesses, or our independent registered public accounting firm may issue an adverse opinion on our internal control over financial reporting if one or more material weaknesses are identified. We can provide no assurance that we will comply with all of the requirements imposed by SOX 404 and there can be no positive assurance that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

Our holding company structure may limit the payment of dividends to our stockholders.

China Ritar Power Corp. has no direct business operations, other than its ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

PRC regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with PRC accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to PRC accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under PRC accounting standards and regulations to first fund certain reserve funds as required by PRC accounting standards, we will be unable to pay any dividends.

RISKS RELATED TO DOING BUSINESS IN CHINA

Adverse changes in China’s political or economic situation could harm us and our operational results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	Level of government involvement in the economy;

•	Control of foreign exchange;

•	Methods of allocating resources;

•	Balance of payments position;

•	International trade restrictions; and

•	International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against us or any of these persons.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business profitably in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could harm our operations.

A renewed outbreak of SARS or another widespread public health problem in China, where our operations are conducted, could have a negative effect on our operations.

Our operations may be impacted by a number of health-related factors, including the following:

•	quarantines or closures of some of our offices which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could damage our operations.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in RMB and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (i) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (ii) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (iii) covering the use of existing offshore entities for offshore financings; (iv) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (v) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We believe our stockholders who are PRC residents as defined in Circular 75 have registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations that became effective on September 8, 2006.

On August 8, 2006, six PRC regulatory agencies promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, governs the approval process by which a PRC company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the new regulation will require the PRC parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the new regulation, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

The new regulation allows PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the Ministry of Commerce and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our stockholders’ economic interests.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and RMB.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into RMB for our operational needs and should the RMB appreciate against the U.S. dollar at that time, our financial position, the business of the company, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or Nasdaq system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock”, we may become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Our largest stockholder, Jiada Hu, holds a significant percentage of our outstanding voting securities and accordingly may make decisions regarding our daily operations, significant corporate transactions and other matters that other stockholders may believe are not in their best interests.

Mr. Jiada Hu, our CEO and President, is the beneficial owner of approximately 43.46% of our outstanding voting securities. As a result, he possesses significant influence over the election of our board of directors and significant corporate transactions. His ownership may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer. Other stockholders may believe that these future decisions made by Mr. Hu are not in their best interests.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of these terms, and other comparable terminology, although not all forward-looking statements contain these identifying words. These forward-looking statements, which are subject to risks, uncertainties, and assumptions, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied by the forward-looking statements. Those factors include, but are not limited to, the highly competitive nature of the markets in which we sell our products, changes in demand for our products and services, our ability to develop new products and services, competitive pressures, risks associated with the integration of acquisitions, changes in laws and regulations governing our business and the other factors discussed under the caption “Risk Factors.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Except as required by law, we are under no duty to update any of these forward-looking statements publicly after the date of this prospectus to conform our prior statements to actual results or revised expectations.

USE OF PROCEEDS

We will not receive proceeds from the sales by the selling stockholders but we will receive funds from the exercise of the warrants held by the selling stockholders if and when those warrants are exercised for cash. We will utilize any proceeds from the exercise of such warrants for general corporate and working capital purposes. We will have complete discretion over how we may use the proceeds, if any, from any exercise of the warrants.

DIVIDEND POLICY

On June 9, 2006, our board of directors declared a special cash dividend in the amount of $1.475 (on a post-split basis) per share of common stock, payable on July 5, 2006 to shareholders of record as of June 22, 2006, the record date. An aggregate dividend of $442,500 was paid on July 5, 2006. Except for such dividend, we have never declared or paid cash dividends.

We anticipate that we will retain all of our future earnings, if any, for use in the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors, based on our financial condition, results of operations, earnings, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted under the symbol “CRTP.OB” on the Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc., but had not been traded in the Over-The-Counter market except on a limited and sporadic basis. The CUSIP number is 169423 100.

As of February 15, 2007, the closing price for our common stock on the OTC Bulletin Board was $5.50. The following table sets forth, for the periods indicated, the high and low closing prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. These prices are adjusted to reflect the 1-for-14.75 reverse split of our common stock that occurred on July 7, 2006.

	Closing Prices (1)
	High	Low
Year Ended December 31, 2008
1st Quarter	$11.00	$2.45
2nd Quarter (through June 20, 2008)	$5.33	$2.67

Year Ended December 31, 2007
1st Quarter	$5.90	$5.00
2nd Quarter	$6.20	$4.30
3rd Quarter	$10.35	$4.95
4th Quarter	$12.50	$4.95

Year Ended December 31, 2006
1st Quarter	$4.72	$3.69
2nd Quarter	$6.49	$4.72
3rd Quarter	$6.20	$5.90
4th Quarter	$6.88	$5.50

________________________

(1) The above tables set forth the range of high and low closing prices per share of our common stock as reported by www.quotemedia.com for the periods indicated.

Approximate Number of Holders of Our Common Stock

On June 20, 2008, there were approximately 69 stockholders of record of our common stock. The number of record holders does not include persons who held our common stock in nominee or “street name” accounts through brokers.

DILUTION

Our net tangible book value as of March 31, 2008 was $1.37 per share of common stock. Net tangible book value is determined by dividing our tangible book value (total assets less intangible assets including know-how, trademarks and patents and less total liabilities) by the number of outstanding shares of our capital stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. However, we have 1,384,337 warrants outstanding, among which 1,098,122 warrants can be exercised at $2.78 per share and 286,215 warrants can be exercised at $2.14 per share. These warrants may have a dilutive effect depending on our tangible book value at the time of their exercise.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We are a holding company that only operates through our indirect Chinese subsidiaries. Through our Chinese subsidiaries, we design, develop, manufacture and sell environmentally friendly lead-acid batteries with a wide range of applications and capacities, especially in the LEV segment, in China. We market, sell and service our 6 series and 197 models of “Ritar” branded, cadmium-free, VRLA batteries in China and internationally.

Our revenue increased from $22.8 million in fiscal year 2005 to $40.9 million in fiscal year 2006 and $73.3 million in fiscal year 2007, representing a compounded annual growth rate of approximately 79.3%. These significant increases reflect our success in expanding our production lines and our increasing market penetration. We continually seek to broaden our market reach by introducing new production lines and improving our profit margin through increased vertical integration. We recently completed construction of the first phase of our new technical and manufacturing complex at Hengyang Ritar. The lead acid battery production at this facility began at the end of April 2008. Our total current annual designed production capacity of lead acid battery is approximately 2.51 million kilowatt-hours. Through our manufacturing facilities located in Shenzhen, Shanghai and Hengyang, we currently have 17 lead acid battery production lines that are operational. Eleven of them are located at Shenzhen, three of them are located at Shanghai and the remaining three are located at Hengyang.

Opportunity for Growth

In the past, we have not had sufficient capital to meet the production demand of some of our clients. In December 2005, we began to expand our production capacity in an attempt to begin to meet our clients’ actual demand for our products by constructing a new production line that can produce approximately 53,472 units of our products per month. In June 2006, we again expanded our capacity by constructing another 53,472 units per month production line. The construction of the first phase of our new technical and manufacturing complex in Hengyang City, Hunan Province has been completed on March 20, 2008 and three of five lead acid battery production lines began to be operational on April 27, 2008. The other two lead acid battery production lines are expected to commence operating in June of this year. Our annual designed production capacity of all five production lines at Hengyang Ritar is approximately 1.25 million kilowatt-hours. Currently, we have 220 employees at Hengyang Ritar and expect to increase the number of our employees at this facility to 600 within the next three months. In addition, by the end of June of this year, we expect that our lead plate production line with an annual designed production capacity of 15,000 tons per year will start operating.

Weaknesses and Uncertainties that Affect our Financial Condition

Our primary challenge is our potential inability to produce enough of our products to satisfy the increased demand for our products due to the shortage of enough working capital and limited production capacity. Currently we can only meet about one-third of the demand from our clients during the peak period for our products, which falls between May to November of each calendar year. We did not have enough working capital to buy raw materials and the utilization rate of our production capacity was approximately 80%. In order to meet the projected demand for our products in the future, we need to increase our working capital and build additional manufacturing lines. We have raised a total of approximately $12.25 million in gross proceeds in the private placement that we closed on February 16, 2007, which left us with approximately $10.71 million in net proceeds after the deduction of offering expenses in the amount of approximately $1.54 million. Among them, we expect to use approximately $5.55 million of the proceeds to acquire land and buildings and to build additional production lines, $266,000 for transportation equipment, $139,000 for office equipment and the remaining approximately $4.76 million for working capital. With the increased working capital and capacity, we believe that we will be able to increase our ability to meet the demand for our products from our clients.

Revenue

Our revenue is generated from sales of our lead-acid batteries. The following table sets forth the breakdown of our revenues by battery cell type for the periods indicated.

(All amounts in thousands of U.S. dollar)

	Three Months Ended March 31,	Years Ended December 31,
	2008	2007	2006	2005
Components of Revenues
Total revenue	$19,255	$73,347	$40,933	$22,817
Revenue by Product or Product Line
LEV	$1,926	$19,206	$25,805	$12,013
UPS and Telecommunications	$17,329	$54,141	$15,128	$10,804

Cost of Revenue

Cost of revenue includes our direct costs to manufacture our products, such as the cost of our raw materials, employee remuneration for staff engaged in production activity, and related expenses that are directly attributable to the production of products.

Gross Profit and Gross Margin

Gross profit is equal to the difference between our revenue and the cost of revenue. Gross margin is equal to gross profit divided by revenue. Between fiscal years 2005 and 2007, we were able to maintain gross margins between approximately 18% to 21%. Gross margins in such years for domestic and international sales were approximately 18% and 22%, respectively. Changes in our gross margins are primarily driven by small changes in cost of goods sold as percentage of revenues due to our large-scale production and decreased raw materials per unit product and decreased direct labor used per unit product.

To gain market penetration, we price our products at levels that we believe are competitive. Through our continuous efforts to improve manufacturing efficiencies and reduce our production costs, we believe that we offer products of comparable quality to our Chinese and international competitors at lower prices. General economic conditions, cost of raw materials as well as supply and demand of lead-acid batteries within our markets influence sales prices. Our high-end, value-added products generally tend to have higher profit margins.

Operating Expenses

Our operating expenses consist of salaries, sales commission and other selling expense and general and administrative expenses. We expect most components of our operating expenses will increase as our business grows and as we incur increased costs related to being a public company.

Provision for Income Taxes

United States

China Ritar Power Corp. was incorporated in the United States and is subject to United States federal income tax at a tax rate of 34%. No provisions for income taxes have been made as the Company has no taxable income for the first quarter of 2008.

BVI

Ritar International Group Limited was incorporated in the BVI and is not subject to income taxes under the current laws of the BVI.

PRC

Before the implementation of the enterprise income tax, or EIT, law (as discussed below), Foreign Invested Enterprises, or FIE, established in the PRC are generally subject to an EIT rate of 33.0%, which includes a 30.0% state income tax and a 3.0% local income tax. On March 16, 2007, the National People’s Congress of China passed the new Corporate Income Tax Law, or EIT Law, and on November 28, 2007, the State Council of China passed the Implementing Rules for the EIT Law, or Implementing Rules, which took effect on January 1, 2008. The EIT Law and Implementing Rules impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. Therefore, nearly all FIEs are subject to the new tax rate alongside other domestic businesses rather than benefiting from the old tax laws applicable to FIEs, and its associated preferential tax treatments, beginning January 1, 2008.

Despite these pending changes, the EIT Law gives the FIEs established before March 16, 2007, or Old FIEs, a five-year grandfather period during which they can continue to enjoy their existing preferential tax treatments. During this five-year grandfather period, the Old FIEs which enjoyed tax rates lower than 25% under the original EIT Law shall gradually increase their EIT rate by 2% per year until the tax rate reaches 25%. In addition, the Old FIEs that are eligible for the “two-year exemption and three-year half reduction” or “five-year exemption and five-year half-reduction” under the original EIT Law, are allowed to remain to enjoy their preference until these holidays expire. The discontinuation of any such special or preferential tax treatment or other incentives would have an adverse effect on any organization’s business, fiscal condition and current operations in China.

In addition to the changes to the current tax structure, under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to a EIT of 25.0% on its global income. The Implementing Rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that the Company should be classified as a resident enterprise, then the organization’s global income will be subject to PRC income tax of 25.0%.

Under the income tax law and the related implementing rules, FIEs engaging in manufacturing businesses with a term of operation exceeding ten years may, subject to approval from local taxation authorities, be entitled to a two-year tax exemption from PRC EIT starting from the year they become profitable and a 50.0% tax reduction for the three years thereafter.

Our subsidiary, Shenzhen Ritar, is subject to Chinese EIT at a rate of 15% of the assessable profits. As approved by the local tax authority in the PRC, Shenzhen Ritar was entitled to a two-year exemption from EIT followed by 50% tax exemption for the next three years, commencing from the first cumulative profit-making year in the fiscal financial year of 2003. Accordingly, Shenzhen Ritar was subject to a tax rate of 7.5% for 2005, 2006 and 2007.

Shanghai Ritar was subject to a tax rate of 2.31% of its total revenue in 2007 and is subject to a tax rate of 25% since 2008.

Huizhou Ritar and Hengyang Ritar did not commence business during the first quarter of 2008.

The Company uses the asset and liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. There are no material timing differences and therefore no deferred tax asset or liability at March 31, 2008. There are no net operating loss carry forwards at March 31, 2008.

Results of Operations

The following tables set forth key components of results of our operations for the periods indicated, both in dollars and as a percentage of sales revenues.

	Three Months Ended March 31, 2008		Three Months Ended March 31, 2007		Year Ended December 31, 2007		Year Ended December 31, 2006		Year Ended December 31, 2005
	In Thousands	As a percentage of revenues	In Thousands	As a percentage of revenues	In Thousands	As a percentage of revenues	In Thousands	As a percentage of revenues	In Thousands	As a percentage of revenues
Revenues	19,255	100%	8,828	100%	73,347	100%	40,933	100%	22,817	100%
Cost of Sales	(15,221)	(79.05)%	(7,206)	(81.63)%	(57,966)	(79.03)%	(32,646)	(79.75)%	(18,806)	(82.42)%

Gross Profit	4,034	20.95%	1,622	18.37%	15,381	20.97%	8,287	20.25%	4,011	17.58%

Operating Expenses
Salaries	(1,211)	(6.29)%	(269)	(3.05)%	(5,024)	(6.85)%	(622)	(1.52)%	(350)	(1.53)%
Sales Commission	(179)	(0.93)%	(126)	(1.43)%	(1,236)	(1.69)%	(507)	(1.24)%	(419)	(1.84)%
Other selling, general and administrative expenses	(1,316)	(6.83)%	(578)	(6.55)%	(4,858)	(6.63)%	(2,473)	(6.04)%	(1,917)	(8.40)%
	(2,706)	(14.05)%	(973)	(11.03)%	(11,118)	(15.16)%	(3,602)	(8.80)%	(2,686)	(11.77)%

Operating Profit	1,328	6.90%	649	7.35%	4,263	5.81%	4,685	11.45%	1,325	5.81%

Other Income and (Expenses)
Interest Income	46	0.24%	5	0.06%	51	0.07%	7	0.02%	4	0.02%
Government grants	-	-	-	-	39	0.05%	-	-	2	0.01%
Gain on disposal of subsidiaries	-	-	-	-	-	-	37	0.09%	-	-
Other income	-	-	-	-	3	-	3	0.01%	2	0.01%
Finance charges	(142)	(0.74)%	(84)	(0.95)%	(278)	(3.79)%	(185)	(0.45)%	(92)	(0.40)%
Foreign currency exchange loss	(306)	(1.59)%	(102)	(1.16)%	(667)	(0.91)%	(275)	(0.67)%	(37)	(0.16)%
Other expenses	(1)	(0.00)%	(1)	(0.01)%	(10)	(0.01)%	(6)	(0.01)%	(3)	(0.01)%
Other income (expenses)	(403)	(2.10)%	(182)	(2.06)%	(861)	(1.18)%	(418)	(1.01)%	(124)	(0.54)%

Income before income taxes and minority interests	925	4.80%	467	5.29%	3,401	4.62%	4,267	10.44%	1,201	5.26%

Income taxes	(405)	(2.10)%	(51)	(0.57)%	(785)	(1.07)%	(354)	(0.86)%	(128)	(0.56)%

Income before minority interests	520	2.70%	416	4.71%	2,617	3.55%	3,913	9.58%	1,073	4.71%

Minority interests share loss (profits)	14	0.07%	0	0.00%	(26)	(0.03)%	(51)	(0.12)%	(12)	(0.05)%

Net income	534	2.77%	416	4.71%	2,642	3.58%	3,862	9.46%	1,061	4.66%

Other comprehensive income (loss)
Foreign currency translation adjustments	1,011	5.25%	54	0.61%	1,353	1.84%	52	0.13%	(1)	-

Comprehensive income	1,546	8.03%	470	5.32%	3,995	5.42%	3,914	9.59%	1,060	4.66%

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

Revenues. Revenues increased approximately $10.43 million, or 118.11%, to approximately $19.26 million for the three months ended March 31, 2008 from approximately $8.83 million for the same period in 2007. This increase was mainly attributable to the significant increase in sales of UPS and Telecommunications batteries in overseas markets by adopting active market strategies during the first quarter in 2008. In addition, because of our expanded production capacity and increased cash flows, we were able to fulfill more orders from our existing customers whose demands were not fully met in the previous years due to our limited production capacity. Furthermore, we raised our sale prices in order to offset the increased raw material price.

Cost of Sales. Our cost of sales increased approximately $8.01 million, or 111.23%, to approximately $15.22 million for the three months ended March 31, 2008, from approximately $7.21 million for the same period in 2007. This increase was due to a substantial increase of our sales volume. As a percentage of revenues, the cost of sales decreased to 79.05% during the three months ended March 31, 2008, from 81.63% for the same period of 2007. Such decrease of percentage of revenues resulted primarily from a reduction in unit cost of manufacturing as a result of increased large-scale production and adoption of more efficient technologies to decrease raw material consumption and cost of direct labor used per unit.

Gross Profit. Our gross profit increased approximately $2.41 million, or 148.71%, to approximately $4.03 million for the three months ended March 31, 2008, from approximately $1.62 million for the same period in 2007. Gross profit as a percentage of revenues was 20.95% for the three months ended March 31, 2008, an increase of 2.58% from 18.37% for the same period of 2007. Such percentage increase was mainly due to the decreased cost of goods sold as percentage of revenues as discussed above.

Salaries. Salaries increased approximately $0.94 million, or 349.72% to approximately $1.21million for the three months ended March 31, 2008 from $0.27 million for the same period in 2007. As a percentage of revenues, salaries increased to 6.29% for three months ended March 31, 2008 from 3.05% for the same period of 2007. We made the provision for the stock-based compensation of $0.96 million for the make good provision and we had no such compensation in the same period of 2007. This is the main reason to have an significant increase in salaries. Our salaries for the first quarter of 2008 would have been stable compared with those of the same period of 2007, if the expense of the make good provisions had not been recorded.

Stock-based compensation. Stock-based compensation was approximately $0.96 million for the three months ended March 31, 2008. We had no stock-based compensation in the same period of 2007. The increase of stock-based compensation was attributable to the provision of the make good provision expense for the three months ended March 31, 2008. In connection with the private placement on February 16, 2007, our largest shareholder, Mr. Jiada Hu entered into an escrow agreement with the private placement investors pursuant to which he agreed to certain “make good” provisions. In the escrow agreement, we established minimum after tax net income thresholds of $5,678,000 for the fiscal year ended December 31, 2007 and $8,200,000 for the fiscal year ending December 31, 2008. Mr. Hu deposited a total of 3,601,309 shares, to be equitably adjusted for stock splits, stock dividends and similar adjustments, of the common stock of China Ritar Power Corp. into escrow with Securities Transfer Corporation under the escrow agreement. In the event that the minimum after tax net income thresholds for the fiscal year 2007 or the fiscal year 2008 are not achieved, then the investors will be entitled to receive additional shares of our common stock deposited in escrow based upon on a pre-defined formula agreed to between the investors and Mr. Hu. Pursuant to SFAS No. 123R, Accounting for Stock-Based Compensation, if the net income threshold is met, the shares will be released back to the make good pledger and treated as an expense equal to the grant date fair value of the shares. We achieved our net income threshold for 2007 and as a result, approximately $3.85 million was recognized as an expense in accordance with SFAS No. 123R. For the fiscal year of 2008, we will probably achieve the net income thresholds and thus we recorded three months provision of make good provision amounting to $0.96 million as compensation expenses in salaries for the three months ended March 31, 2008.

Sales Commissions. Sales commissions increased approximately $0.05 million, or 42.06%, to approximately $0.18 million for the three months ended March 31, 2008, from approximately $0.13 million for the same period of 2007. As a percentage of revenues, sales commissions decreased to 0.93% for the three months ended March 31, 2008, from 1.43% for the same period of 2007. During the three months ended March 31, 2008, we did not develop a material number of new customers, but we realized increasing our sales to our existing customers through our expanded production. We have established excellent longstanding customer relationships and have a good reputation in the battery industry. Therefore, we were able to offer to our existing clients sales commissions at a comparatively very lower rate. As a result, our sales commissions during the three months ended March 31, 2008 did not increase proportionally as our sales increased.

Shipping and handling costs. Shipping and handling costs increased approximately $0.11 million, or 63.28%, to approximately $0.29 million for the three months ended March 31, 2008, from approximately $0.18 million for the same period of 2007. The dollar increase of shipping and handling was mainly attributable to the significantly expanded scale of our operations and continuing increased sales for the three months ended March 31, 2008. As a percentage of revenues, shipping and handling cost decreased to 1.50% for the three months ended March 31, 2008 from 2.01% for the same period of 2007. The percentage decrease of shipping and handling costs was mainly attributable to the economies of scale as the substantial increase of sales has brought down the unit cost of shipping and handling.

Other Selling, General and Administrative Expenses. Other selling, general and administrative expenses increased approximately $0.63 million, or 156.11%, to approximately $1.03 million for the three months ended March 31, 2008, from approximately $0.40 million for the same period of 2007. As a percentage of revenues, other selling, general and administrative expenses increased to 5.33% for the three months ended March 31, 2008 from 4.54% for the same period of 2007. The percentage increase of other selling, general and administrative expenses was mainly attributable to the increase of our listing expenses, research and development expenses, and the startup expenses of Hengyang Ritar. Furthermore, our significantly expanded scale of operations also resulted in the increase of other selling, general and administrative expenses.

Income Before Income Taxes and Minority Interest. Income before income taxes and minority interest increased approximately $0.46 million or 98.14%, to approximately $0.93 million for the three months ended March 31, 2008, from approximately $0.47 million for the same period of 2007. Income before income taxes and minority interest as a percentage of revenues decreased to 4.80% for the three months ended March 31, 2008 from 5.29% for the same period of 2007. The percentage decrease was mainly attributable to the provision of $0.96 million of the make good provisions for the three months ended March 31, 2008. Except for the provision of such expenses, income before income taxes and minority interest as a percentage of revenues increased to 9.81% for the three months ended March 31, 2008 from 5.29% for the same period of 2007. The percentage increase was mainly attributable to the decreased costs of sales and operating expenses as a percentage of revenues as discussed above.

Income Taxes. Income taxes increased approximately $0.35 million to approximately $0.41 million for the three months ended March 31, 2008, from approximately $0.05 million for the same period of 2007. We paid more taxes in the first quarter of 2008 mostly because of the increased income before income taxes and minority interests compared to the same period of 2007. In addition, our income tax rate of Shenzhen Ritar increased to 18% since January 1, 2008 from 7.5% in 2007.

Net Income. Net income increased approximately $0.11 million, or 28.30%, to approximately $0.53 million for the three months ended March 31, 2008, from approximately $0.42 million for the same period of 2007. The increase of net income was mainly attributable to the factors as discussed above.

Fiscal Years Ended December 31, 2007 and December 31, 2006.

Revenues. Revenues increased approximately $32.41 million, or 79.2%, to approximately $73.3 million for the year ended December 31, 2007, from approximately $40.9 million for the same period in 2006. This increase was mainly attributable to significantly increased sales of UPS and telecommunications batteries in overseas markets. As a result of active market strategies in 2007, we have successfully attracted more potential overseas customers to our excellent goods quality and reputation in the industry. In addition, because of our expanded production capacity and increased cash flows, we were able to fulfill more orders from our existing customers whose demands were not fully met in the previous years due to our limited production capacity. Furthermore, we raised our sale prices in order to offset increased raw material prices.

Cost of Sales. Our cost of sales increased approximately $25.32 million, or 77.6%, to approximately $57.97 million for the year ended December 31, 2007, from approximately $32.65 million for the same period in 2006. This increase was due to a substantial increase of our sales volume. As a percentage of revenues, the cost of sales decreased to 79% during the year ended December 31, 2007 from 80% for the same period of 2006. Such decrease was a result of economies of scale - increased large-scale production that has brought down the unit cost of manufacturing. In addition, we have adopted more efficient technology to decrease raw material consumption and cost of direct labor used per unit.

Gross Profit. Our gross profit increased approximately $7.09 million, or 85.6%, to approximately $15.38 million for the year ended December 31, 2007, from approximately $8.29 million in 2006. Gross profit as a percentage of revenues was 21% for the year ended December 31, 2007, an increase of 1% of sales from 20% for the same period of 2006. Such percentage increase was mainly due to the slightly decreased cost of goods sold as a percentage of revenues as discussed above.

Salaries. Salaries, exclusive of stock based compensation, increased approximately $0.55 million, or 88.3%, to approximately $1.17 million for the year ended December 31, 2007, from $0.62 million for the same period in 2006. The increase of salaries was mainly attributable to the increased headcounts in accordance with expanded production and sales volume. We also increased salaries and fringe benefits of the Company’s salespersons, the staff at management level and in our research and development department in order to retain and motivate our core team. As a percentage of revenues, salaries remained stable as 2% for both 2007 and 2006.

Stock-based compensation. Stock-based compensation was approximately $3.85 million for the year ended December 31, 2007. We had no stock-based compensation in 2006. The increase of stock-based compensation was attributable to the recognition of the make good provision expense for the year ended December 31, 2007. We achieved our net income threshold for 2007 and as a result, approximately $3.85 million was recognized as an expense in accordance with SFAS No. 123R.

Sales Commissions. Sales commissions increased approximately $0.73 million, or 143.8%, to approximately $1.24 million for the year ended December 31, 2007, from approximately $0.51 million in 2006. As a percentage of revenues, sales commission increased to 2% for the year ended December 31, 2007 from 1% in 2006. During the year ended December 31, 2007, we adopted active marketing strategies to promote our products and exerted great efforts simultaneously to develop new customers and overseas customers in particular. These efforts resulted in the significant increase in sales volume of new customers and a resulting increase in sales commissions. We paid sales commission to sales agents mainly for obtaining new business from new customers. In 2007, we had approximately 120 new customers and 28 of them became our major customers.

Shipping and handling costs. Shipping and handling costs increased approximately $0.65 million, or 88.4% to approximately $1.39 million for the year ended December 31, 2007 from approximately $0.74 million in 2006. As a percentage of revenues, shipping and handling cost remained as 2% for both 2007 and 2006. The dollar increase of shipping and handling cost was mainly attributable to the significantly expanded scale of our operations and substantial increase of our sales volume for the year ended December 31, 2007.

 Other Selling, General and Administrative Expenses. Other selling, general and administrative expenses increased approximately $1.73 million, or 99.8%, to approximately $3.47 million for the year ended December 31, 2007, from approximately 1.74 million in 2006. As a percentage of revenues, other selling, general and administrative expenses increased to 5% for the year ended December 31, 2007 from 4% in 2006. The increase of other selling, general and administrative expenses was mainly attributable to the significantly expanded scale of our operations and sales for the year ended December 31, 2007.

Income Before Income Taxes and Minority Interest. Income before income taxes and minority interest decreased approximately $0.87 million, or 20.3%, to approximately $3.40 million for the year ended December 31, 2007, from approximately $4.27 million in 2006. Income before income taxes and minority interest as a percentage of revenues decreased to 5% for the year ended December 31, 2007 from 10% in 2006. The decrease was attributable to the significant amount of stock-based compensation expense that we incurred in 2007.

Income Taxes. Income taxes increased approximately $0.43 million to approximately $0.79 million for the year ended December 31, 2007 from approximately $0.35 million in 2006. During fiscal year 2007, although we realized approximately $3.85 million stock-based compensation expenses, such expenses were not a deduction item applicable to the base for computing income tax. As a result, our income before income taxes and minority interests, for the calculation of taxable income purpose, was $7.25 million, which had a $2.98 million increase compared to 2006. Accordingly our income taxes in 2007 increased from 2006.

Net Income. Net income decreased approximately $1.22 million, or 31.6%, to approximately $2.64 million for the year ended December 31, 2007, from approximately $3.86 million for the same period of 2006, as a result of the factors described above. During the fiscal year 2007, we have recognized a stock-based compensation expense with an amount of approximately $3.85 million. Such expense has significantly effected our net income which would have been $6,495,608 if the stock-based compensation expense had not been recognized.

Fiscal Years Ended December 31, 2006 and December 31, 2005

Revenues. Revenues increased $18.11 million, or 79.4%, to $40.93 million in 2006 fiscal year from $22.82 million in 2005. Approximately $13.79 million of the increased revenues in 2006 fiscal year is attributable to increased sales of LEV batteries. This increase resulted from the increased market demand for our products due to increasing popularity of LEV in China and overseas markets. In addition, because of our expanded production capacity and increased cash flow, we were able to fulfill more orders from our existing customers whose demands were not fully met in the previous years due to our limited production capacity.

Cost of Goods Sold. Our cost of goods sold increased $13.84 million, or 73.6%, to $32.65 million in 2006 from $18.81 million in 2005. This increase was mainly attributable to the increase of sales volume. As a percentage of revenues, the cost of goods sold in 2006 decreased to 79.8% from 82.4% in 2005. Such increase of gross margin was mainly attributable to the increased production volume of our products which cut down unit production cost. Meanwhile, we adjusted our product mix to increase the sales of LEV batteries which are of higher profit margin so as to profit on the strong LEV market.

Gross Profit. Our gross profit increased $4.28 million, or 106.6%, to $8.29 million in 2006 from $4.01 million in 2005. Gross profit as a percentage of revenues was 20.3% in 2006, an increase of 2.7% from 17.6% in 2005 for the stated above.

Salaries. Salaries increased $0.27 million, or 77.8%, to $0.62 million in 2006 from $0.35 million in 2005. As a percentage of revenues, salaries remained as 1.5% for both 2006 and 2005. The increase of salaries was mainly attributable to increased headcounts in accordance with expanded production and sales volume. We also increased salaries and fringe benefits of our management level staff and research and development staff so that we could retain and motivate the core team.

Sales Commission. Sales commission increased $0.09 million, or 21.1%, to $0.51 million in 2006 from $0.42 million in 2005. As a percentage of revenues, sales commission decreased to 1.2% in 2006 from 1.8% in 2005. The percentage decrease of sales commission was mainly attributable to changes in our marketing strategy. In 2005, we exerted great efforts to develop new customers through our sales team and therefore incurred sales commission with the higher percentage of revenues. In 2006, sales commission rate was relatively lower comparing with 2005 due to our gradually improved longstanding customer relationships and good reputation record in the industry. Our limited production capacity was unable to meet further demand from new customers. We believe that the increase of sales commission is consistent with the increase of sales volume and the expansion of our customer base.

Shipping and handling cost. Shipping and handling cost increased approximately $0.33 million, or 80.4%, to approximately $0.74 million for the year ended December 31, 2006 from approximately 0.41 million in 2005. As a percentage of revenues, shipping and handling cost remained as 1.8% for both 2006 and 2005. The increase of shipping and handling was mainly attributable to the significantly expanded scale of our operations and sales for the year ended December 31, 2006.

Other Selling, General and Administrative Expenses. Other selling, general and administrative expenses increased $0.23 million, or 15.4%, to $1.74 million in 2006 from $1.51 million in 2005. The increase of other selling, general and administrative expenses mainly represented increase in research & development expenses and miscellaneous selling expenses that increased as sales went up. As a percentage of revenues, other selling, general and administrative expenses decreased to 4.2% in 2006 from 6.6% in 2005. This percentage decrease was mainly attributable to the significantly expanded scale of our operations and sales in 2006. There was a corresponding increase in administrative and work efficiency and decrease in other selling, general and administrative expenses resulted from economies of scale.

Income Before Income Taxes and Minority Interest. Income before income taxes and minority interest increased $3.07 million, or 255.4%, to $4.27 million in 2006 from $1.20 million in 2005. Income before income taxes and minority interest as a percentage of revenues increased to 10.4% in 2006 from 5.3% in 2005. The increase was mainly attributable to the increase of gross profit contributed by sales of LEV batteries which were of higher gross profit margin and which more than doubled in 2006. The increase was also attributable to the decrease of operating expenses as a percentage of revenue due to our improved expense control.

Income Taxes. Income taxes increased $0.22 million to $0.35 million in 2006 from $0.13 million in 2005. We paid more taxes in 2006 mostly because of higher income in 2006 compared to 2005.

Net Income. Net income increased $2.80 million, or 263.9%, to $3.86 million in 2006 from $1.06 million in 2005, as a result of the factors described above.

Liquidity and Capital Resources

General

As of March 31, 2008, we had cash and cash equivalents of approximately $4.6 million. The following table provides detailed information about our net cash flow for all financial statements periods presented in this report.

	Three Months Ended March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005
	(Dollars in thousands)

Net cash paid by (used in) operating activities	(2,164)	(2,040)	1,216	1,099	1,020
Net cash provided by (used in) investing activities	(1,248)	707	(4,963)	(1,175)	(714)
Net cash provided by (used in) financing activities	3,045	9,886	7,151	530	(221)
Net cash inflow/(outflow)	(176)	8,588	3,821	458	97

Operating Activities

Net cash used in operating activities was approximately $2.16 million for the three months ended March 31, 2008, while during the same period of 2007 we used approximately $2.04 million net cash in operating activities. The change of cash used in operating activities was mainly attributable to our increased accounts receivable and inventories with increases by $2.3 million and $2.4 million, respectively, and a decrease of $1.7 million of bills payable during the first quarter of 2008 compared to the year-end of 2007. These increases of cash outflows were partly offset by the decrease of advance to suppliers of $2.15 million.

The company issued bills payable to settle the purchase of raw materials. When the Company intends or is requested to settle its suppliers by issuance of bills, it is required to place deposits with banks equal to 100% of the bills amount at the time of issuance. These deposits will be used to settle the bills at maturity. The Company is requested by certain of its suppliers to settle by issuance of bills for which the banks add their undertakings to guarantee their settlement at maturity. These bills are interest-free with maturity of three to six months from date of issuance.

Net cash provided by operating activities was approximately $1.22 million for the year ended December 31, 2007, while in 2006 we had approximately $1.10 million net cash provided by operating activities. The change of cash provided by operating activities was mainly attributable to an increase of approximately $2.6 million of our net income (not considering the approximate $3.86 stock-based compensation expense) in the year 2007 compared to 2006 and an increase of $4.01 million of bills payable ended December 31, 2007. We issued bills payable to settle the purchase of raw materials and resulted in the increase of cash flows during the year ended December 31, 2007. The increase in cash flows was partially offset by increases in inventories, accounts receivable and advance to suppliers.

The Company typically requires overseas customers to maintain deposits with the Company in the amount of approximately 10% to 30% of sales to such customers. In 2007, the sales made outside of the PRC increased significantly. Approximately 65% of our total sales were outside of the PRC for the year ended December 31, 2007, compared with approximately 47% of overseas sales in 2006. This rapid growth in overseas sales was generated by both an increase in the number of new customers and an increase in sales volume of existing overseas customers. Because we continue to require our overseas customers to pay deposits to the Company, advances from our customers increased by approximately $1.05 million from 2006 to 2007. Advances from customers, which are classified under other current liabilities, were approximately $1.18 million as of December 31, 2007 compared to approximately $0.13 million as of December 31, 2006.

Net cash provided by operating activities was approximately $1.10 million in 2006, which is an increase of approximately $0.08 million from approximately $1.02 million net cash provided by operating activities for the same period in 2005. The increase was mainly attributable to increased operating profit, which was partially offset by increase in inventories as a result of expanded production.

Investing Activities

Our main uses of cash for investing activities are payments for the acquisition of property, plant and equipment and land use right.

Net cash used in investing activities for the three months ended March 31, 2008 was approximately $1.25 million, which is an increase of approximately $1.96 million from net cash provided by investing activities of approximately $0.7 million for the same period of 2007. The increase of cash used in investing activities was mainly due to the increase of payments to acquire property, plant and the equipment in Shenzhen and Hengyang Ritar where we constructed several new production lines to meet more orders from our clients.

Net cash used in investing activities for the year ended December 31, 2007 was approximately $4.96 million, which is an increase of approximately $3.78 million from net cash used in investing activities of approximately $1.18 million for the same period of 2006. The increase of cash used in investing activities was mainly due to the increase of payments to acquire property, plant and the equipment and land use right, which was partially offset by loans to related parties.

Net cash used in investing activities in fiscal year 2006 was approximately $1.18 million, which is an increase of approximately $0.47 million from net cash used in investing activities of approximately $0.71 million in fiscal year 2005 due to acquisition of more equipment to expand our production.

Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2008 was approximately $3.04 million, which is a decrease of approximately $6.84 million from approximately $9.89 million net cash provided by financing activities during the same period of 2007. The decrease of the cash provided by financing activities was mainly attributable to the fact that we did not have significant financing activities except an increase of $1.6 million in short term loans during the first quarter of 2008 compared to year-end of 2007. During the same period of 2007, we had approximately $10.41 million in net proceeds from the private placement transaction in February 2007.

Net cash provided by financing activities for the year ended December 31, 2007 was approximately $7.15 million, which is an increase of approximately $6.62 million from approximately $0.53 million net cash provided by financing activities during the same period of 2006. The increase of the cash provided by financing activities was mainly attributable to approximately $10.41 million net proceeds we received from the private placement transaction in February 2007.

Net cash provided by financing activities in fiscal year 2006 was approximately $0.53 million, which is an increase of approximately $0.75 million from approximately $0.22 million net cash used in financing activities in fiscal year 2005. The increase of the cash provided by financing activities was mainly attributable to new borrowings to fund working capital for expanded production and sales.

Loan Facilities

As of March 31, 2008, the amounts and maturity dates for our bank loans were as follows.

All amounts, other than percentages, in millions of U.S. dollars

Banks	Amounts	Beginning	Ending	Duration
Citibank (China) Co.	$0.16	January 28, 2008	April 28, 2008	3 months
Citibank (China) Co.	$0.36	January 28, 2008	April 28, 2008	3 months
Citibank (China) Co.	$0.28	January 28, 2008	April 28, 2008	3 months
Citibank (China) Co.	$0.71	February 8, 2008	May 8, 2008	3 months
Citibank (China) Co.	$0.43	February 8, 2008	May 8, 2008	3 months
Citibank (China) Co.	$0.28	March 20, 2008	July 20, 2008	4 months
Citibank (China) Co.	$0.28	March 20, 2008	June 20, 2008	3 months
Citibank (China) Co.	$0.28	March 20, 2008	June 20, 2008	3 months
Citibank (China) Co.	$0.43	March 20, 2008	June 20, 2008	3 months
DBS Bank	$1.12	-	-	-
DBS Bank	$0.38	-	-	-
DBS Bank (Hong Kong) Limited Shenzhen Branch	$0.14	December 4, 2006	December 4, 2008	2 years
Department of Science and Technology of Bao An	$0.14	December 20, 2007	December 20, 2009	2 years

Total	$4.99

On February 16, 2007, through a private placement, we raised about $12.25 million in gross proceeds, which left us with approximately $10.71 million in net proceeds after the deduction of offering expenses in the amount of approximately $1.54 million. We plan to use approximately $5.55 million of the net proceeds on building new production lines and $4.76 million as our working capital. This financing resulted in an increase of our net cash flow and a decrease of our asset/liability ratio and financial risks.

On August 1, 2007, Shenzhen Ritar entered into a short-term credit facility agreement with Citibank (China) Co., Ltd., Shenzhen Branch, pursuant to which the bank has agreed to make available to Shenzhen Ritar a $5 million or an equivalent amount in RMB revolving credit facility. There are three months to twelve months financing terms for different types of credit facility covered under this agreement. If the credit facility is granted in RMB, Shenzhen Ritar agrees to pay a penalty interest at a minimum rate permitted by the People’s Bank of China for any overdue balance (including both the principal and accrued interests). If the credit facility is granted in US dollar, the bank has the right to determine the penalty interest rate. There are no financial covenants or ratios under this credit facility agreement. These loans had three types of annual interest rates: 6%, 7% and 10%, respectively. As of the date of this prospectus, Shenzhen Ritar has paid off $2.93 million loans borrowed from Citibank (China) Co., Ltd., and the remaining $0.28 million will be paid off by July 20, 2008.

In connection with the short-term credit facility agreement, Shenzhen Ritar entered into a bill discount service agreement, dated August 1, 2007, with Citibank (China) Co., Ltd., Shenzhen Branch. Pursuant to this agreement, Shenzhen Ritar may from time to time request an advance or advances of any amount equal to the difference between the face value of commercial bills and the discount interest charged by the bank. Under the agreement, the current annual discount rate is 5.7285%. Advances must be made by the bank within one business day after Shenzhen Ritar’s submission of required documents. There are no financial covenants or ratios under this bill discount service agreement.

During the first quarter of 2008, we also utilized $1.12 million and $0.38 million banking facilities of the accounts receivable factoring and packing loan on letter of credits from DBS Bank, respectively. These facilities do not have definitive terms of loan.

We believe that our currently available working capital, after receiving the aggregate proceeds of our capital raising activities and the credit facilities referred to above, should be adequate to sustain our operations at our current levels through at least the next twelve months.

Obligations Under Material Contracts

Below is a table setting forth our material contractual obligations as of March 31, 2008:

Payments in thousands of U.S. dollars

	Total	Less than one year	1-3 years	3-5 years	More than 5 years
Debt obligations	$4,991	$4,715	$276	-	-
Operating lease obligations	1,234	752	482	-	-
Capital Lease Obligations	-	-	-	-	-
Purchase Obligations	-	-	-	-	-
Other Long-Term Liabilities Reflected on the Registrant's Balance Sheet under GAAP	-	-	-	-	-
Total	$6,225	$5,467	$758	-	-

Other than the contractual obligations and commercial commitments set forth above, we did not have any other long-term debt obligations, operating lease obligations, capital commitments, purchase obligations or other long-term liabilities as of March 31, 2008.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

•
Inventory- Inventory is stated at the lower of cost or market, determined by the weighted average method. Work-in-progress and finished goods inventories consist of raw materials, direct labor and overhead associated with the manufacturing process.

•
Trade accounts receivable – Trade accounts receivable are stated at cost, net of allowance for doubtful accounts. Based on the above assessment, during the reporting years, the management establishes the general provisioning policy to make allowance equivalent to 100% of gross amount of trade receivables due over 1 year. Additional specific provision is made against trade receivables aged less than 1 year to the extent, which they are considered to be doubtful.

•
Property, plant and equipment- Property, plant and equipment are stated at cost including the cost of improvements. Maintenance and repairs are charged to expense as incurred. Assets under construction are not depreciated until construction is completed and the assets are ready for their intended use. Depreciation and amortization are provided on the straight-line method based on the estimated useful lives of the assets as follows:

Plant and machinery	5 years
Furniture, fixtures and equipment	5 years
Motor vehicles	5 years

•
Valuation of long-lived assets-The Company periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets subject to amortization, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

•
Revenue recognition- Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time when the products are delivered to and accepted by its customers, the price is fixed or determinable as stated on the sales contract, and collectibility is reasonably assured. Customers do not have a general right of return on products shipped. Products returns to the Company were insignificant during past years. There are no post-shipment obligations, price protection and bill and hold arrangements.

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Income taxes- Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any tax paid by subsidiaries during the year is recorded. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. Deferred income tax liabilities or assets are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts at each year end. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

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Research and development expenses- Research and development costs are charged to expense when incurred and are included in operating expenses. During the three months ended March 31, 2008 and 2007, research and development costs expensed to operating expenses were approximately $115,559, and $57,966, respectively.

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Post-retirement and post-employment benefits-The Company’s subsidiaries contribute to a state pension scheme in respect of its PRC employees. Other than the above, neither the Company nor its subsidiaries provide any other post-retirement or post-employment benefits.

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Use of estimates- The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements include some amounts that are based on management’s best estimates and judgments. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, other receivables, inventories, deferred income taxes, and the estimation on useful lives of property, plant and equipment. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

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Significant Estimates Relating to Specific Financial Statement Accounts and Transactions Are Identified-The financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to allowance for uncollectible accounts receivable, inventory work in process valuation and obsolescence, depreciation, useful lives, taxes, and contingencies. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Recent Changes in Accounting Standards

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations” (“FAS 141R”). FAS 141R replaces Statement of Financial Accounting Standards No. 141, “Business Combinations” (“FAS 141”), although it retains the fundamental requirement in FAS 141 that the acquisition method of accounting be used for all business combinations. FAS 141R establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures the assets acquired, liabilities assumed and any noncontrolling interest in the acquiree, (b) recognizes and measures the goodwill acquired in a business combination or a gain from a bargain purchase and (c) determines what information to disclose regarding the business combination. FAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the Company’s 2009 fiscal year. The Company is currently assessing the potential effect of FAS 141R on its financial statements.

 In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“FAS 160”). FAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, commonly referred to as minority interest. Among other matters, FAS 160 requires (a) the noncontrolling interest be reported within equity in the balance sheet and (b) the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly presented in the statement of income. FAS 160 is effective for the Company’s 2009 fiscal year. FAS 160 is to be applied prospectively, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company is currently assessing the potential effect of FAS 160 on its financial statements.

In March 2008, the FASB issued FAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” which requires enhanced disclosures about an entity’s derivative and hedging activities. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Since FAS 161 only provides for additional disclosure requirements, there will be no impact on our results of operations and financial position.

Seasonality

Our operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introductions.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

CORPORATE STRUCTURE AND HISTORY

The following chart reflects our organizational structure as of the date of this prospectus.

Our Background and History

We were originally organized under the laws of the State of Utah on May 21, 1985 under the name Concept Capital Corporation. On July 7, 2006, in order to change the domicile of Concept Capital Corporation from Utah to Nevada, Concept Capital Corporation was merged with and into Concept Ventures Corporation, a Nevada corporation. From our inception in 1985 until February 16, 2007 when we completed a reverse acquisition transaction with Ritar International Group Limited, a BVI company, whose subsidiary companies originally commenced business in May 2002, we were a blank check company and did not engage in active business operations other than our search for, and evaluation of, potential business opportunities for acquisition or participation. We amended our articles of incorporation on March 26, 2007 and changed our name to China Ritar Power Corp. to more accurately reflect our current business operations.

Acquisition of Ritar and Related Financing

On February 16, 2007, we completed a reverse acquisition transaction with Ritar International Group Limited whereby we issued to the shareholders of Ritar International Group Limited 11,694,663 shares of our common stock in exchange for all of the issued and outstanding capital stock of Ritar International Group Limited. Ritar International Group Limited thereby became our wholly owned subsidiary and the former shareholders of Ritar International Group Limited became our controlling stockholders. We amended our articles of incorporation on March 26, 2007 and changed our name to China Ritar Power Corp.

Upon the closing of the reverse acquisition, our sole director and officer, Timothy P. Halter resigned from all offices that he held with us effective immediately. Mr. Halter also resigned as our director effective on March 11, 2007 and Jiada Hu was appointed as our director at the same time. In addition, our executive officers were replaced by the Ritar executive officers.

Ritar International Group Limited was incorporated in the BVI in July 2006 and currently has three operating subsidiaries: Shenzhen Ritar, Shanghai Ritar and Hengyang Ritar. Shenzhen Ritar, wholly owned by Ritar International Group Limited, was incorporated in China in May 2002. Shanghai Ritar was incorporated in China in August 2003. Shanghai Ritar is now 95% owned by Shenzhen Ritar and 5% owned by Mr. Jiada Hu. In November 2006, Ritar International Group Limited formed a wholly owned subsidiary, Huizhou Ritar, in Guangdong Province, China. Huizhou Ritar is not yet operating. In April 2007, Shenzhen Ritar formed a new subsidiary, Hengyang Ritar, in Hunan Province, China. Hengyang Ritar commenced its production at the end of April 2008.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with Ritar as the acquiror and China Ritar Power Corp. as the acquired party. When we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of China Ritar Power Corp. on a consolidated basis unless the context suggests otherwise.

On February 16, 2007, we also completed a private placement pursuant to which we issued and sold 5,724,292 shares of our common stock to certain investors. In addition, we granted to the same investors three-year warrants to purchase 1,317,746 shares of our common stock at $2.78 per share. As a result of this private placement we raised approximately $12.25 million in gross proceeds, which left us with approximately $10.71 million in net proceeds after the deduction of offering expenses in the amount of approximately $1.54 million. In connection with this private placement, we paid the placement agent, Roth Capital Partners, LLC, a placement agency fee of $600,249.27 and placement agent counsel fee of $50,000. We also issued to the placement agent a warrant for the purchase of 286,215 shares of our common stock in the aggregate with the exercise price f $2.14 per share. We are under contractual obligation to register the shares of our common stock sold to the investors in the private placement as well as shares of common stock issuable upon exercise of the warrants we issued to these investors and the placement agent in connection with this private placement within a pre-defined period.

In addition, on February 16, 2007, Mr. Jiada Hu sold 864,486 shares of our common stock to the same investors in exchange for $1,850,000. We did not directly receive the proceeds from the sale of these shares of common stock by Mr. Hu. However, Mr. Hu used these proceeds to repay in full an outstanding loan that we made to Mr. Hu in September 2006.

In connection with the private placement on February 16, 2007, Ritar International Group Limited’s largest shareholder, Jiada Hu entered into an escrow agreement with us, Roth Capital Partners, LLC and Securities Transfer Corporation, the escrow agent. Pursuant to the escrow agreement, Mr. Hu agreed to place an aggregate of 3,601,309 shares of our common stock owned by him, to be equitably adjusted for stock splits, stock dividends and similar adjustments, into escrow with Securities Transfer Corporation. In the escrow agreement, the parties established minimum after tax net income thresholds of $5,678,000 for the fiscal year ended December 31, 2007 and $8,200,000 for the fiscal year ending December 31, 2008. In the event that the minimum after tax net income thresholds for the fiscal year 2007 or the fiscal year 2008 are not achieved, then the investors will be entitled to receive up to 50% of the shares in escrow owned by Mr. Hu for each applicable year based upon on a pre-defined formula agreed to among the parties to the escrow agreement.

However, in the event that the release of the make good shares to the investors, Mr. Hu or any other party is deemed to be an expense, charge or deduction from the revenues reflected on China Ritar Power Corp.’s financial statements for the applicable year, as required under U.S. generally accepted accounting principles, such expense or deduction will be excluded for purposes of determining whether or not the minimum after tax net income thresholds for the fiscal year 2007 and the fiscal year 2008 are achieved. We achieved our net income thresholds for 2007. 1,800,654 shares of our common stock owned by Mr. Hu were released back to him and an expense of $3,853,401 was recorded under compensation expense for the year ended December 31, 2007.

BUSINESS

Overview

We are one of the leading manufacturers of lead-acid batteries in China. Through our Chinese subsidiaries, we design, develop, manufacture and sell environmentally friendly lead-acid batteries with a wide range of applications and capacities, including telecommunications, uninterrupted powers source devices, light electric vehicles and alternative energy production (solar and wind power). We conduct all of our operations in China. Our access to China’s supply of low-cost skilled labor, raw materials, machinery and facilities enables us to price our products competitively in an increasingly price-sensitive market. We market, sell and service our 6 series and 197 models of “Ritar” branded, cadmium-free, valve-regulated lead-acid, or VRLA, batteries in China and internationally.

Our client base mainly includes international uninterruptible power source, or UPS, manufacturers, including OKIN Gesellschaft fur Antriebstechnik mbH, Phoenixtec Electronics (Shenzhen) Co. Ltd and SSB Battery Service GmbH, and telecommunications operators such as China Telecom Corporation Limited, China Mobile Communication Corporation, China Network Communications Group Corporation, Siemens AG, and Lucent Technologies. A majority of our products are sold outside of China, with overseas sales accounting for 78.20% of our total revenue for the first quarter of 2008. Our major export markets are Germany, India, Italy, the United States and Brazil.

We recently completed construction of the first phase of our new technical and manufacturing complex at Hengyang Ritar. The lead acid battery production at this facility began at the end of April 2008. Our total current annual designed production capacity of lead acid battery is approximately 2.51 million kilowatt-hours. Through our manufacturing facilities located in Shenzhen, Shanghai and Hengyang, we currently have 17 lead acid battery production lines that are operational. Eleven of them are located at Shenzhen, three of them are located at Shanghai and the remaining three are located at Hengyang.

Our Industry

General

Since its invention in 1859, the lead-acid battery has undergone many progressive changes both in terms of its technology and use. According to Battery Council International, a trade organization of leading lead-acid battery manufacturers in North American, today lead-acid batteries are the most commonly used rechargeable batteries in the world. The Battery Council International website states that lead-acid batteries are among the most highly recycled consumer products. They say that more than 97 percent of all battery lead is recycled and that the typical new lead-acid battery contains 60 to 80 percent recycled lead and plastic.

Lead-acid batteries are more cost effective than other types of batteries because of the higher availability of lead worldwide as compared to the raw materials used in other batteries. According to Mineral Commodity Summaries 2006, jointly published by U.S. Department of Interior and U.S. Geological Survey, the identified lead resources in the world total more than 1.5 billion tons compared to 130 million tons for nickel and about 14 million tons for lithium. This cost effectiveness is further strengthened by lead’s higher recycling rate.

According to the Freedonia Group, Inc., lead-acid batteries account for half of the demand of rechargeable batteries in 2007. Lead-acid batteries are mainly used for automotive and stand-by applications because of their low cost and reliable service in extreme environmental conditions.

Frost & Sullivan’s “World Lead-acid Battery Markets” reveals that this market generated revenues of $29.28 billion in 2001 and $50 billion in 2005. These revenue figures include both original equipment and aftermarket sales of starting, lighting, and ignition or SLI, motive and stationary lead-acid batteries. SLI lead acid battery, mainly flooded lead acid battery, is currently the largest segment of lead acid battery industry for all types of vehicles using petrol and diesel engines. They are supplied to all the major motor vehicle manufacturers as original equipment and to the replacement market. As a part of industrial battery, motive power batteries are used primarily by electric industrial forklift trucks, ground support equipment and mining equipment. Stationary lead-acid batteries are used primarily for backup power applications to ensure continuous power supply in case of main power failure or outrage.

Some of the strongest markets in the world for the production of lead-acid batteries are China, India, Brazil, the Czech Republic and South Korea. As a result of globalization and the use of lower cost labor, North America and Europe are experiencing only slow growth in the production of lead-acid batteries. On the other hand, emerging low-cost manufacturing regions, such as China, Eastern Europe and Mexico, have become increasingly important in the global battery business. The combination of low labor and materials cost savings, offset somewhat by increased freight costs, has resulted in the growth of these regions as exporters of lead-acid batteries to North America and Western Europe.

Over the past 10 years, the lead-acid battery industry, accounting for about 80% of the rechargeable battery industry, grew quickly alongside rapid growth in the automobile, telecommunication, transportation, and IT industries, according to a research report released in May 2006, by China Industrial Securities. Demand for lead-acid batteries grows at 10%-15% annually in China. According to that same study, in 2005, the total sales revenue of batteries in China was $12.4 billion and of that, lead-acid batteries was 34.68% or $4.3 billion. The demand for SLI lead-acid batteries in China is expected to maintain 13% or higher annual growth from 2005 to 2010, and is expected to reach 47.5 million units by 2010. Automobile sales in China are expected to grow at a rate of 18%-19% from 2005-2010. This output is expected to reach 7.5 million units by 2010, and the automobile ownership level in China is expected to reach 60 million -84.31 million units in 2010, according to China Industrial Securities.

Use of Lead-Acid Batteries by the Telecommunications Industry

China is one of the fastest growing telecommunications markets in the world. As a result, the demand for lead-acid batteries for telecommunications use is also growing quickly. The compounded annual growth rate of total revenue of telecommunications growth is up to 29.9% between 1991 and 2005, according to China Information Industry Net, a news agency of Ministry of Information Industry of China. In 2010, it is expected that there will be over 1.13 billion telecommunications users in China, out of which 476 million will be cable subscribers and over 653 million will be mobile subscribers.

Use of Lead-Acid Batteries in UPS

According to the Development and Investment Opportunity Report on Lead Acid Battery Industry in China 2006 (2006 Report), the uninterruptible power source industry in China grew at around 30% annually, in recent years, and is expected to maintain this 30% annual growth rate in the future. The compounded annual growth rate and projected growth rate is 30.39% from 1998 to 2007 for the Chinese uninterruptible power source market.

Use of Lead-Acid Batteries in the Motive Power Industry

According to the 2006 Report, the motive power battery industry in China is primarily driven by increasing government investment in infrastructure, mainly in railroad construction. During 2001-2005, the total investment in China’s railroad sector was about $45 billion.

Use of Lead-Acid Batteries in the LEV Industry

China’s light electric vehicle market also experienced relatively high levels of growth during the past 5 years. The output of LEVs in China was 0.59 million units in 2001, 1.59 million units in 2002, 4.00 million units in 2003, 6.76 million units in 2004 and 10.00 million units in 2005, according to 2004 Electric Bicycle World Report by Jamerson and Benjamin. The compounded annual growth rate was 102.9% during the period from 2001 to 2005, according to the Research Report on China’s LEV jointly issued by the Development & Research Center of the State Council, National Construction Ministry and National Science and Technology Ministry in May 2006.

China’s LEV industry is expected to maintain strong growth during the period from 2006 to 2010. The projected output of LEV is about 15 million units in 2006, and 30 million units in 2010. The compounded annual growth rate is expected to be 24.57% from 2006 to 2010.

Our Products

We market, sell and service our six series and 197 models of “Ritar” branded valve regulated lead-acid batteries in China and internationally.

Our battery series, applicable voltage, capacity and applications are as follows:

Series Name	Voltage	Capacity (Ampere-hour or AH)	Application
RT Series	2V 4V 6V 8V 10V 12V 18V 24V 36V	Less than or equal to 28AH	UPS Emergency lights Automatic control systems Medical equipment Electric toys and tools

RA Series	6V 12V	28AH – 240AH	UPS Telecommunications and power systems Automatic control systems Solar and wind powered systems Medical equipment

RL Series	2V	200AH	Emergency power system, or EPS Telecommunications and power systems Automatic control systems Solar and wind powered systems

Gel Series	2V		UPS Telecommunications and power systems Automatic control systems Solar and wind powered systems

LEV Series	12V	14AH 22AH 24AH (20 hours)	Electric bicycles Electric motorcycles Electric three wheelers Golf carts Electric scooters

FT Series	12V	55AH – 180AH	UPS EPS Telecommunications and power systems Automatic control systems Solar and wind powered systems

Sales of our products can be categorized among the different applications for our products. These applications consist of:

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UPS – a device which maintains a continuous supply of electric power to connected equipment by supplying power from a separate source when utility power is not available. While not limited to any particular type of equipment, a UPS is typically used to protect computers, telecommunication equipment or other computer-controlled electrical equipment where an unexpected power disruption could cause injuries, fatalities, serious business disruption or data loss

•	LEV – basically electric bicycles, electric motorcycles, electric scooters, electric three wheelers, and electric golf carts

•	Telecommunications – such as wireless, wire line and internet access systems, central and local switching systems, satellite stations and radio transmission stations

•	Power – used in electric utilities and energy pipelines

•	EPS and alarm systems

•	Others (electric toys, solar power and wind power)

Manufacturing

Our manufacturing facilities are located in Shenzhen, Shanghai and Hengyang in the PRC. We currently have 17 lead acid battery production lines that are operational. Three of them are located at Shanghai Ritar, eleven are located in Shenzhen Ritar and the remaining three are located in Hengyang Ritar. Our total current annual designed production capacity of lead acid battery is approximately 2.51 million kilowatt-hours. We recently completed construction of the first phase of our new technical and manufacturing complex in Hengyang City, Hunan Province. The lead acid battery production at this facility began at the end of April 2008. In addition, we expect that our lead plate production line with an annual designed production capacity of 15,000 tons per year will start operating. Upon completion of the second phase construction at Hengyang Ritar, our battery production capacity is expected to be roughly quadrupled as compared to 2007 levels and lead plate capacity will reach 45,000 metric tons per year, which is expected to be sufficient to provide lead plates for approximately 50%-60% of our batteries.

Business Strategy

Our goal is to build on our existing strengths to become a global leader in the development and manufacturing of lead-acid batteries. We are committed to providing high quality products, responsive service and competitive prices in the niche market of lead-acid batteries. We intend to profitably grow our business by pursuing the following strategies:

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Increase production capacity. The construction of the first phase of our new technical and manufacturing complex at our wholly-owned subsidiary Hengyang Ritar has been completed and our lead acid battery production started in April of 2008. The new production lines will increase our production capacity for lead acid batteries by 100% by the end of 2008. In addition, in the second quarter of 2008, the production of lead plates will commence at Hengyang Ritar. Upon completion of the second phase construction at Hengyang Ritar, our battery production capacity is expected to be roughly quadrupled as compared to 2007 levels and lead plate capacity will reach 45,000 metric tons per year, which is expected to be sufficient to provide lead plates for approximately 50%-60% of our batteries.

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Improve production cost-efficiency through vertical integration. Hengyang Ritar is strategically located near lead mining reserves in Shuikou Shan, Hunan, which will allow us to more readily secure a long-term supply of lead for our batteries. In the second quarter of 2008, Hengyang Ritar will commence production of lead plates, which comprises approximately 81% of the cost of our lead acid batteries. We expect that vertically integrating the production of lead plates will provide an approximate 3%-6% improvement in gross margins for the Company in the long-term.

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Targeting niche applications. We target niche applications within the lead acid battery market, avoiding the highly competitive automotive market. Our batteries are primarily used in UPS, telecommunications, alternative energy (solar and wind power), and LEV applications. We expect that in these markets, where our gel compound/photovoltaic batteries have demonstrated competitive advantages, our revenues will grow at faster rates than the overall economy for the next few years.

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Strengthen our research and development efforts. We intend to continue to strengthen our research and development capacities in order to provide high-quality products and a wide spectrum of value-added services and further build up our brand in both Chinese and the international market. In particular, our research and development efforts will focus on the following:

o
Developing our Nano Battery, which has a higher storage capacity, longer life cycle and higher discharge rate than our other lead acid battery products with the same storage capacity, yet will be smaller and lighter. We expect to be the first company in China for commercial production of this product.

o	Developing United Liquid Alloy Batteries, which have longer life cycle and weigh less than half of our other lead acid batteries with the same storage capacity.

Raw Materials

We have developed a complete supply chain utilizing a group of primarily Chinese material and equipment suppliers.

The major components of lead-acid batteries are the positive and negative lead plates, which account for approximately 91% of the total cost of raw materials, and the battery case, including the battery container, cover and top lid, accounting for about 5% of the total cost of raw materials. The remaining portion of our raw materials cost is comprised of the separators, electrolytes, active substances and other miscellaneous raw materials used in the production of our products. The prices of these raw materials are determined according to prevailing market conditions, supply and demand.

Our sourcing system and good business relationships with leading raw materials manufacturers, particularly manufacturers of positive and negative lead plates (an important factor for lead-acid battery manufacturers), ensures quality, stability and availability of the raw materials used to produce our products. We have maintained stable and good relationships with all of these suppliers since the commencement of our business in 2002.

Lead is the most important raw material used in the production of our products. The cost of lead accounts for approximately 83% of the total cost of positive and negative lead plates, and approximately 75% of the total cost of raw materials. China has also already announced new measures to adjust the export tax rebate. This announcement came on September 14, 2006 and was effective September 15, 2006. As a result of this measure, the export rebate tax previously imposed on lead-acid batteries was abolished. We expect the Chinese government to introduce other measures which will increase the supply of lead to the Chinese lead market and which should reduce the cost of lead in the Chinese market.

In addition, we take the following measures to mitigate the adverse effects of fluctuations in the cost of lead:

•	We enter into fixed-term (generally one year) and fixed-priced agreements with plate suppliers.

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Since 2004, we have provided in our agreements with our clients that the price of our products will rise 0.6% every time the price of lead increases by 1%. Because lead is traded on the world’s commodity markets and its price fluctuates daily, our lead price is based on the average price in Shanghai Nonferrous Metals (the net web). Meanwhile, we also agree that the price changes of our products only occur if the lead price rises or decreases over RMB 500 (approximately $62.5) per ton.

•	Our research and development department and production department jointly initiated a design improvement process intended to reduce the costs of raw materials without sacrificing product quality.

•	Hengyang Ritar is strategically located near lead mining reserves in Shuikou Shan, Hunan, which will allow us to more readily secure a long-term supply of lead for our batteries.

Customers

We serve about 700 clients in 56 countries with approximately $25.9 million, or 35.4%, of our net sales in fiscal year 2007 attributable to China and $47.4 million, or 64.6%, attributable to other countries. Our overseas sales cover 55 countries, such as India, Italy, Germany, the United States and Brazil. Our overseas sales accounted for approximately 64.6%, 46.6% and 38.7% of total sales for the years ended December 31, 2007, 2006 and 2005, respectively.

We market, sell and service our products nationally and globally through a combination of company-owned offices and independent manufacturers’ representatives. We believe we are well positioned to meet our clients’ delivery and servicing requirements. We have targeted our approach to meet local market conditions, which we believe provides the best possible service for our regional clients and our global accounts.

We serve a broad client base of LEV manufacturers, international UPS manufacturers, and telecommunications operators. The following table provides information on our top ten clients in fiscal years 2007.

TOP TEN CLIENTS IN 2007
No.	Name	Description of Client	Sales (in thousands of US dollars)	Percentage of Total Sales
1	Reliance Telecom Infrastructure Ltd.	Telecommunications operator in India	10,841	14.8%

2	OKIN Gesellschaft fur Antriebstechnik GmbH	Massage chair manufacturer in Germany	5,038	6.9%

3	SSB Battery Service GmbH	UPS battery distributor in Germany	2,688	3.7%

4	Zhejiang LvYuan Electric Vehicle Co., Ltd.	Electric bicycle manufacturer in China	2,287	3.1%

5	Phoenixes Electronics(Shenzhen) Co. Ltd.	UPS manufacturer in China	2,206	3.0%

6	Effekta Regel Technik GmbH	UPS manufacturer in Germany	2,178	3.0%

7	System Electric Co. Ltd.	UPS manufacturer in China	2,041	2.8%

8	Beghelli Asia Pacific Ltd.	Lighting manufacturer in Italy	1,701	2.3%

9	Wamtechnik Sp. z o.o.	UPS manufacturer in Poland	1,380	1.9%

10	Alco Battery Sales Australia	Electric bicycle, solar energy manufacturer in Australia	1,254	1.7%

	Total		31,614	43.1%

Sales and Marketing

For domestic sales, we have established four regional sales branches, responsible for South, East, Southwest and North China, respectively, which, as of March 31, 2008, consisted of an aggregate of 28 sales offices. These sales offices are also responsible for post-sale services. Currently, we have 607 domestic original equipment manufacturers, or OEM, clients that we sell our products to directly. We also sell our products to the after-market, users of products manufactured and sold by OEMs, which has accounted for less than 10% of our total domestic sales historically. We recognize that the after-market is becoming more important, and are beginning the process of strengthening our sales efforts to this market through our sales offices. Our domestic sales accounted for about 35.4%, 53.4% and 61.3% of total sales for the years ended December 31, 2007, 2006 and 2005, respectively.

Our overseas (outside of China) sales cover 55 countries, such as India, Italy, Germany, the United States and Brazil. Our overseas sales accounted for approximately 64.6%, 46.6% and 38.7% of total sales for the years ended December 31, 2007, 2006 and 2005, respectively. Our sales staff continually works to explore new and better ways to provide services, as a core part of the company’s business strategy.

Our marketing approach focuses on the demands of our clients. We develop new business by identifying and contacting potential new clients through referrals or as a result of new clients contacting us because of our reputation in the industry. Prospective clients are invited to evaluate our research and development capabilities, tour our production facilities, review our quality control functions, and discuss other operating aspects of our business with our management. If a prospective client retains us, we normally initially enter into small volume sales contracts. We undertake a series of tests on the performance of the products that we will produce for the new client and then begin to supply these products to the client in small batches. Typically, the purchase volume will then grow over time. Eventually, we strive to become a major supplier to each of our clients. The time that this process takes varies for different product segments, different markets and different clients. For example, it usually takes from one week to one month for Chinese LEV market clients and one to two months for the UPS market segment. While in the overseas market, it usually takes half a year to one year for us to become the supplier because all of our overseas clients are high-end OEMs. Furthermore, sales in China have relatively higher margins, a larger potential market and large number of potential customers, but the overseas sales are relatively more stable, and are less of a credit risk.

We work to strengthen our market presence through various types of campaigns. We participate in several domestic and international trade fairs such as CeBIT, which is the world’s largest trade fair showcasing digital IT and telecommunications solutions for home and work environments. We also participate in SuperComm, the world’s premier annual communications and information technology exhibition and conference, each year to raise our recognition and promote our products internationally. These trade fairs not only promote our company reputation, but also our brand name.

Competition

Foreign battery companies are seeking to take advantage of growth of the Chinese battery market. These foreign battery manufacturers also desire to reduce production costs. Many foreign battery manufacturers are investing in joint ventures or investing directly in China. At present, Japanese companies like Panasonic are setting up plants in China.

Many new energy storage technologies, other than lead acid, which have been introduced over the past several years, also compete with our products for customers who may decide to use these new battery technologies instead of our products. In addition, we now face potential competition from fuel cell manufacturers as a result of recent developments in fuel cell technology.

We compete based upon the price and quality of our products, ability to produce a diverse range of products and customer service. In the UPS and telecommunication product segments, which we believe are our fastest growing segments, we compete principally with Harbin Guangyu Battery Co., Ltd., or Guangyu, and Exide Technologies, or Exide.

We believe that the price of our products is significantly lower than that of Exide and approximately equivalent to the prices charged by our other competitors. We believe that the quality of our products is superior to the quality of Guangyu’s products, but is equivalent to the quality of Exide’s products. Our product mix is more diverse than the product mix of all of our competitors. Finally, we believe that our customer service is better than that of our competitors.

Intellectual Property

We currently have the following patents either issued or pending approval:

Patent Name	Patent type	Patent No./Application No.	Expiration Date	Status

Construct of Sealed terminal of VRLA battery	Utility Model	ZL 200420042736.7	February 17, 2014	Approved

Nano-Silicon Fiber Stationary Storage lead acid battery	Invention Patent	200610061139.2	N/A	Pending

Nano-Silicon Fiber Stationary Storage lead acid battery	Utility Model	200620014068.6	N/A	Pending

We have registered the trademark for the logo with the Trademark Office of the State Administration for Industry and Commerce of China. We use our trademark for the sales and marketing of our products. Our trademark expires in August 2013 and may be continually renewed thereafter.

In addition, we protect our know-how technologies through confidentiality provisions of the employment contracts we enter into with our employees.

Research and Development Efforts

We currently operate one research and development center located in Shenzhen. As of March 31, 2008, we had 59 research and development staff (26 of whom hold Master/PhD degrees) who independently manage new product development projects. Our research and development center’s mission is to develop advanced technologies, advanced battery materials, new gel and photovoltaic battery development, and training.

Unlike other major lead-acid battery manufacturers, we do not solely depend on joint-development programs with universities. Instead, we emphasize the independent development of proprietary technology. Our Chief Technology Officer, Mr. He, has led our research and development team’s efforts relating to the development of several series of new products, including, the LEV battery series, and gel battery series (including solar energy storage batteries), all of which are revenue generating products for us. All of these new products contribute and we expect that they will continue to contribute revenues to us in the future.

During the fiscal years 2007, 2006 and 2005, our research and development expenses amounted to approximately $0.27 million, $0.21 million and $0.16 million, representing approximately 0.36%, 0.52% and 0.70% of our sales, respectively. These expenses were mainly composed of staff costs and depreciation of testing equipment used in a variety of projects and other research and development expenses.

Employees

As of March 31, 2008, we had 1,526 full-time employees. The following table illustrates the allocation of these employees among the various job functions conducted at our company.

Department	Number of Employees

Production	1,182

Quality Control	135

Domestic Sales	8

After Sales Service	15

Human Resources	45

Planning and Material Center	35

Research and Development	59

International Sales	32

Finance	15

Total	1,526

We believe that our relationship with our employees is good. The remuneration payable to employees includes basic salaries and allowances. We have not experienced any significant problems or disruption to our operations due to labor disputes, nor have we experienced any difficulties in recruitment and retention of experienced staff.

As required by applicable Chinese laws, we have entered into employment contracts with all of our officers, managers and employees.

Our employees in China participate in a state pension scheme organized by Chinese municipal and provincial governments. We are required to contribute to the scheme at a rate of 8% of the average monthly salary. In addition, we are required by Chinese laws to cover employees in China with various types of social insurance. We have purchased required social insurance for all of our employees.

Regulation

Since our operating subsidiaries are located in China, we are subject to a variety of PRC environmental laws and regulations related to air emission, noise, water discharge and storage and disposal of solid and hazardous wastes. The primary environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution. Our production sites in the PRC are also subject to regulation and periodic monitoring by the relevant environmental protection authorities.

We believe that it is important to carry out our operations in an environmentally friendly manner. As such, we attempt to reduce the consumption of natural resources in our operations as much as possible. We also take steps to ensure that waste and by-products produced as a result of our operations are properly disposed of in accordance with applicable laws so as to minimize adverse effects to the environment. These steps include : (1) making sure there is no waste water drained off from our operations; (2) entering into an agreement with Waste Disposal Station, Bao’an District, Shenzhen for wasted acid and hazardous materials disposal; (3) collectively recycling the wasted old materials of the productions by Qiaotou Village Committee; (4) hiring professional waste battery recycling companies to be in charge of waste batteries within the territory of PRC; and (5) being a member of Portable Rechargeable Battery Association, or PRBA an international organization which endeavors to obtain consistent domestic and international solutions to environmental and other selected issues affecting the use, recycling and disposal of small sealed rechargeable batteries. We have signed a recycling agreement with PRBA which authorizes PRBA to be in charge of battery recycling outside the territory of PRC.

In addition, we are also subject to PRC’s foreign currency regulations. The PRC government has control over RMB reserves through, among other things, direct regulation of the conversion or RMB into other foreign currencies. Although foreign currencies which are required for “current account” transactions can be bought freely at authorized Chinese banks, the proper procedural requirements prescribed by Chinese law must be met. At the same time, Chinese companies are also required to sell their foreign exchange earnings to authorized Chinese banks and the purchase of foreign currencies for capital account transactions still requires prior approval of the Chinese government.

Our Properties and Facilities

All land in China is owned by the State or collectives. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms according to the relevant Chinese laws. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

Our main production facilities are located at our headquarters in Shenzhen, China. The total site area is approximately 25,027 square meters. Among them, 9,859 square meters were leased from Shenzhen Qiaotou Equity Cooperation Co. The term of this lease is from May 1, 2007 through January 30, 2009. About 6,100 square meters were also leased from Shenzhen Qiaotou Equity Cooperation Co. The term of this lease is from February 1, 2006 through January 30, 2009. About 6,968 square meters were leased from Shenzhen Huadelin Investment Co., Ltd. The term of this lease is from July 9, 2007 through June 30, 2010. The other 2,100 square meters were leased from Fuyong Yingfeng Machinery & Equipment Factory. The term of lease is 12 months commencing on March 15, 2008 and expiring on March 14, 2009. We expect that we will be able to renew these leases on similar terms prior to their expiration. We manufacture all of our product types at these facilities.

We have a secondary production facility in Shanghai, China. The total site area of this facility is approximately 13,000 square meters. We lease this facility under a lease with Shanghai Fengxian Livestock and Fishery Co., Ltd. The term of this lease is from July 1, 2003 through June 30, 2016. We expect that we will be able to renew this lease on similar terms prior to its expiration. We manufacture LEV lead-acid batteries at this facility.

Our third production facility is located in Huizhou, China. The total site area is approximately 14,704 square meters. We lease this facility under a lease with Huizhou Huiyang Sanlian Iron Products Factory. The lease has been renewed once and the current term is from April 1, 2008 though March 31, 2009. We expect that we will be able to renew this lease on similar terms prior to its expiration. Huizhou Ritar is not yet operating. We intend to begin manufacturing our products in Huizhou in addition to Shenzhen, Shanghai and Hengyang and we expect that Huizhou Ritar will be our operating subsidiary for our future Huizhou manufacturing operations.

Our fourth production facility is located in Hengyang, China. On April 15, 2007, Shenzhen Ritar entered into an agreement for stationing project into industrial park, or Songmu Investment Agreement, with the Administrative Committee of Songmu Industrial Park, Henyang City, Hunan Province, China, or Songmu Industrial Park. Under the Songmu Investment Agreement, as amended, Songmu Industrial Park agreed to grant to Shenzhen Ritar the land use rights over a land plot with an area about 266,667 square meters at approximately $9.35 per square meter. We recently completed the first phase construction of Hengyang Ritar facility and the lead acid battery production at this facility began at the end of April 2008. In addition, we expect that in the second quarter of 2008, production of lead plates will begin at Hengyang Ritar. Approximately 46,000 square meters of factory space has already been constructed. Another 40,000-60,000 square meters of factory space are expected to be constructed during the second phase over the next three years which will be allocated to both lead acid battery and lead plate production.

We have 28 representative offices throughout China. Each office has entered into a lease with a 6-or 12-month term. We expect that we will be able to renew theses leases on similar terms prior to their expirations.

Through our manufacturing facilities located in Shenzhen, Shanghai and Hengyang, we currently have 17 lead acid battery production lines that are operational. Eleven of them are located at Shenzhen, three of them are located at Shanghai and the remaining three are located at Hengyang. Most of the key production equipment was purchased in China. Production equipment consists of charging/discharging machines, testing equipment, ultrasonic welders and filling machines of electrolyte.

We modify our production to cater to client demands. Due to the similar construct of different series of our products, our assembly lines are flexible and allow us to change to the production of different batteries for different applications. This helps us to change with market trends.

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position

Jiada Hu	42	Chief Executive Officer, President, Secretary, Treasurer and Director

Jianjun Zeng	39	Chief Operating Officer

Degang He	66	Chief Technology Officer

Zhenghua Cai	36	Chief Financial Officer

JIADA HU. Mr. Hu has been our Chief Executive Officer, President, Secretary and Treasurer since February 16, 2007 and our director since March 11, 2007. Mr. Hu has been the Chairman and Chief Executive Officer of our subsidiary, Shenzhen Ritar, since June 2002. Before founding Shenzhen Ritar in June 2002, Mr. Hu was the Vice President of Sales at Shenzhen Senry Power Co., Ltd, a major lead-acid battery manufacturer in China from December 1998 to June 2002. Mr. Hu holds a B.S. degree from Jilin University and Master’s degree in Business Administration from TsingHua University.

JIANJUN ZENG. Mr. Zeng became our Chief Operating Officer on February 16, 2007 and has been the Chief Operating Officer of our subsidiary, Shenzhen Ritar, since June 2002. Prior to joining Shenzhen Ritar, Mr. Zeng was the Vice President of one of the major lead-acid battery manufacturers, ZhongShan Enduring Battery Co., Ltd from April 2000 to April 2002. From October 1999 to March 2000, Mr. Zeng was the Vice President of Sales of Shenzhen Jinxingguang Power Co., Ltd., a VRLA manufacturer and prior to that, Mr. Zeng had been chief of the production department of HengYang City TianYuan Inc. a metallurgy company. Mr. Zeng holds a Bachelor’s degree from Hunan University and Master’s degree in Business Administration from Zhongshan University.

DEGANG HE. Mr. He became our Chief Technology Officer on February 16, 2007 and has been the Chief Technology Officer of our subsidiary, Shenzhen Ritar, since July 2003. Prior to joining Shenzhen Ritar, Mr. He was the Chief Technology Officer of Guangdong Panyu Storage Battery Co., Ltd., a manufacturer of VRLA and starting, lighting, and ignition motive and stationary lead-acid batteries from February 1993 to May 2003 and a large state-owned lead-acid battery enterprise in Hunan Province from July 1963 to February 1993. He holds a B.S. in Chemistry from Guangxi University that he received in 1963.

ZHENGHUA CAI. Mr. Cai became our Chief Financial Officer on February 16, 2007 and has been the manager of the Finance Department of our subsidiary, Shenzhen Ritar since November 2002. Prior to joining Shenzhen Ritar, Mr. Cai was chief of the Finance Department of DaDa Electronics (Shenzhen) Co., Ltd., a manufacturer of electronic products from September 1999 to October 2002. Mr. Cai holds a Bachelor’s degree from SouthWestern University of Finance and Economics in Chongqing, China.

Except as noted above, there are no other agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person. Our current director holds no directorships in any other reporting companies.

Board Composition and Committees

The board of directors is currently composed of one member, Mr. Jiada Hu. All Board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present. We intend to increase the size of our board of directors in the future but have not determined the approximate time to take such action.

We currently do not have standing audit, nominating or compensation committees. Our sole director handles the functions that would otherwise be handled by each of the committees. We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors. The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures. The compensation committee will be primarily responsible for reviewing and approving our compensation and benefit policies, including compensation of executive officers.

Our sole director, Mr. Hu is not an audit committee financial expert. Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Family Relationships

Except with respect to Mr. Zeng and Mr. Hu, there are no family relationships among our director or officers. Jianjun Zeng, our Chief Operating Officer is the brother-in-law of our Chief Executive Officer and sole director, Jiada Hu.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws (except where not subsequently dismissed without sanction or settlement), or from engaging in any type of business practice, or a finding of any violation of federal or state securities laws. To the best of our knowledge, no petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of any of our directors or officers, or any partnership in which any of our directors or officers was a general partner at or within two years before the time of such filing, or any corporation or business association of which any of our directors or officers was an executive officer at or within two years before the time of such filing. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table – 2006 and 2007

The following table sets forth information concerning all compensation awarded to, earned by or paid to the following persons for services rendered in all capacities during 2007 and 2006: T. Kent Rainey, our former director and Chief Executive Officer and Chief Financial Officer; Timothy P. Halter, who served as our Chief Executive Officer after Mr. Rainey; Jiada Hu, our current Chief Executive Officer, President, Secretary, Treasurer and sole director, who became our Chief Executive Officer upon the resignation of Mr. Halter; and Zhenghua Cai, who became our Chief Financial Officer on February 16, 2007 when we completed the reverse acquisition of Ritar. No other executive officers received total compensation in excess of $100,000 in either fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Total ($)
T. Kent Rainey,	2007	-	-		-
Director, CEO and CFO (1)	2006	-	-		-

Timothy P. Halter,	2007	-	-		-
Director, CEO and CFO (2)	2006	-	-		-

Jiada Hu Director,	2007	45,000	-	3,853,401	3,898,401
CEO, President, Secretary, Treasurer (3)	2006	13,800	25,500	-	39,300

_____________________________

(1)
Mr. Rainey did not receive any compensation for his services in 2006 because the company was not operating at the time he served as the Chief Executive Officer and Chief Financial Officer. On June 30, 2006, Mr. Rainey resigned from his positions in connection with the sale by Concept Ventures Corporation to Halter Financial Investments, L.P. of newly issued shares of common stock representing 78.6% of our issued and outstanding capital stock for $275,000. At such time, Timothy P. Halter became our Chief Executive Officer.

(2)
Timothy P. Halter resigned from all offices he held with us on February 16, 2007 and from his position as our director on March 11, 2007. Mr. Halter did not receive any compensation for his services in 2006 and 2007 because the company was not operating at the time he served as Chief Executive Officer.

(3)
On February 16, 2007, we acquired Ritar in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Hu became our Chief Executive Officer, President, Secretary and Treasurer. On March 11, 2007, Mr. Hu became our sole director. Prior to the effective date of the reverse acquisition, Mr. Hu served Shenzhen Ritar as Chief Executive Officer and Chairman. The compensation shown in this table includes the amount Mr. Hu received from Shenzhen Ritar prior to the consummation of our reverse acquisition of Ritar on February 16, 2007 in addition to the compensation Mr. Hu received for his services for the remainder of 2007. In addition, in 2007, we recognized stock-based compensation of approximately $3.85 million. The 2007 stock-based compensation was attributable to the recognition of the make good provision expense for the year ended December 31, 2007. In connection with the private placement on February 16, 2007, our largest shareholder, Mr. Jiada Hu entered into an escrow agreement with the private placement investors pursuant to which he agreed to certain “make good” provisions. In the escrow agreement, we established minimum after tax net income thresholds of $5,678,000 for the fiscal year ended December 31, 2007 and $8,200,000 for the fiscal year ending December 31, 2008. Mr. Hu deposited a total of 3,601,309 shares, to be equitably adjusted for stock splits, stock dividends and similar adjustments, of the common stock of China Ritar Power Corp. into escrow with Securities Transfer Corporation under the escrow agreement. In the event that the minimum after tax net income thresholds for the fiscal year 2007 or the fiscal year 2008 are not achieved, then the investors will be entitled to receive additional shares of our common stock deposited in escrow based upon on a pre-defined formula agreed to between the investors and Mr. Hu. Pursuant to SFAS No. 123R, Accounting for Stock-Based Compensation, if the net income threshold is met, the shares will be released back to the make good pledgor and treated as an expense equal to the grant date fair value of the shares. We achieved our net income threshold for 2007 and as a result, approximately $3.85 million was recognized as an expense in accordance with SFAS No. 123R.

Employment Agreements

On August 1, 2006, our subsidiary, Shenzhen Ritar, entered into an employment agreement with Jiada Hu, our Chief Executive Officer, President, Secretary and Treasurer. The term of the employment agreement is three years. The employment agreement provides the amount of Mr. Hu’s salary and establishes his eligibility to receive a bonus. Mr. Hu’s employment agreement provides for an annual salary of approximately $45,000. The employment agreement does not entitle the executive officer to severance payments or payments following a change in control.

Outstanding Equity Awards at Fiscal Year End

There was no unexercised option, stock that has not vested or equity incentive plan award for any named executive officer as of December 31, 2007.

Director Compensation

We did not pay our directors fees in 2007 for attending scheduled and special meetings of our board of directors and we have no standard arrangement pursuant to which any director is compensated for his or her services in such capacity. In the future, when independent directors are appointed to our board, we may adopt a policy of paying independent directors for their services as independent directors.

However, when our board consisted of more than one director, we did reimburse directors for reasonable travel expenses related to attendance at board meetings. Since July 2006, because we have had only one director, there has been no travel involved to attend board meetings.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; CORPORATE GOVERNANCE

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the 2007 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

•
On February 16, 2007, we consummated the transactions contemplated by a share exchange agreement between Concept Ventures Corporation and the owners of the issued and outstanding capital stock of Ritar International Group Limited, including Jiada Hu, our Chief Executive Officer, President, and largest stockholder and certain of our other officers and stockholders. Pursuant to the share exchange agreement, we acquired 100 percent of the outstanding capital stock of Ritar International Group Limited in exchange for 11,694,663 shares of our common stock. As a result of this transaction, Mr. Hu became the beneficial owner of approximately 43.87% of our outstanding capital stock as of February 16, 2007.

•
On May 1, 2005, Shenzhen Ritar entered into a lease with Mr. Jiada Hu, pursuant to which Shenzhen Ritar leased Room 2201 Tower A, Cyber Times Building, Tian’an Cyber Park, Futian District, Shenzhen from Mr. Hu for office use at a monthly rental of approximately $2,330. The site area is approximately 233 square meters. On June 29, 2006, Shenzhen Ritar reached a supplemental agreement with Mr. Hu, by which the monthly rental of the same office was increased to approximately $3,495. This lease was terminated by the parties on May 5, 2007.

•
On September 30, 2006, we loaned RMB 6,358,259.95 (approximately $800,000) to Mr. Jiada Hu. The annual interest rate for the loan was 6%. The loan is due on September 30, 2007 and secured with a lien on Mr. Hu’s personally owned real estate. On February 16, 2007, at the same time that we closed our private placement, Mr. Hu sold 864,486 of the shares that he received upon the consummation of the share exchange transaction to the investors in the private placement. The approximate $1,850,000 in proceeds received from the sale of these shares were used to repay in full this outstanding indebtedness.

•
On September 5, 2006, our subsidiary Shenzhen Ritar entered into a financial advisory agreement with HFG International, Limited, a Hong Kong corporation. Under the financial advisory agreement, HFG International, Limited agreed to provide Shenzhen Ritar with financial advisory and consulting services in implementing a restructuring plan, advising Shenzhen Ritar on matters related to a capital raising transaction and facilitating Shenzhen Ritar’s going public transaction. In consideration for these services, HFG International, Limited was paid a fee of $480,000 upon the closing of the going public transaction. Our former director and officer Timothy P. Halter is the principal stockholder and the Chief Executive Officer of HFG International, Limited.

•
In order to induce certain individuals to loan money to us in the aggregate amount of approximately $762,500, Mr. Jiada Hu, in July 2006 granted these lenders a right to purchase from Mr. Hu 161,408 shares of our common stock in aggregate. The right to purchase Mr. Hu’s shares of our common stock can be exercised within three years at the exercise price of $2.14 per share.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

CHANGE IN ACCOUNTANTS

Prior to our reverse acquisition of Ritar International Group Limited, our independent registered public accounting firm was Pritchett, Siler & Hardy, P.C. while Ritar International Group Limited’s independent registered public accounting firm was Child, Van Wagoner & Bradshaw, PLLC. On February 16, 2007, concurrent with the change in control transaction discussed above, our board of directors approved the dismissal of Pritchett, Siler & Hardy, P.C. as our independent auditor, effective upon the completion of the audit of financial statements of our holding company, China Ritar Power Corp., as of and for the fiscal year ended December 31, 2006 and the issuance of its report thereon. Concurrent with the decision to dismiss Pritchett, Siler & Hardy, P.C. as our independent auditor, our board of directors elected to continue the existing relationship of Ritar International Group Limited with Child Van Wagoner & Bradshaw, PLLC and appointed Child Van Wagoner & Bradshaw, PLLC as our independent auditor.

The dismissal of Pritchett, Siler & Hardy, P.C. became effective when Pritchett, Siler & Hardy, P.C. completed its audit of such financial statements and released its report with respect thereto on March 30, 2007.

Pritchett, Siler & Hardy, P.C.’s reports on China Ritar Power Corp.’s financial statements as of and for the fiscal years ended December 31, 2006 and 2005, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its report for the fiscal year ended December 31, 2006 contained a going concern qualification as to the Holding Company’s ability to continue.

In connection with the audits of the fiscal years ended December 31, 2006 and 2005, and during the subsequent interim period through March 30, 2007, there were (1) no disagreements with Pritchett, Siler & Hardy, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Pritchett, Siler & Hardy, P.C., would have caused Pritchett, Siler & Hardy, P.C. to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2006 and 2005 and through March 30, 2007, neither us nor anyone acting on our behalf consulted Child Van Wagoner & Bradshaw, PLLC with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that Child Van Wagoner & Bradshaw, PLLC concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

We provided Pritchett, Siler & Hardy, P.C. with a copy of this disclosure on April 3, 2007, providing Pritchett, Siler & Hardy, P.C. with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statement made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A letter from Pritchett, Siler & Hardy, P.C. dated April 5, 2007 was filed by us as Exhibit 16.1 to our current report on Form 8-K on April 5, 2007.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 4,579,067 shares of our common stock that were issued or are issuable to selling stockholders pursuant to transactions exempt from registration under the Securities Act. All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts.

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of June 20, 2008 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 19,134,992 shares of common stock outstanding as of June 20, 2008.

All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, except as specifically set forth in the footnote to the table below, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

For additional information, refer to “Security Ownership of Certain Beneficial Owners and Management” below.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

Name and Address	Shares Beneficially Owned before the Offering	Maximum Number of Shares to be Sold	Beneficial Ownership After the Offering (1)	Percentage of Common Stock Owned After Offering(1)
Pope Investments LLC(2) c/o Pope Asset Management 5100 Poplar Ave., Suite 805 Memphis, TN 38137	3,046,005	785,845	2,260,160	11.45%

The USX China Fund (3) c/o Parr Financial Group, LLC 5100 Poplar Ave., Suite 3117 Memphis, TN 38137	56,074	56,074	0	*

JLF Offshore Fund, Ltd.(4) c/o JLF Asset Management, LLC 2775 Via de la Valle, Suite 204 Del Mar, CA 92014	889,762	889,762	0	*

JLF Partners I, LP(5) c/o JLF Asset Management, LLC 2775 Via de la Valle, Suite 204 Del Mar, CA 92014	740,040	740,040	0	*

JLF Partners II, LP(6) c/o JLF Asset Management, LLC 2775 Via de la Valle, Suite 204 Del Mar, CA 92014	52,440	52,440	0	*

Gary C. Evans (7) c/o Gary Evans 1808 Point De Vue Flower Mound, TX 75022	112,149	112,149	0	*

Crestview Capital Master, LLC (8) c/o Crestview Capital 95 Revere Dr, Ste A Northbrook, IL 60062	28,038	28,038	0	*

SEI Private Trust Co FAO The JM Smucker Co Master Trust (9) SPTC Specialized Trust Admin Services SEI Private Trust Co 1 Freedom Valley Dr. Oaks, PA 19456	140,186	140,186	0	*

MidSouth Investor Fund LP (10) c/o Heidtke & Company, Inc. 201 4th Ave. North, Suite 1950 Nashville, TN 37219	23,364	23,364	0	*

Whitebox Intermarket Patrners, L.P. (11) Whitebox Advisors LLC 3033 Excelsior Blvd., Ste 300 Minneapolis, MN 55416	56,073	56,073	0	*

Kevin B. Halter, Jr. Halter Capital Corp 2591 Dallas Parkway #102 Frisco, TX 75034	17,145	17,145	0	*

Hua - Mei 21st Century Partners, LP (12) c/o Guerrilla Capital 237 Park Ave, 9th Fl New York, NY 10017	28,038	28,038	0	*

Ruoling Wang (13) Rm 1701, 21 Building, 669 Baiyu Rd. Shanghai, China 200063	56,074	56,074	0	*

Naqin Gao (14) 11D 9 Building Gong He Shijia Yitian Road, Shenzhen, Guang Dong China 518048	84,100	84,100	0	*

Qingbo Cheng (15) Shenzhen Zhong Industry Group Co LTD 11F South Block Jonile Building 7008 Beihuan Fast Road Shen Zhen, China 518049	112,149	112,149	0	*

Hui Yuan (16) Room 904, Unit 5, Chengshijiari Longzhu Street Shenzhen, PRC 518057	560,747	560,747	0	*

Youliang Tang (17) 23-6D Yitian Garden Futian District, Shenzhen Guang Dong, China 518000	224,299	224,299	0	*

Xiuyuan Fang (18) Winner Industrial Park, Bulong Road Longhua Shenzhen, Guangdong, China 518109	140,186	140,186	0	*

William Archer 1768 Millcreek Way, Salt Lake City, Utah 84106	50,848	50,848	0	*

Zhang Qiang The 15th floor, Tower C, Electronic Technology Building, No.2070, Central Shennan Road, Shenzhen, China, 518031	85,295	85,295	0	*

James H. Groh 101 Watersedge Hilton Head Island, SC 29928	38,750	38,750	0	*

Sheldon Saidman 5912 Via Verona View, Colorado Spring, Co 80919	7,500	7,500	0	*

Gerard Pascale 19 Shelter Cove Lane, Suite 101 Hilton Head Island, SC 29928	2,500	2,500	0	*

Yidong Cui Room 1001, No. 80, Lane 988, Da Hua Road, Shanghai, China 200442	1,250	1,250	0	*

Roth Capital Partners, LLC (19) 24 Corporate Plaza Newport Beach, CA 92660	286,215	286,215	0	*

Total	6,839,227	4,579,067

* Less than 1%
(1) Assumes that all securities offered are sold. A total of 19,134,992 shares of our common stock as of June 20, 2008 are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any options or warrants exercisable within 60 days have been included in the denominator.

(2) Includes 785,845 shares of our common stock. Mr. William P. Wells is the President of Pope Asset Management, LLC, which is the manager of Pope Investments LLC. Mr. Wells has sole voting and investment control over the securities held by Pope Investments LLC.

(3) Includes 46,729 shares of our common stock and 9,345 shares underlying the warrant to purchase shares of our common stock. Mr. Stephen L. Parr is the President of Parr Financial Group, LLC, which is the manager of The USX China Fund. Mr. Parr has sole voting and investment control over the securities held by The USX China Fund.

(4) Includes 741,469 shares of our common stock and 148,293 shares underlying the warrant to purchase shares of our common stock. Jeffrey L. Feinberg is the managing member of JLF Asset Management, LLC, which serves as the management company and/or investment manager to JLF Offshore Fund, Ltd. Mr. Feinberg has the sole voting and investment voting and investment control over the securities held by JLF Off Shore Fund, Ltd.

(5) Includes 616,700 shares of our common stock and 123,340 shares underlying the warrant to purchase shares of our common stock. Jeffrey L. Feinberg is the managing member of JLF Asset Management, LLC, which serves as the management company and/or investment manager to JLF Partners I, L.P. Mr. Feinberg has voting and investment control over the securities held by JLF Partners I, L.P.

(6) Includes 43,700 shares of our common stock and 8,740 shares underlying the warrant to purchase shares of our common stock. Jeffrey L. Feinberg is the managing member of JLF Asset Management, LLC, which serves as the management company and/or investment manager to JLF Partners II, L.P. Mr. Feinberg has voting and investment control over the securities held by JLF Partners II, L.P.

(7) Includes 112,149 shares underlying the warrant to purchase shares of our common stock.

(8) Includes 28,038 shares underlying the warrant to purchase shares of our common stock. Stewart R. Flink, Robert Hoyt and Daniel I. Warsh are managers of Crestview Capital Partners, LLC, which is the sole manager of Crestview Capital Master, LLC and collectively may be deemed to share voting power and investment power of securities held by Crestview Capital Master, LLC.

(9) Includes 116,822 shares of our common stock and 23,364 shares underlying the warrant to purchase shares of our common stock. Zachary Easton is the President of Coronado Capital Management, which is the General Partner of SEI Private Trust Co FAO The JM Smucker Co Investor Trust and has voting power and investment power of securities held by SEI Private Trust Co FAO The JM Smucker Co Investor Trust.

(10) Includes 23,364 shares underlying the warrant to purchase shares of our common stock. Lyman O. Heidtke is the General Partner of MidSouth Investor Fund LP and has voting power and investment power of securities held by MidSouth Investor Fund LP.

(11) Includes 46,728 shares of our common stock and 9,345 shares underlying the warrant to purchase shares of our common stock. Mr. Andrew J. Redleaf is the Chief Executive Officer of Whitebox Intermarket Partners, L.P. and has voting and investment power over the securities held by Whitebox Intermarket Partners, L.P.

(12) Includes 23,365 shares of our common stock and 4,673 shares underlying the warrant to purchase shares of our common stock. Peter Siris is a managing director of Guerrilla Capital Management, LLC, which is the General Partner of Hua-Mei 21st Century Partners, LP and has voting power and investment power over securities held by Hua-Mei 21st Century Partners, LP.

(13) Includes 46,729 shares of our common stock and 9,345 shares underlying the warrant to purchase shares of our common stock.

(14) Includes 70,084 shares of our common stock and 14,016 shares underlying the warrant to purchase shares of our common stock.

(15) Includes 93,458 shares of our common stock and 18,691 shares underlying the warrant to purchase shares of our common stock.

(16) Includes 467,290 shares of our common stock and 93,457 shares underlying the warrant to purchase shares of our common stock.

(17) Includes 186,916 shares of our common stock and 37,383 shares underlying the warrant to purchase shares of our common stock.

(18) Includes 116,822 shares of our common stock and 23,364 shares underlying the warrant to purchase shares of our common stock.

(19) Represents 286,215 shares of common stock issuable upon exercise of a warrant to purchase our common stock held by Roth Capital Partners, LLC with an exercise price of $2.14 per share and exercisable during a period beginning on February 16, 2007 and expiring February 15, 2010. Byron Roth, the chief executive officer, and Gordon Roth, the chief financial officer, share voting and investment power over the securities held by Roth Capital Partners, LLC.

We will not receive any of the proceeds from the sale of any shares by the selling stockholders. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of June 20, 2008 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of China Ritar Power Corp., Room 405, Tower C, Huahan Building, 16 Langshan Road, North High-Tech Industrial Park, Nanshan District, Shenzhen, 518057, China.

Name & Address of Beneficial Owner	Office, If Any	Title of Class	Amount & Nature of Beneficial Ownership(1)	Percent of Class(2)

Officers and Directors

Jiada Hu(3)(4)(5)	CEO, President, Secretary, Treasurer and Director	Common Stock $0.001 par value	8,315,825	43.46%

Jianjun Zeng	Chief Operating Officer	Common Stock $0.001 par value	701,680	3.67%

Degang He	Chief Technology Officer	Common Stock $0.001 par value	0	*

Zhenghua Cai	Chief Financial Officer	Common Stock $0.001 par value	0	*

All officers and directors as a group (4 persons named above)		Common Stock $0.001 par value	9,017,505	47.13%

5% Securities Holder

Timothy P. Halter(6)(7) 12890 Hill Top Road, Argyle, TX 76226		Common Stock $0.001 par value	1,100,000	5.75%

David Brigante (6)(7) 12890 Hill Top Road Argyle, TX 76226		Common Stock $0.001 par value	1,100,000	5.75%

George L. Diamond (6)(7) 12890 Hill Top Road Argyle, TX 76226		Common Stock $0.001 par value	1,100,000	5.75%

Marat Rosenberg (6)(7) 12890 Hill Top Road Argyle, TX 76226		Common Stock $0.001 par value	1,100,000	5.75%

Pope Investments LLC(8) c/o Pope Asset Management 5100 Poplar Ave., Suite 805 Memphis, TN 38137		Common Stock $0.001 par value	3,046,005	15.43%

William P. Wells(9) c/o Pope Asset Management 5100 Poplar Ave., Suite 805 Memphis, TN 38137		Common Stock $0.001 par value	3,046,005	15.43%

Jeffrey L. Feinberg(10) c/o JLF Asset Management, LLC 2775 Via de la Valle, Suite 204 Del Mar, CA 92014		Common Stock $0.001 par value	2,384,469	12.28%

Henying Peng(5)(11)		Common Stock $0.001 par value	8,315,825	43.46%

Total Shares Owned by Persons Named above

		Common Stock $0.001 par value	15,547,979	74.84%

* Less than 1%

1Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

2A total of 19,134,992 shares of our common stock as of June 20, 2008 are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any options or warrants exercisable within 60 days have been included in the denominator.

3In order to induce certain individuals to loan money to us in the aggregate amount of approximately $762,500, Mr. Jiada Hu, in July 2006 granted these lenders a right to purchase from Mr. Hu 161,408 shares of our common stock in aggregate. The right to purchase Mr. Hu’s shares of our common stock can be exercised within three years at the exercise price of $2.14 per share.

4Includes 701,680 shares of our common stock owned by Henying Peng, Mr. Jiada Hu’s wife.

5Includes 1,800,655 shares that have been placed in escrow, pursuant to a make good escrow agreement, dated as of February 16, 2007.

6Includes 522,500 shares of our common stock owned by Halter Financial Investments, L.P., or HFI, of which Halter Financial Investments GP, LLC is the sole general partner. The limited partners of HFI are: (i) TPH Capital, L.P. of which TPH Capital GP, LLC is the general partner and Timothy P. Halter is the sole member of TPH Capital GP, LLC; (ii) Bellfield Capital, L.P. of which Bellfield Capital Management, LLC is the sole general partner and David Brigante is the sole member of Bellfield Capital Management, LLC; (iii) Colhurst Capital L.P of which Colhurst Capital GP, LLC is the general partner and George L. Diamond is the sole member of Colhurst Capital GP, LLC; and (iv) Rivergreen Capital, LLC of which Marat Rosenberg is the sole member. As a result, each of the foregoing persons may be deemed to be a beneficial owner of the shares held of record by HFI.

7Includes 577,500 shares of our common stock owned by Halter Financial Group, L.P., or HFG, of which Halter Financial Group GP, LLC is the sole general partner. The limited partners of HFI are: (i) TPH Capital, L.P. of which TPH Capital GP, LLC is the general partner and Timothy P. Halter is the sole member of TPH Capital GP, LLC; (ii) Bellfield Capital, L.P. of which Bellfield Capital Management, LLC is the sole general partner and David Brigante is the sole member of Bellfield Capital Management, LLC; (iii) Colhurst Capital L.P of which Colhurst Capital GP, LLC is the general partner and George L. Diamond is the sole member of Colhurst Capital GP, LLC; and (iv) Rivergreen Capital, LLC of which Marat Rosenberg is the sole member. As a result, each of the foregoing persons may be deemed to be a beneficial owner of the shares held of record by HFG.

8Includes 411,215 shares underlying the warrant to purchase shares of our common stock. The foregoing information is derived from a Form 4 filed with the SEC on March 31, 2008

9Includes 2,634,790 shares of our common stock and 411,215 shares underlying the warrant to purchase shares of our common stock owned and held by Pope Investments LLC of which Pope Asset Management, LLC is the manager of which Mr. Wells is the sole manager. Mr. Wells has sole voting and investment control over the securities held by Pope Investments LLC. The foregoing information is derived from a Form 4 filed with the SEC on March 31, 2008

10Includes 123,340 shares underlying the warrant to purchase shares of our common stock owned and held by JLF Partners I, L.P., 8,740 shares underlying the warrant to purchase shares of our common stock owned and held by JLF Partners II, L.P., and 148,293 shares underlying the warrant to purchase shares of our common stock owned and held by JLF Off Shore Fund, Ltd. to which JLF Asset Management LLC serves as the management company and/or investment manager. Jeffrey L. Feinberg is the managing member of JLF Asset Management, LLC and has sole voting and investment control over the securities held by JLF Partners I, L.P., JLF Partners II, L.P. and JLF Off Shore Fund, Ltd. The foregoing information is derived from a Schedule 13G filed with the SEC on March 4, 2008 and a Form 4 filed with the SEC on April 14, 2008.

11Includes 7,614,145 shares of our common stock owned by Mr. Hu, Henying Peng’s husband.

Changes in Control

There are currently no arrangements which may result in a change in control of the Company.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share. Prior to the closing the reverse merger transaction, we effected a 1-for-14.75 reverse split of our common stock. As a result, the total number of our issued and outstanding common stock on July 7, 2006 was reversed from 20,650,000 shares to 1,400,017 shares. The purposes of the reverse split were to decrease the number of shares of common stock outstanding so as to make us more attractive to a potential merger or acquisition candidate and increase the per share market price for our common stock.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that the persons receiving the greatest number of votes shall be the directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. On June 9, 2006, our board of directors declared a special cash dividend in the amount of $1.475 (on a post-split basis) per share of common stock, payable on July 5, 2006 to shareholders of record as of June 22, 2006, the record date. An aggregate dividend of $442,500 was paid on July 5, 2006. Except for such dividend, we have never declared or paid cash dividends. Our board of directors does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock. No shares of preferred stock are currently outstanding. Our charter does not currently authorize our board of directors to issue shares of preferred stock in one or more classes or series within a class upon authority of the board without further stockholder approval. In the future, we may seek to amend our charter to provide the board of directors with such authority. Any preferred stock issued in the future may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. In addition, any such shares of preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

Our independent stock transfer agent is Securities Transfer Corporation, located in 2591 Dallas Parkway Suite 102, Frisco, TX 75034. Their phone number is (469)-633-0101.

SHARES ELIGIBLE FOR FUTURE SALE

As of June 20, 2008, 19,134,992 shares of our common stock were issued and outstanding.

Shares Covered by this Prospectus

All of the 4,579,067 shares being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

Rule 144

The SEC has recently adopted amendments to Rule 144 which became effective on February 15, 2008 and apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months is entitled to sell its securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of securities of the same class then outstanding, which will equal approximately 191,350 shares immediately after this offering; or

•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

However, since our shares are quoted on the OTC Bulletin Board, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	the least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144 our stockholders, who were stockholders of ours prior to the reverse acquisition of Ritar International Group Limited that concluded on February 16, 2007, were able to sell the their shares of our common stock from and after February 17, 2008 (the one year anniversary of our reverse acquisition of Ritar International Group Limited) without registration.

PLAN OF DISTRIBUTION

The selling stockholders, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

- a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein and any selling stockholders who are affiliates of broker-dealers are “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Roth Capital Partners, LLC is a registered broker dealer and NASD member firm and listed as a selling shareholder in this prospectus. Roth Capital Partners, LLC served as placement agent for our private placement offering that was completed on February 16, 2007, and received, in addition to cash commissions of $600,249 and reimbursement of placement agent counsel fees of $50,000, warrants to purchase 286,215 shares of our common stock with an exercise price of $2.14 per share. The registration statement of which this prospectus forms a part includes the shares of common stock underlying the warrants held by Roth Capital Partners, LLC and shares of common stock held by an affiliate of Roth Capital Partners, LLC that participated in the private placement.

The warrants held by Roth Capital Partners, LLC expire on February 15, 2010. The 286,215 shares of Common Stock issuable upon conversion of placement agent warrants received by Roth Capital Partners, LLC are restricted from sale, transfer, assignment, pledge or hypothecation or from being the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part, except transfers of the warrants to officers or partners of Roth Capital Partners, LLC as allowed under NASD Rule 2710 (g)(1) and (2).

Roth Capital Partners, LLC has indicated to us its willingness to act as selling agent on behalf of certain of the selling shareholders named in the prospectus under the section titled “Selling Stockholders” that purchased our privately placed securities. All shares sold, if any, on behalf of selling shareholders by Roth Capital Partners, LLC would be in transactions executed by Roth Capital Partners, LLC on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 5% of the gross proceeds. Roth Capital Partners, LLC does not have an underwriting agreement with us and/or the selling shareholders and no selling shareholders are required to execute transactions through Roth Capital Partners, LLC. Further, other than any existing brokerage relationship as customers with Roth Capital Partners, LLC, no selling shareholder has any pre-arranged agreement, written or otherwise, with Roth Capital Partners, LLC to sell their securities through Roth Capital Partners, LLC.

NASD Rule 2710 requires NASD members firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling shareholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•	the complete details of how the selling shareholders' shares are and will be held, including location of the particular accounts;
•
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

•
in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

No NASD member firm may receive compensation in excess of that allowable under NASD rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $273,238. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Thelen Reid Brown Raysman & Steiner LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of China Ritar Power Corp. included in this prospectus and in the registration statement have been audited by Child Van Wagoner & Bradshaw, PLLC, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

CHINA RITAR POWER CORP.

CHINA RITAR POWER CORP. UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Page

Condensed Consolidated Balance Sheets (Unaudited)	F-2
Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)	F-3
Condensed Consolidated Statements of Changes in Stockholders’ Equity (Unaudited)	F-4
Condensed Consolidated Statements of Cash Flows (Unaudited)	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F6

CHINA RITAR POWER CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31	December 31
	2008	2007
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents (Note 4)	$4,599,240	$4,775,562
Accounts receivable, net of allowances of $710,439 and $670,327 (Note 5)	14,271,116	12,042,973
Inventories (Note 6)	14,272,287	11,850,682
Advance to supplier	1,184,015	3,328,039
Other current assets (Note 7)	932,903	577,493
Restricted cash (Note 8)	4,440,959	5,857,637

Total current assets	39,700,520	38,432,386

Property, plant and equipment:
Property, plant and equipment, net (Note 9)	7,612,829	6,274,103
Intangible assets, net	17,691	18,083
Land use right (Note 10)	470,222	451,456
Due from related parties (Note 11)	219,412	206,175

Total assets	$48,020,674	$45,382,203

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,675,124	$10,878,649
Income and other tax payable (Note 13)	1,234,406	1,168,938
Accrued salaries	173,179	300,552
Bills payable (Note 8)	2,335,450	4,012,797
Other current liabilities (Note 14)	2,432,008	1,939,708
Current portion of long term debt (Note 16)	44,502	170,903
Short term loans (Note 15)	4,715,036	3,089,922

Total current liabilities	21,609,705	21,561,469

Long-term liabilities:
Long-term loans (Note 16)	231,409	136,722
	231,409	136,722

Total liabilities	21,841,114	21,698,191

Minority interest in consolidated subsidiaries (Note 17)	14,676	28,058
Commitments and contingencies(Note 21)

STOCKHOLDERS’ EQUITY
Stockholders’ equity
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock at $.001 par value; authorized 100,000,000 shares authorized, 19,125,647 and 19,000,996 shares issued and outstanding	19,126	19,001
Additional paid-in capital	16,306,706	15,343,481
Retained earnings	7,423,236	6,889,145
Accumulated other comprehensive income	2,415,816	1,404,327

Total stockholders’ equity	26,164,884	23,655,954

Total liabilities and stockholders’ equity	$48,020,674	$45,382,203

See accompanying notes to condensed consolidated financial statements

CHINA RITAR POWER CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
 (UNAUDITED)

	Three Months Ended
	March 31,
	2008	2007
	(unaudited)	(unaudited)

Revenue	$19,254,556	$8,828,191

Cost of sales	15,220,717	7,206,064

Gross profit	4,033,839	1,622,127
Operating expenses
Salaries	1,210,853	269,248
Sales commission	179,150	126,209
Shipping and handling cost	289,055	177,467
Other selling, general and administrative expenses	1,026,587	400,548

	2,705,645	973,472

Operating profit	1,328,194	648,655

Other income and (expenses)
Interest income	45,782	5,230
Finance charges	(142,234)	(84,316)
Foreign currency exchange loss	(306,261)	(101,754)
Other expenses	(726)	(1,093)

Total Other (expenses)	(403,439)	(181,933)

Income before income taxes and minority interests	924,755	466,722

Income taxes	(404,900)	(50,677)

Income before minority interests	519,855	416,045

Minority interests share in loss	14,236	234

Net income	534,091	416,279

Other comprehensive income
Foreign currency translation adjustment	1,011,489	53,785

Comprehensive income	$1,545,580	$470,064

Earnings per share:
- Basic	$0.03	$0.03
-Diluted	$0.03	$0.03

Weighted average number of shares outstanding:
- Basic	19,114,390	15,243,803
- Diluted	19,525,797	16,027,961

See accompanying notes to condensed consolidated financial statements

CHINA RITAR POWER CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED)

	Common stock		Additional paid-in capital	Retained Earnings	Accumulated other comprehensive income	Total Stockholders’ Equity

Balance at December 31, 2006	11,694,663	$11,695	$954,731	$4,246,938	$51,360	$5,264,724
Recapitalization – reverse merger	1,400,017	1,400	(1,400)	-	-	-
Issuance of common shares for fund raising	5,724,292	5,724	12,244,276	-		12,250,000
Cost of raising capital	-	-	(1,835,952)	-		(1,835,952)
Share issued in placement agent at $2.14 per share	135,295	135	289,396			289,531
Cost of raising capital in placement agent	-	-	(289,531)	-	-	(289,531)
Stock-based compensation – make good provision			3,853,401			3,853,401
Net income for the year	-	-	-	2,642,207		2,642,207
Foreign currency translation difference	-	-	-	-	1,352,967	1,352,967
Share issued for warrants exercised	46,729	47	128,560	-	-	128,607

Balance at December 31, 2007	19,000,996	$19,001	$15,343,481	$6,889,145	$1,404,327	$23,655,954

Issuance of common stock with cashless exercise of warrants	124,651	125	(125)	-	-	-
Stock-based compensation –make good provision	-	-	963,350	-	-	963,350
Net income for the period	-	-	-	534,091	-	534,091
Foreign currency translation difference	-	-	-	-	1,011,489	1,011,489

Balance at March 31, 2008	19,125,647	$19,126	$16,306,706	$7,423,236	$2,415,816	$26,164,884

See accompanying notes to condensed consolidated financial statements

CHINA RITAR POWER CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended
	March 31
	2008	2007
	(unaudited)	(unaudited)
Operating activities
Income for the period	$534,091	$416,279
Adjustments to reconcile net income from operations to net cash used in operating activities:
Depreciation of property, plant and equipment	189,596	119,599
Allowance of bad debts-Accounts receivable	11,985	(21,538)
Allowance of bad debts-Other receivable	-	(1,168)
Allowances for slowing moving items	18,993	-
Stock based compensation – make good provision	963,350	-
Minority interests	(14,236)	(234)
Changes in non-cash operating working capital items:
Accounts receivables	(1,702,569)	516,657
Inventories	(1,906,722)	(1,542,744)
Advance to suppliers	2,233,541	-
Other current assets	(145,011)	(279,156)
Accounts payable	(640,889)	(1,690,177)
Income tax and other tax payable	(162,787)	55,007
Accrued salaries	(136,874)	(54,579)
Bills payable	(1,804,702)	-
Other current liabilities	397,779	442,046
Net cash used in operating activities	(2,164,455)	(2,040,008)

Investing activities
Advances (to)/from related parties	(4,566)	377,900
Repayments from related parties	0	460,909
Proceeds from fixed assets	-	9,118
Purchase of equipment	(1,243,342)	(140,546)
Net cash provided by (used in) investing activities	(1,247,908)	707,381

Financing activities
Proceeds from issuance of stock, net of direct issue expenses $1,835,952, $317,319 of which were prepaid	-	10,731,367
Cash acquired from RTO	-	373
Proceeds from other loan borrowings	130,649	35,865
Proceeds from bank borrowings	1,290,457	-
Repayment of other loan borrowings	-	(85,374)
Repayment of bank borrowings	-	(1,922,333)
Restricted cash	1,624,452	1,126,644
Net cash provided by financing activities	3,045,558	9,886,542

Effect of exchange rate changes in cash	190,483	33,984

Net (decrease) increase in cash and cash equivalents	(176,322)	8,587,899

Cash and cash equivalents, beginning of the period	4,775,562	954,843

Cash and cash equivalents, end of the period	$4,599,240	$9,542,742

Supplemental disclosure of cash flow information:
Cash paid during the period
Interest paid	$74,128	$71,097
Income taxes paid	$250,690	$50,677

Non-cash financing activities:
Issuance of common stock for cashless exercise of warrants	125	-

See accompanying notes to condensed consolidated financial statement

CHINA RITAR POWER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Basis of Preparation of Financial Statements

The interim consolidated financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these interim consolidated financial statements be read in conjunction with the financial statements of the Company for the year ended December 31, 2007 and notes thereto. The Company follows the same accounting policies in the preparation of interim reports.

China Ritar Power Corp.

China Ritar Power Corp. (formerly known as Concept Ventures Corporation) (“China Ritar” or “the Company”) was originally organized under the laws of the State of Utah on May 21, 1985 under the name Concept Capital Corporation. On July 7, 2006, in order to change the domicile of Concept Capital Corporation from Utah to Nevada, Concept Capital Corporation was merged with and into Concept Ventures Corporation, a Nevada corporation. From its inception in 1985 until February 16, 2007 when the Company completed a reverse acquisition transaction with Ritar International Group Limited (“Ritar International”), a British Virgin Islands corporation, whose subsidiary companies originally commenced business in May 2002, the Company was a blank check company and did not engage in active business operations other than its search for, and evaluation of, potential business opportunities for acquisition or participation. The Company amended its articles of incorporation on March 26, 2007 and changed its name to China Ritar Power Corp.

On February 16, 2007, the Company completed a reverse acquisition transaction with Ritar International, whereby the Company issued to the shareholders of Ritar International 11,694,663 shares of the Company’s stock in exchange for 1,000 shares of common stock of Ritar International, which is all of the issued and outstanding capital stock of Ritar International. Accordingly, all references to shares of Ritar International’s common stock have been restated to reflect the equivalent numbers of China Ritar shares. Ritar International thereby became the Company’s wholly owned subsidiary and the former shareholders of Ritar International became the Company’s controlling stockholders.

This share exchange transaction resulted in those shareholders obtaining a majority voting interest in the Company. Generally accepted accounting principles require that the company whose shareholders retain the majority interest in a combined business be treated as the acquirer for accounting purposes, resulting in a reverse acquisition with Ritar International as the accounting acquiror and China Ritar as the acquired party. Accordingly, the share exchange transaction has been accounted for as a recapitalization of the Company. The equity section of the accompanying financial statements have been restated to reflect the recapitalization of the Company due to the reverse acquisition as of the first day of the first period presented. The assets and liabilities acquired that, for accounting purposes, were deemed to have been acquired by Ritar International were not significant.

Ritar International Group Limited

On July 22, 2006, Ritar International was incorporated with limited liability in the British Virgin Islands and was inactive until November 21, 2006 when it acquired all the issued and outstanding stock of Shenzhen Ritar Power Co., Limited (“Shenzhen Ritar”). Shenzhen Ritar is an operating company incorporated in Shenzhen, the People’s Republic of China (the “PRC”) in May 2002.

CHINA RITAR POWER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Basis of Preparation of Financial Statements -Continued

On July 22, 2006, Ritar International, entered into an agreement with all shareholders of Shenzhen Ritar to acquire all of the issued and outstanding stock of Shenzhen Ritar and its 95%-owned subsidiary, Shanghai Ritar Power Co., Limited (“Shanghai Ritar”). On November 21, 2006, Ritar International paid $5,052,546 (RMB40,000,000) to the shareholders of Shenzhen Ritar to acquire all shares of Shenzhen Ritar common stock held by all stockholders. The source of the funds paid by Ritar International to all shareholders of Shenzhen Ritar came from the capital contribution made by Ritar International's shareholders. Since the ownership of Ritar International and Shenzhen Ritar are the same, the merger was accounted for as a reorganization of entities under common control, whereby Ritar International was the receiving entity and recognized the assets and liabilities of Shenzhen Ritar transferred at their carrying amounts. The reorganization was treated similar to the pooling of interest method with carry over basis.

Ritar International currently has two operating subsidiaries: Shenzhen Ritar and Shanghai Ritar Power Co., Limited (“Shanghai Ritar”). Shenzhen Ritar, wholly owned by Ritar International, was incorporated in China in May 2002. Shanghai Ritar was incorporated in China in August 2003. Shanghai Ritar is now 95% owned by Shenzhen Ritar and 5% owned by Mr. Jiada Hu.

In November 2006, Ritar formed a subsidiary in Guangdong Province in China called Ritar Power (Huizhou) Co., Ltd. (“Huizhou Ritar”). Huizhou Ritar is not yet operating. The Company intends to begin manufacturing its products in Huizhou in addition to Shenzhen and Shanghai and the Company expects that Huizhou Ritar will be its operating subsidiary for its future Huizhou manufacturing operations.

Shenzhen Ritar Power Co., Limited

Shenzhen Ritar was incorporated in the PRC in May 2002 in accordance with the Laws of the PRC. Shenzhen Ritar became a wholly owned foreign enterprise in July 2006. Shenzhen Ritar currently engages in the manufacture, commercialization and distribution of a wide variety of environmentally friendly lead-acid batteries for use in light electric vehicles or LEV and UPS segments throughout the PRC and other countries in Asia and Europe.

In May 2002, Mr. Jianjun Zeng and Mr. Ju Liu invested $181,017 (equivalent to RMB1,500,000) to form Shenzhen Ritar. On July 10, 2002, Shenzhen Ritar increased its capital to $362,035 (equivalent to RMB3,000,000). On August 25, 2004, Mr. Jianjun Zeng and Mr. Ju Liu sold their shares to Mr. Jiada Hu and other individuals.

According to share transfer agreements signed on April 11, 2005 and April 29, 2005 respectively, Mr. Zhenjie Gong and Mr. Wanxiu He sold the shares to Mr. Jiada Hu. After the transfer, Mr. Jiada Hu became the majority shareholder, owning 81% of the shareholdings.

On May 25, 2006, Mr. Jiada Hu personally sold his shares to other individuals and Mr. Jiada Hu still remains as the major shareholder and owns 78% of the shareholdings.

On July 22, 2006, all shareholders of Shenzhen Ritar sold all of the issued and outstanding stock to Ritar International in a reorganization of entities’ under common control as described earlier.

As a result, Shenzhen Ritar and its subsidiary Shanghai Ritar together became the subsidiaries of Ritar International.

CHINA RITAR POWER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Basis of Preparation of Financial Statements -Continued

Shanghai Ritar Power Co., Limited

Shanghai Ritar was formed on August 8, 2003. Shenzhen Ritar initially invested $271,526 (equivalent to RMB2,250,000) in Shanghai Ritar and owned 75% interest in Shanghai Ritar.

On July 5, 2006, Shenzhen Ritar acquired further 20% interests in Shanghai Ritar for a consideration of $74,958 (equivalent to RMB600,000). On the same date, Shenzhen Ritar was registered as a shareholder with 95% interest in Shanghai Ritar.

Ritar Power (Huizhou) Co., Limited

Ritar International formed a new company Huizhou Ritar in Huizhou City in November 2006. The planned investment amount is $30 million, and registered capital is $12 million. The new company has received its business license from the local government.

Hengyang Ritar Power Co., Limited

On April 20, 2007, Shenzhen Ritar invested $2,500,000 (RMB20,000,000) into a newly-formed wholly-owned Chinese subsidiary, Hengyang Ritar Power Co. (“Hengyang Ritar”), in Hengyang City, Hunan Province of the PRC. Hengyang Ritar’s principal activity is to manufacture and sell plate and lead-acid battery.

2. Summary of Significant Accounting Policies

The principal activities of the Company and its subsidiaries (“the Company”) consist of research and development, manufacturing and trading of rechargeable batteries. All activities of the Company are principally conducted by subsidiaries operating in the PRC.

Principles of consolidation- The consolidated financial statements, prepared in accordance with generally accepted accounting principles in the United States of America, include the assets, liabilities, revenues, expenses and cash flows of the Company and all its subsidiaries. This basis of accounting differs in certain material respects from that used for the preparation of the books and records of the Company’s principal subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC (“PRC GAAP”), the accounting standards used in the place of their domicile.  The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books and records of the Company’s subsidiaries to present them in conformity with US GAAP. All significant intercompany accounts, transactions and cash flows are eliminated on consolidation.

The FASB has issued Interpretation No. 46 (FIN-46R) (Revised December 2004), Consolidation of Variable Interest Entities. FIN-46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. It separates entities into two groups: (1) those for which voting interests are used to determine consolidation and (2) those for which variable interests are used to determine consolidation (the subject of FIN-46R). FIN-46R clarifies how to identify a variable interest entity and how to determine when a business enterprise should include the assets, liabilities, noncontrolling interests and results of activities of a variable interest entity in its consolidated financial statements. The Company has determined that FIN-46R does not apply to the accompanying consolidated financial statements at March 31, 2008 and December 31, 2007

Cash and cash equivalents- Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts and time certificates of deposit with a maturity of three months or less when purchased.

CHINA RITAR POWER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies - Continued

Restricted Cash- Deposits in banks pledged as securities for bank loan (Note 8) that are restricted in use are classified as restricted cash under current assets.

Inventory- Inventory is stated at the lower of cost or market, determined by the weighted average method. Work-in-progress and finished goods inventories consist of raw materials, direct labor and overhead associated with the manufacturing process.

Trade accounts receivable – Trade accounts receivable are stated at cost, net of allowance for doubtful accounts. Based on the above assessment, during the reporting years, the management establishes the general provisioning policy to make allowance equivalent to 100% of gross amount of trade receivables due over 1 year. Additional specific provision is made against trade receivables aged less than 1 year to the extent they are considered to be doubtful.

Property, plant and equipment- Property, plant and equipment are stated at cost including the cost of improvements. Maintenance and repairs are charged to expense as incurred. Assets under construction are not depreciated until construction is completed and the assets are ready for their intended use. Depreciation and amortization are provided on the straight-line method based on the estimated useful lives of the assets as follows:

Leasehold improvement	5 years
Plant and machinery	5 years
Furniture, fixtures and equipment	5 years
Motor vehicles	5 years

Valuation of long-lived assets- The Company periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets subject to amortization, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

Revenue recognition- Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time when the products are delivered to and accepted by its customers, the price is fixed or determinable as stated on the sales contract, and collectibility is reasonably assured. Customers do not have a general right of return on products shipped. Products returns to the Company were insignificant during past years. There are no post-shipment obligations, price protection and bill and hold arrangements.

Research and development expenses- Research and development costs are charged to expense when incurred and are included in operating expenses. During the three months ended March 31, 2008 and 2007, research and development costs expensed to operating expenses were approximately $115,559, and $57,966, respectively.

Advertising Costs- The Company generally expenses advertising costs as incurred. Advertising expenses charged to operations were $0 and $1,094 for the three months ended March 31, 2008 and 2007 respectively.

CHINA RITAR POWER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies - Continued

Warranty Costs- The Company accounts for its liability for product warranties in accordance with FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Under FIN 45, the aggregate changes in the liability for accruals related to product warranties issued during the reporting period must be charged to expense as incurred.

The Company maintains a policy of providing after sales support for certain products by way of a warranty program.

The Company based on the past experience and estimated cost of warranty by providing 0.3% on the net sales as warranty expenses. During the three months ended March 31, 2008 and 2007, the Company has provided warranty expenses amounting to approximately $95,738 and $24,191, respectively, which are included in its selling expenses. (see Note 23).

Comprehensive income- Accumulated other comprehensive income represents foreign currency translation adjustments.

Income taxes-Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any tax paid by subsidiaries during the year is recorded. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. Deferred income tax liabilities or assets are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts at each year end.

A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

Foreign currency translation- The consolidated financial statements of the Company are presented in United States Dollars (“US$”). Transactions in foreign currencies during the year are translated into US$ at the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into US$ at the exchange rates prevailing at that date. All transaction differences are recorded in the income statement.

The Company’s subsidiaries in the PRC have their local currency, Renminbi (“RMB”), as their functional currency. On consolidation, the financial statements of the Company’s subsidiaries in PRC are translated from RMB into US$ in accordance with SFAS No. 52, "Foreign Currency Translation". Accordingly, all assets and liabilities are translated at the exchange rates prevailing at the balance sheet dates and all income and expenditure items are translated at the average rates for each of the years.

RMB is not a fully convertible currency.  All foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange.  The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined largely by supply and demand.  Translation of amounts from RMB into United States dollars (“US$”) has been made at the following exchange rates for the respective years:

CHINA RITAR POWER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies - Continued

March 31, 2008
Balance sheet	RMB7.0222 to US$1.00
Statement of income and comprehensive income	RMB7.1757 to US$1.00

December 31, 2007
Balance sheet	RMB7.3141 to US$1.00
Statement of income and comprehensive income	RMB7.7714 to US$1.00

March 31, 2007
Balance sheet	RMB7.7409 to US$1.00
Statement of income and comprehensive income	RMB7.7714 to US$1.00

Commencing from July 21, 2005, China has adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies. The exchange rate of the US$ against the RMB was adjusted from approximately RMB 8.28 per US$ to approximately RMB 8.11 per US$ on July 21, 2005. Since then, the PBOC administers and regulates the exchange rate of US$ against RMB taking into account demand and supply of RMB, as well as domestic and foreign economic and financial conditions.

Post-retirement and post- employment benefits-The Company’s subsidiaries contribute to a state pension scheme in respect of its PRC employees. Other than the above, neither the Company nor its subsidiaries provide any other post-retirement or post-employment benefits.

Basic Income/Loss Per Common Share- The computation of income / loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share.”

Use of estimates- The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements include some amounts that are based on management’s best estimates and judgments. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, other receivables, inventories, deferred income taxes, and the estimation on useful lives of property, plant and equipment. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Significant Estimates Relating to Specific Financial Statement Accounts and Transactions Are Identified- The financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to allowance for uncollectible accounts receivable, inventory work in process valuation and obsolescence, depreciation, useful lives, taxes, and contingencies. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Cost of goods sold - Cost of goods sold consists primarily of the costs of the raw materials, direct labor, depreciation of plant and machinery, and overhead associated with the manufacturing process of the environmentally friendly lead-acid batteries.

Shipping and handling cost- Shipping and handling costs related to delivery of finished goods are included in operating expenses. During the three months ended March 31, 2008 and 2007 shipping and handling costs expensed to other selling, general and administrative expenses were $289,055 and $177,467 respectively.

CHINA RITAR POWER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies - Continued

Reclassification of accounts- Certain reclassifications have been made to prior-year comparative financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or financial position.

3. Recent Changes in Accounting Standards

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations” (“FAS 141R”). FAS 141R replaces Statement of Financial Accounting Standards No. 141, “Business Combinations” (“FAS 141”), although it retains the fundamental requirement in FAS 141 that the acquisition method of accounting be used for all business combinations. FAS 141R establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures the assets acquired, liabilities assumed and any noncontrolling interest in the acquiree, (b) recognizes and measures the goodwill acquired in a business combination or a gain from a bargain purchase and (c) determines what information to disclose regarding the business combination. FAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the Company’s 2009 fiscal year. The Company is currently assessing the potential effect of FAS 141R on its financial statements.

 In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“FAS 160”). FAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, commonly referred to as minority interest. Among other matters, FAS 160 requires (a) the noncontrolling interest be reported within equity in the balance sheet and (b) the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly presented in the statement of income. FAS 160 is effective for the Company’s 2009 fiscal year. FAS 160 is to be applied prospectively, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company is currently assessing the potential effect of FAS 160 on its financial statements.

In March 2008, the FASB issued FAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” which requires enhanced disclosures about an entity’s derivative and hedging activities. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Since FAS 161 only provides for additional disclosure requirements, there will be no impact on our results of operations and financial position.

CHINA RITAR POWER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. Cash and Cash Equivalents

Cash and cash equivalents are summarized as follows:

	March 31	December 31
	2008	2007

Cash at bank	$4,528,708	$4,733,428
Cash on hand	70,532	42,134

Total	$4,599,240	$4,775,562

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and pledged deposits. As of March 31, 2008 and December 31, 2007, substantially all of the Company’s cash and cash equivalents were held by major banks located in the PRC, which management believes are of high credit quality.

5. Accounts Receivable

Accounts receivable by major categories are summarized as follows:

	March 31	December 31
	2008	2007

Accounts receivable – pledged to banks	$1,119,476	$233
Accounts receivable – others	13,862,079	12,713,067
	14,981,555	12,713,300
Less: allowances for doubtful accounts	(710,439)	(670,327)
Total	$14,271,116	$12,042,973

Concentrations in accounts receivable - At March 31, 2008 four customers on an individual basis accounted for more than 5% but less than 10% of the Company’s accounts receivable, with total amounts of $4,964,297 representing 35% of total accounts receivable in aggregate. At December 31, 2007 four customers on an individual basis accounted for more than 5% but less than 10% of the Company’s accounts receivable, with total amounts of $3,640,979 representing 30% of total accounts receivable in aggregate.

Accounts receivable pledged to banks - Pursuant to a financing agreement, the Company’s principal bank acts as its asset based lender for the majority of its receivables, which are assigned on a pre-approved basis. At March 31, 2008 and December 31, 2007, the financing charge amounted to 1.5 times of the PRC prime rate on the receivables assigned.

The Company pledged account receivables as short term financing. The bank will usually provide 80% of the amount of the account receivables in advance. The amount of account receivable pledged to banks at March 31, 2008 and December 31, 2007 were $1,119,476 and $233 respectively.

CHINA RITAR POWER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6. Inventories

Inventories by major categories are summarized as follows:

	March 31	December 31
	2008	2007

Raw materials	$3,264,683	$1,609,307
Work in progress	4,899,587	5,138,735
Finished goods	6,401,738	5,366,005
	14,566,008	12,114,047
Less: allowances for slowing moving items	(293,721)	(263,365)
Total	$14,272,287	$11,850,682

7. Other Current Assets

Other current assets consist of the following:

	March 31	December 31
	2008	2007

Note receivables	$74,051	$53,322
Advance to staff and deposit, net of allowances for bad debts of $103,476 and $99,346	675,628	524,171
Value added tax receivable	183,224	-

Total	$932,903	$577,493

CHINA RITAR POWER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8. Restricted Cash and bills payable

Restricted cash consists of the following:

	March 31	December 31
	2008	2007

Bank deposit held as collateral for bank loan and bills payable	$4,440,959	$5,857,637

	$4,440,959	$5,857,637

At March 31, 2008 and December 31, 2007, restricted cash of $4,440,959 and $5,857,637 respectively represented the deposits pledged for banking facilities. Generally, the deposit will be released when the relevant bank loans are repaid upon maturity (see Note 15)

In the normal course of business, the Company is requested by certain of its suppliers to settle trade liabilities incurred in the ordinary course of business by issuance of bills that must be guaranteed by a bank acceptable to the supplier. The bills are interest-free with maturity dates of either three months or six months from date of issuance. In order to provide such guarantees for the bills, the Company’s primary subsidiary, Shenzhen Ritar Power Co., Ltd.(“Shenzhen Ritar”), has entered into bank acceptance agreements with China CITIC Bank, Shenzhen Branch (the “Bank”). Pursuant to the Bank’s acceptance agreements, the Bank provided its undertakings to guarantee payment of certain of the Company’s bills with an aggregate amount of approximately $2 million. The Company is required to place a bank deposit with the same amount to the bills amount undertaken by the bank. Under this kind of agreement, Shenzhen Ritar is obligated to pay 0.05% of the bills amount as handling charges.

9. Property, Plant and Equipment

Property, plant and equipment consist of the following:

	March 31	December 31
	2008	2007
At cost:
Leasehold improvement	$59,269	$82,912
Plant and machinery	8,336,244	6,587,047
Furniture, fixtures and equipment	218,751	211,324
Motor vehicles	792,494	930,244

Total	9,406,758	7,811,527

Less: accumulated depreciation and amortization	(1,793,929)	(1,537,424)
Net book value	$7,612,829	$6,274,103

CHINA RITAR POWER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9. Property, Plant and Equipment- Continued

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

During the three months ended March 31, 2008, depreciation expenses amounted to $189,596, among which $147,080, $32,739 and $9,777 were recorded as cost of sales, selling expense and administrative expense respectively

During the three months ended March 31, 2007, depreciation expenses amounted to $119,599, among which $106,319, $10,196 and $3,084 were recorded as cost of sales, selling expense and administrative expense respectively

10. Land Use Right

	March 31	December 31
	2008	2007

Right to use land	$470,222	$451,456
Accumulated amortization		-

	$470,222	$451,456

The subsidiary, Hengyang Ritar, obtained the right from the relevant PRC land authority for periods of 50 years to use the lands on which the production facilities and warehouses of the subsidiaries are situated.

As the subsidiary is newly established during the three months ended March 31, 2008, there was no amortization expense of the land use right incurred for the year.

The estimated aggregate amortization expenses for land use right for the five succeeding years is as follows :-

Year
2008	6,502
2009	8,670
2010	8,670
2011	8,670
2012	8,670

41,182

CHINA RITAR POWER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11. Amounts Due From Related Parties

Amount due from related parties consist of the following:

	March 31	December 31
	2008	2007

Amount due from related parties
Mr. Jiada Hu	$175,264	$164,499
Mr. Jianjun Zeng	43,721	41,676
Mr Hengying Peng	427	-

Total	$219,412	$206,175

The amounts due from related parties as of March 31, 2008 and December 31, 2007 represented unsecured advances which are interest-free and repayable on demand.

12. Related Party Transactions

(a)
Names and relationship of related parties	Existing relationships with the Company

Ritar International Group Limited	Subsidiary

Shanghai Ritar Power Co., Limited	Subsidiary

Ritar Power (Huizhou) Co., Limited	Subsidiary

Hengyang Ritar Power Co., Limited	Subsidiary

Hong Kong Ritar Power (Group) Co., Limited	A company controlled by close family members of a director

Mr. Jiada Hu	A director, shareholder and officer of the Subsidiary
Mr. Bin Liu	A director and officer of the Subsidiary
Ms. Henying Peng	A director and officer of the Subsidiary
Mr. Jianhan Xu	A director and officer of the Subsidiary
Mr. Jianjun Zeng	A director and officer of the Subsidiary
Mr. Hongwei Zhu	An officer of the Subsidiary

CHINA RITAR POWER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12. Related Party Transactions - Continued

(b) Summary of related party transactions

	Three months ended
	March 31
	2008	2007

Salary paid to Directors:
Mr. Jiada Hu	$15,250	$6,949
Mr Bin Liu	2,991	2,702
Ms Henying Peng	4,785	2,779
Mr Jianhan Xu	2,991	2,702
Mr Jianjun Zeng	6,408	4,632
Mr Hongwei Zhu	2,991	2,702

Total	$35,416	$22,466

Rent paid to a director:
Mr. Jiada Hu	$-	$10,793

Guarantee given by an affiliate company:
Bank borrowing from Ka Wah Bank Limited of $282,051 guaranteed by Hong Kong Ritar Power (Group) Co., Limited, an affiliate company in which Jiada Hu is the director.	$-	$13,431

13. Income and Other Tax Payables

Income and other tax payables consist of the following:

	March 31	December 31
	2008	2007

Value added tax payable	$-	$130,862
Income tax payable (see Note 18)	1,204,099	1,008,050
Individual Income withholding tax payable	7,234	7,692
Other taxes payable	23,073	22,334

Total	$1,234,406	$1,168,938

CHINA RITAR POWER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14. Other Current Liabilities

Other current liabilities consist of the following:

	March 31	December 31
	2008	2007

Other payable and accrued expenses	$678,257	$761,175
Advance from customers	1,753,751	1,178,533

Total	$2,432,008	$1,939,708

15. Short Term Loans

As of March 31, 2008 and December 31, 2007, the Company has the following short-term bank loans:

	March 31	December 31
	2008	2007

Loans repayable within one year	$4,715,036	$3,089,922

Short-term loans as of March 31, 2008 and December 31, 2007 consist of the following:

			Secured	March 31	December 31
Banker	Loan period	Interest rate	by	2008	2007

(1) Citibank	2008-01-28 to 2008-04-28	6%	Deposit	$156,646	$150,395
(2) Citibank	2008-01-28 to 2008-04-28	6%	Deposit	356,014	341,806
(3) Citibank	2008-01-28 to 2008-04-28	6%	Deposit	284,811	273,444
(4) Citibank	2008-02-08 to 2008-05-08	7%	Deposit	712,028	683,611
(5) Citibank	2008-02-08 to 2008-05-08	7%	Deposit	427,216	410,167
(6) Citibank	2008-03-20 to 2008-07-20	7%	Deposit	284,811	273,444
(7) Citibank	2008-03-20 to 2008-06-20	10%	Deposit	284,811	273,444
(8) Citibank	2008-03-20 to 2008-06-20	10%	Deposit	284,811	273,444
(9) Citibank	2008-03-20 to 2008-06-20	10%	Deposit	427,216	410,167
(10) DBS Bank	-	PRC government defined lending rate plus 30% of that rate	Accounts Receivable	1,121,051	-
(11) DBS Bank	-	PRC government defined lending rate plus 30% of that rate	Letter of Credit	375,621	-

				$4,715,036	$3,089,922

CHINA RITAR POWER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

15. Short Term Loans - Continued

(1) A short term loan of $156,646 is credited from Citibank with an interest rate of 6% and secured by deposit.

(2) A short term loan of $356,014 is credited from Citibank with an interest rate of 6% and secured by deposit.

(3) A short term loan of $284,811 is credited from Citibank with an interest rate of 6% and secured by deposit.

(4) A short term loan of $712,028 is credited from Citibank with an interest rate of 7% and secured by deposit.

(5) A short term loan of $427,216 is credited from Citibank with an interest rate of 7% and secured by deposit.

(6) A short term loan of $284,811 is credited from Citibank with an interest rate of 7% and secured by deposit.

(7) A short term loan of $284,811 is credited from Citibank with an interest rate of 10% and secured by deposit.

(8) A short term loan of $284,811 is credited from Citibank with an interest rate of 10% and secured by deposit.

(9) A short term loan of $427,216 is credited from Citibank with an interest rate of 10% and secured by deposit.

(10)
A short term loan of $1,121,051 is credited from DBS Bank who offered factoring facilities on accounts receivable to the Company, with an interest rate of PRC government defined lending rate plus 30% of that rate, and secured by accounts receivable.

(11)
A short term loan of $375,621 is credited from DBS Bank who offered packing loan on Letter of Credit to the Company, with an interest rate of PRC government defined lending rate plus 30% of that rate, and secured by Letter of Credit.

CHINA RITAR POWER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

16. Long-Term Loans

As of March 31, 2008 and December 31, 2007, the Company has the following long-term loans:

	March 31	December 31
	2008	2007

Bank borrowing from DBS is financed for $319,795, with interest at 9.45% flat p.a. with monthly principal payment $13,325 from 2006-12-04 to 2008-12-04, secured by Mr. Jiada Hu and Ms. Henying Peng.	142,406	170,903

Other borrowing from Department of Science and Technology of Bao An is financed for $136,722 with interest free from 2007-12-20 to 2009-12-20 and secured by Shenzhen Small and Medium Enterprises Credit Guarantee Center.	133,505	136,722

Total loans	275,911	307,625
Less: current portion	(44,502)	(170,903)
Long-term loans, less current portion	$231,409	$136,722

Future maturities of long-term loans are as follows as of December 31,

2008	44,502
2009	231,409

Total	$275,911

17. Minority Interest

Minority interest represents the minority stockholders’ proportionate share of 5% of the equity of Shanghai Ritar. As of March 31, 2008 and December 31, 2007, the Company owned 95% of Shanghai Ritar’s capital stock, representing 95% of voting control. At December 31, 2005, the Company owned 75% of Shanghai Ritar’s capital stock and 60% of Shenzhen Ribitar’s capital stock, representing 75% and 60% voting control, respectively.

The Company’s 95% controlling interest requires that Shanghai Ritar’s operations be included in the Company’s Consolidated Financial Statements.

The 5% equity interest of Shanghai Ritar in 2008, 2007 and 2006 and the 25% of equity interest of Shanghai Ritar, 40% equity interest of Shenzhen Ribitar in 2005 that are not owned by the Company is shown as “Minority interests in consolidated subsidiaries” in the March 31, 2008 and December 31, 2007 Consolidated Statements of Income and Comprehensive Income and Consolidated Balance Sheets.

CHINA RITAR POWER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

18. Income Taxes

United States

The Company was incorporated in the United States of America and is subject to United States of America tax law. No provisions for income taxes have been made as the Company has no taxable income for the years presented. The applicable income tax rates for the Company for the three months ended March 31, 2008 and 2007 are 34%.

British Virgin Islands

Ritar International was incorporated in the British Virgin Islands and is not subject to income taxes under the current laws of the British Virgin Islands.

PRC

The subsidiary ,Shenzhen Ritar is subject to PRC enterprises income tax at the applicable tax rates on the taxable income as reported in its Chinese statutory accounts in accordance with the relevant enterprises income tax laws applicable to foreign enterprises. Pursuant to the same enterprises income tax laws, being classified as a high technology company, Shenzhen Ritar is fully exempted from PRC enterprises income tax for two years starting from the first profit-making year, followed by a 50% tax exemption for the next three years (“Tax Holiday”). Consequently, Shenzhen Ritar was exempted from enterprise income tax for the fiscal years 2003 and 2004. For the following three fiscal years from 2005 to 2007, Shenzhen Ritar was subject to enterprise income tax at rate of 15%. From 2008, Shenzhen Ritar will be charged on preferential enterprise income tax rate at 18% which is determined by the tax authority.

Shanghai Ritar is charged at 2.31% of its total revenue in 2007 while the tax rate will be charged on the taxable income with tax rate 25% from 2008.

Huizhou Ritar and Hengyang Ritar did not commence business during the first quarter of 2008.

The Company uses the asset and liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. There are no material timing differences and therefore no deferred tax asset or liability at March 31, 2008. There are no net operating loss carry forwards at March 31, 2008.

The provision for income taxes consists of the following:

	Three months ended March 31
	2008	2007

Current tax
- PRC	$404,900	$50,677
- Deferral tax provision	-	-

Total	$404,900	$50,677

CHINA RITAR POWER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

19. Common Stock and Warrant Transactions

A) Common stock

During the three months ended March 31, 2008, the Company issued 124,651 Common stock for the cashless exercise of 163,550 warrants.

The total number of common stock outstanding as of March 31, 2008 was 19,125,647.

B) Warrant

In 2007, the Company completed a private placement pursuant to which the Company issued and sold 5,724,292 shares of its common stock to certain investors. In addition, the Company granted to the same investors three-year warrants to purchase 1,317,746 shares of the Company’s common stock at $2.78 per share. In connection with this private placement, the Company paid the placement agent, Roth Capital Partners, LLC, a placement agency fee of $600,249 and the Company issued to the placement agent a warrant for the purchase of 286,215 shares of the Company’s common stock in the aggregate with the exercise price of $2.14 per share. In 2007 two investors exercised their warrant right and acquired 46,729 shares for $2.78 per share.

On January 4, 2008, two investors exercised 135,513 warrants in a cashless method for the issuance of 103,668 common shares.

On February 12, 2008, an investor exercised 28,037 warrants in a cashless method for the issuance of 20,983 common shares.

The total number of warrants outstanding as of March 31, 2008 was 1,375,682.

Performance Options	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at January 1, 2007	1,557,232	2.66		5,701,226

Granted	-	-	-	-

Exercised	163,550	2.78	-	-

Outstanding at March 31, 2008	1,375,682			1,744,637

Exercisable at March 31, 2008	1,375,682	2.66		1,744,637

CHINA RITAR POWER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

20. Stock-Based Compensation – Make Good Escrow Agreement

In connection with the private placement on February 16, 2007, the largest stockholder of the Company, Mr. Jiada Hu entered into a Make Good Escrow Agreement (“Make Good Agreement”) with the private placement investors. Pursuant to the escrow agreement, Mr. Hu agreed to certain “make good” provisions. In the escrow agreement, Mr. Hu established minimum net income after tax thresholds of $5,678,000 for the fiscal year ended December 31, 2007 and $8,200,000 for the fiscal year ended December 31, 2008. Mr Hu. deposited a total of 3,601,309 shares into Escrow Agent under the escrow agreement. If the 2007 net income thresholds is not achieved, then the Escrow Agent must deliver the first tranche of 1,800,655 of shares to the investors on a pro rata basis and if the 2008 net income threshold is not achieved, the Escrow Agent must deliver the second tranche of 1,800,654 shares to the investors on a pro rata basis.

Per SFAS No. 123R, Accounting for Stock-Based Compensation, if the net income threshold is met, the shares will be released back to Mr Hu and treated as an expense equal to the amount of the grant-date fair value of the shares as of the date that the Make Good Agreement was signed. Based upon the grant-date fair value of the Escrow Shares of $2.14, the total expense recognized for the fiscal year of 2007 is $ 3,853,401, and the potential impact of the release of shares upon the financial statements is estimated to be approximately $3,853,401 for the fiscal year of 2008 respectively.

China Ritar achieved its net income thresholds for 2007, an expense of $3,853,401 was recorded under compensation expense for the year ended December 31, 2007.

For fiscal year 2008, it is highly probable that China Ritar will achieve its net income thresholds under the make good provision and an expense of $3,853,400 for the whole year is very likely to be accounted for as compensation expense. As a result, the management of China Ritar believes the accounting for compensation expenses of $963,350 for the three months ended March 31, 2008 is reasonable.

21. Commitments and Contingencies

Operating Leases - In the normal course of business, the Company leases office space under operating lease agreements. The Company rents office space, primarily for regional sales administration offices, in commercial office complexes that are conducive to administrative operations. The operating lease agreements generally contain renewal options that may be exercised at the Company's discretion after the completion of the base rental terms. In addition, many of the rental agreements provide for regular increases to the base rental rate at specified intervals, which usually occur on an annual basis. The Company was obligated under operating leases requiring minimum rentals as follows:

December 31,

2008	$752,361
2009	358,930
2010	122,858

Total minimum lease payments	$1,234,149

During the three months ended March 31, 2008, rent expenses amounted to $195,992, among which $154,742, $41,250 and $0 were recorded as cost of sales, administrative expense and selling expense, respectively.

During the three months ended March 31, 2007, rent expenses amounted to $101,057, among which $73,207, $5,041 and $22,809 were recorded as cost of sales, administrative expense and selling expense, respectively.

CHINA RITAR POWER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

22. Employee Benefits

The Company contributes to a state pension scheme organized by municipal and provincial governments in respect of its employees in PRC. The compensation expense related to this plan, which is calculated at a rate of 8% of the average monthly salary, was $74,294 and $34,609 for the three months ended March 31, 2008 and 2007 respectively.

23. Warranty

The Company accrues an estimate of its exposure to warranty claims based on both current and historical product sales data and warranty costs incurred. The Company assesses the adequacy of its recorded warranty liability annually and adjusts the amount as necessary. The warranty liability is included in other current liabilities in the accompanying balance sheet.

The Provision for warranty is as below:

	March 31	December 31
	2008	2007
Item
Opening balance	$136,803	$125,414
Warranty provision accrued	95,738	222,620
Paid during warranty period	7,557	211,231
Closing balance	$224,984	$136,803

24. Concentrations, Risks, and Uncertainties

The Company has the following concentrations of business with each customer constituting greater than 10% of the Company’s gross sales:

	Three months ended
	March 31
	2008	2007

Xi Tong Dian Zi Ke Ji (Shenzhen) Co., Ltd	3%	12%
Zhejiang Xin Yue Shen Electric Vehicle Co., Ltd.	-	11%
Zhong Da Dian Zi (Jiang Su) Company Limited	-	4%

The Company has not experienced any significant difficulty in collecting its accounts receivable in the past and is not aware of any financial difficulties being experienced by its major customers.

CHINA RITAR POWER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

24. Concentrations, Risks, and Uncertainties - Continued

The Company has the following concentrations of business with suppliers constituting greater than 10% of the Company’s purchasing volume:

	Three months ended
	March 31
	2008	2007

Quanzhou City Kaiying Power Company Limited	22%	23%
Anxi Min Hua Dianchi Company Limited	21%	-
Fu Jian Da Hua Company Limited	8%	12%
Fu Jian Quan Zhou Huarui Power Company Limited	-	27%
Zhongshan Shi Bao Li Xu Battery Company Limited	25%	5%

25. Operating Risk

Interest rate risk

The interest rates and terms of repayment of bank and other borrowings are disclosed in Note 14 and Note 15. Other financial assets and liabilities do not have material interest rate risk.

Credit risk

The Company is exposed to credit risk from its cash in bank and fixed deposits and bills and accounts receivable. The credit risk on cash in bank and fixed deposits is limited because the counterparties are recognized financial institutions. Bills and accounts receivable are subjected to credit evaluations. An allowance has been made for estimated irrecoverable amounts, which has been determined by reference to past default experience and the current economic environment.

Foreign currency risk

Most of the transactions of the Company were settled in RMB and U.S. dollars. In the opinion of the directors, the Company would not have significant foreign currency risk exposure.

Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in Other income (expense), net on the consolidated statements of operations.

Company’s operations are substantially in foreign countries

Substantially all of the Company’s products are manufactured in China. The Company’s operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Company’s operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

CHINA RITAR POWER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

26. Geographical Information

The Company has only one business segment, which is manufacturing and trading of rechargeable batteries for use in light electric vehicles. The Company's sales by geographic destination are analyzed as follows:

	Three months ended
	March 31
	2008	2007

PRC	$4,198,419	$4,996,986
Outside PRC
- Hong Kong	714,861	771,513
- Germany	2,520,996	719,895
- United States of America	1,755,893	84,634
- India	2,193,271	272,693
- Italy	1,027,153	127,971
- Australia	1,102,302	168,612

- other countries, less than 5% of total sales individually	5,741,661	1,685,887
Total sales outside PRC	15,056,137	3,831,205

Total net sales	$19,254,556	$8,828,191

Other countries are: United Arab Emirates, New Zealand, Argentina, Papua New Guinea, Turkey, Brazil, Israel, Peru, Thailand, Serbia, Yugoslavia, Australia, Lebanon, South Korea, United Kingdom, Mexico, Canada, Czechoslovakia, Chile, France, Macao, Poland, Georgia, Ireland, Norway, Hungary, Philippines, Denmark, Colombia, Indonesia, Russia, Finland, Egypt, Latvia, Bengal, Sri Lanka, Uzbekistan, Ukraine, Japan, Afghanistan, Albania, Algeria, Azerbaijan, Costa Rica, Kazakhstan, Libya, Greece, Pakistan and Nigeria.

CHINA RITAR POWER CORP.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

CHINA RITAR POWER CORP.

Report of Independent Registered Public Accounting Firm To the Board of Directors and Audit Committee China Ritar Power Corp. Shenzhen, The People’s Republic of China

We have audited the consolidated balance sheets of China Ritar Power Corp. (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2007, 2006 and 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of China Ritar Power Corp. as of December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for the years ended December 31, 2007, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah

March 27, 2008

CHINA RITAR POWER CORP.
CONSOLIDATED BALANCE SHEETS

	December 31
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents (Note 4)	$4,775,562	$954,843
Accounts receivable, net of allowances of $670,327 and $356,414 (Note 5)	12,042,973	7,326,931
Inventory (Note 6)	11,850,682	5,968,138
Deferred offering costs	-	315,448
Advance to suppliers	3,328,039	70,877
Other current assets (Note 7)	577,493	473,972
Restricted cash (Note 8)	5,857,637	1,120,000

Total current assets	38,432,386	16,230,209

Property, plant and equipment:
Property, plant and equipment, net (Note 9)	6,274,103	1,416,277
Intangible assets, net	18,083	20,541
Land use right (Note 10)	451,456	-
Due from related parties (Note 11)	206,175	668,022

Total assets	$45,382,203	$18,335,049

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,878,649	$8,110,784
Income and other tax payable (Note 13)	1,168,938	1,623,097
Accrued salaries	300,552	210,403
Bills payable (Note 8)	4,012,797	-
Other current liabilities (Note 14)	1,939,708	631,297
Current portion of long term debt (Note 16)	170,903	387,481
Short term loans (Note 15)	3,089,922	1,896,203

Total current liabilities	21,561,469	12,859,265

Long-term liabilities:
Long-term loans (Note 16)	136,722	159,897
	136,722	159,897

Total liabilities	21,698,191	13,019,162

Minority interest in consolidated subsidiaries (Note 17)	28,058	51,163
Commitments and contingencies (Note 21)

STOCKHOLDERS’ EQUITY
Stockholders’ equity
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock at $.001 par value; authorized 100,000,000 shares authorized, 19,000,996 and 11,694,663 shares issued and outstanding	19,001	11,695
Additional paid-in capital	15,343,481	954,731
Retained earnings	6,889,145	4,246,938
Accumulated other comprehensive income	1,404,327	51,360

Total stockholders’ equity	23,655,954	5,264,724

Total liabilities and stockholders’ equity	$45,382,203	$18,335,049

See accompanying notes to consolidated financial statements

CHINA RITAR POWER CORP.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years Ended
	December 31
	2007	2006	2005

Revenue	$73,347,126	$40,933,239	$22,817,470

Cost of sales	57,966,383	32,645,723	18,806,851

Gross profit	15,380,743	8,287,516	4,010,619
Operating expenses
Salaries	5,023,918	621,580	349,554
Sales commission	1,235,936	507,111	418,848
Shipping and handling cost	1,392,002	738,805	409,661
Other selling, general and administrative expenses	3,466,151	1,734,526	1,507,749
	11,118,007	3,602,022	2,685,812

Operating profit	4,262,736	4,685,494	1,324,807

Other income and (expenses)
Interest income	51,143	6,546	4,369
Government grants	39,385	-	1,567
Gain on disposal of a subsidiary	-	37,491	-
Other income	2,816	2,506	1,828
Finance charges	(278,239)	(184,540)	(92,403)
Foreign currency exchange loss	(666,687)	(274,803)	(36,958)
Other expenses	(9,790)	(5,760)	(2,577)

Other (expenses)	(861,372)	(418,560)	(124,174)

Income before income taxes and minority interests	3,401,364	4,266,934	1,200,633

Income taxes	(784,724)	(353,436)	(127,716)

Income before minority interests	2,616,640	3,913,498	1,072,917

Minority interests share in (profit) loss	25,567	(51,145)	(11,666)

Net income	2,642,207	3,862,353	1,061,251

Other comprehensive income
Foreign currency translation adjustment	1,352,967	51,961	(601)

Comprehensive income	$3,995,174	$3,914,314	$1,060,650

Earnings per share:
- Basic	$0.15	$0.33	$0.09
-Diluted	$0.14	$0.33	$0.09

Weighted average number of shares outstanding:
- Basic	18,066,371	11,694,663	11,694,663
-Diluted	18,865,804	11,694,663	11,694,663

See accompanying notes to consolidated financial statements

CHINA RITAR POWER CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

	Common stock		Additional paid-in capital	Retained Earnings	Accumulated other comprehensive income	Total Stockholders’ Equity

Balance at December 31, 2004	11,694,663	$11,695	$953,731	$(588,087)	$-	$377,339
Net income for the year	-	-	-	1,061,251	-	1,061,251
Foreign currency translation difference	-	-	-	-	(601)	(601)
Dividend declared and paid	-	-	-	(88,579)	-	(88,579)

Balance at December 31, 2005	11,694,663	$11,695	$953,731	$384,585	$(601)	$1,349,410
Additional paid in capital	-	-	1,000	-	-	1,000
Net income for the year	-	-	-	3,862,353	-	3,862,353
Foreign currency translation difference	-	-	-	-	51,961	51,961

Balance at December 31, 2006	11,694,663	11,695	954,731	4,246,938	51,360	5,264,724
Recapitalization - reverse merger	1,400,017	1,400	(1,400)	-	-	-
Issuance of common shares for fund raising	5,724,292	5,724	12,244,276	-		12,250,000
Cost of raising capital	-	-	(1,835,952)	-		(1,835,952)
Share issued in placement agent at $2.14 per share	135,295	135	289,396			289,531
Cost of raising capital in placement agent	-	-	(289,531)	-	-	(289,531)
Stock-based compensation - make good provision			3,853,401			3,853,401
Net income for the year	-	-	-	2,642,207		2,642,207
Foreign currency translation difference	-	-	-	-	1,352,967	1,352,967
Share issued for warrants exercised	46,729	47	128,560	-	-	128,607

Balance at December 31, 2007	19,000,996	$19,001	$15,343,481	$6,889,145	$1,404,327	$23,655,954

See accompanying notes to consolidated financial statements

CHINA RITAR POWER CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31
	2007	2006	2005
Operating activities
Net income	$2,642,207	$3,862,353	$1,061,251
Adjustments to reconcile net income from operations to net cash used in operating activities:
Depreciation of property, plant and equipment	545,259	349,533	235,222
Allowance of bad debts	277,868	43,572	156,129
Gain on disposal of a subsidiary	26,977	(37,491)	-
Stock-based compensation - make good provision	3,853,401	-	-
Allowances for slowing moving items	263,365	-	-
Minority interests	(25,567)	51,145	11,666

Changes in operating working capital items:
Accounts receivable	(4,322,035)	(4,233,957)	(90,307)
Inventory	(5,517,416)	(2,296,266)	(1,449,919)
Advance to suppliers	(3,122,870)	(69,417)	-
Other current assets	(224,964)	(294,077)	(27,681)
Accounts payable	2,102,486	2,529,262	656,093
Income tax and other tax payable	(543,353)	665,020	450,863
Accrued salaries	72,656	79,669	37,108
Bills payable	3,853,122	-	-
Other current liabilities	1,334,564	449,643	(20,566)
Net cash provided by operating activities	1,215,700	1,098,989	1,019,859

Investing activities
Loan to related parties	496,618	-	-
Repayment of loan to related parties	-	(368,221)	(135,893)
Purchase of property, plant and equipment	(5,026,809)	(718,378)	(578,136)
Purchase of intangible assets	-	(27,369)	-
Acquisition of land use right	(433,117)	-	-
Acquisition of further 20% in Shanghai Ritar	-	(74,958)	-
Sales proceeds of disposal of subsidiary of Ribitar net of cash	-	14,123	-

Net cash used in investing activities	(4,963,308)	(1,174,803)	(714,029)

Financing activities
Proceeds from issuance of stock, net of direct issue expenses of $1,835,952; 323,743 of which were prepaid	10,737,791	1,000	-
Proceeds from stock issued for warrant exercised	128,607	-	-
Proceeds from other loan borrowings	137,940	989,739	489,256
Proceeds from bank borrowings	6,977,630	6,214,468	2,585,251
Repayment of other loan borrowings	(568,431)	(613,889)	(225,827)
Repayment of bank borrowings	(5,792,623)	(4,655,727)	(2,880,285)
Dividend declared in 2004 and paid in 2005	-	-	(99,958)
Dividend declared and paid during the year	-	-	(88,989)

Deferred offering costs	-	(308,951)	-

Restricted cash	(4,470,300)	(1,096,932)	-

Net cash provided by (used in) financing activities	7,150,614	529,708	(220,552)

Effect of exchange rate changes in cash	417,713	4,235	11,948

Net increase in cash and cash equivalents	3,820,719	458,129	97,226

Cash and cash equivalents, beginning of year	954,843	496,714	399,488

Cash and cash equivalents, end of year	$4,775,562	$954,843	$496,714

Supplemental disclosure of cash flow information
Cash paid during the year
Interest paid	$199,149	$459,339	$129,361
Income taxes paid	$274,427	$76,016	$27,189

See accompanying notes to consolidated financial statements

CHINA RITAR POWER CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

1. Organization and Basis of Preparation of Financial Statements

China Ritar Power Corp.

China Ritar Power Corp. (formerly known as Concept Ventures Corporation) (“China Ritar” or “the Company”) was originally organized under the laws of the State of Utah on May 21, 1985 under the name Concept Capital Corporation. On July 7, 2006, in order to change the domicile of Concept Capital Corporation from Utah to Nevada, Concept Capital Corporation was merged with and into Concept Ventures Corporation, a Nevada corporation. From its inception in 1985 until February 16, 2007 when the Company completed a reverse acquisition transaction with Ritar International Group Limited (“Ritar International”), a British Virgin Islands corporation, whose subsidiary companies originally commenced business in May 2002, the Company was a blank check company and did not engage in active business operations other than its search for, and evaluation of, potential business opportunities for acquisition or participation. The Company amended its articles of incorporation on March 26, 2007 and changed its name to China Ritar Power Corp.

On February 16, 2007, the Company completed a reverse acquisition transaction with Ritar International, whereby the Company issued to the shareholders of Ritar International 11,694,663 shares of the Company’s stock in exchange for 1,000 shares of common stock of Ritar International, which is all of the issued and outstanding capital stock of Ritar International. Accordingly, all references to shares of Ritar International’s common stock have been restated to reflect the equivalent numbers of China Ritar shares. Ritar International thereby became the Company’s wholly owned subsidiary and the former shareholders of Ritar International became the Company’s controlling stockholders.

This share exchange transaction resulted in those shareholders obtaining a majority voting interest in the Company. Generally accepted accounting principles require that the company whose shareholders retain the majority interest in a combined business be treated as the acquirer for accounting purposes, resulting in a reverse acquisition with Ritar International as the accounting acquiror and China Ritar as the acquired party. Accordingly, the share exchange transaction has been accounted for as a recapitalization of the Company. The equity section of the accompanying financial statements have been restated to reflect the recapitalization of the Company due to the reverse acquisition as of the first day of the first period presented. The assets and liabilities acquired that, for accounting purposes, were deemed to have been acquired by Ritar International were not significant.

Ritar International Group Limited

On July 22, 2006, Ritar International was incorporated with limited liability in the British Virgin Islands and was inactive until November 21, 2006 when it acquired all the issued and outstanding stock of Shenzhen Ritar Power Co., Limited (“Shenzhen Ritar”). Shenzhen Ritar is an operating company incorporated in Shenzhen, the People’s Republic of China (the “PRC”) in May 2002.

On July 22, 2006, Ritar International, entered into an agreement with all shareholders of Shenzhen Ritar to acquire all of the issued and outstanding stock of Shenzhen Ritar and its 95%-owned subsidiary, Shanghai Ritar Power Co., Limited ( “Shanghai Ritar”). On November 21, 2006, Ritar International paid $5,052,546 (RMB40,000,000) to the shareholders of Shenzhen Ritar to acquire all shares of Shenzhen Ritar common stock held by all stockholders. The source of the funds paid by Ritar International to all shareholders of Shenzhen Ritar came from the capital contribution made by Ritar International's shareholders. Since the ownership of Ritar International and Shenzhen Ritar are the same, the merger was accounted for as a reorganization of entities under common control, whereby Ritar International was the receiving entity and recognized the assets and liabilities of Shenzhen Ritar transferred at their carrying amounts The reorganization was treated similar to the pooling of interest method with carry over basis.

Ritar International currently has two operating subsidiaries: Shenzhen Ritar and Shanghai Ritar Power Co., Limited (“Shanghai Ritar”). Shenzhen Ritar, wholly owned by Ritar International, was incorporated in China in May 2002. Shanghai Ritar was incorporated in China in August 2003. Shanghai Ritar is now 95% owned by Shenzhen Ritar and 5% owned by Mr. Jiada Hu.

In November 2006, Ritar formed a subsidiary in Guangdong Province in China called Ritar Power (Huizhou) Co., Ltd. (“Huizhou Ritar”). Huizhou Ritar is not yet operating. The Company intends to begin manufacturing its products in Huizhou in addition to Shenzhen and Shanghai and the Company expects that Huizhou Ritar will be its operating subsidiary for its future Huizhou manufacturing operations.

CHINA RITAR POWER CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

1. Organization and Basis of Preparation of Financial Statements -Continued

Shenzhen Ritar Power Co., Limited

Shenzhen Ritar was incorporated in the PRC in May 2002 in accordance with the Laws of the PRC. Shenzhen Ritar became a wholly owned foreign enterprise in July 2006. Shenzhen Ritar currently engages in the manufacture, commercialization and distribution of a wide variety of environmentally friendly lead-acid batteries for use in light electric vehicles or LEV and UPS segments throughout the PRC and other countries in Asia and Europe.

In May 2002, Mr. Jianjun Zeng and Mr. Ju Liu invested $181,017 (equivalent to RMB1,500,000) to form Shenzhen Ritar. On July 10, 2002, Shenzhen Ritar increased its capital to $362,035 (equivalent to RMB3,000,000). On August 25, 2004, Mr. Jianjun Zeng and Mr. Ju Liu sold their shares to Mr. Jiada Hu and other individuals.

According to share transfer agreements signed on April 11, 2005 and April 29, 2005 respectively, Mr. Zhenjie Gong and Mr. Wanxiu He sold the shares to Mr. Jiada Hu. After the transfer, Mr. Jiada Hu became the majority shareholder, owning 81% of the shareholdings.

On May 25, 2006, Mr. Jiada Hu personally sold his shares to other individuals and Mr. Jiada Hu still remains as the major shareholder and owns 78% of the shareholdings.

On July 22, 2006, all shareholders of Shenzhen Ritar sold all of the issued and outstanding stock to Ritar International in a reorganization of entities’ under common control as described earlier.

As a result, Shenzhen Ritar and its subsidiary Shanghai Ritar together became the subsidiaries of Ritar International.

Shanghai Ritar Power Co., Limited

Shanghai Ritar was formed on August 8, 2003. Shenzhen Ritar initially invested $271,526 (equivalent to RMB2,250,000) in Shanghai Ritar and owned 75% interest in Shanghai Ritar.

On July 5, 2006, Shenzhen Ritar acquired further 20% interests in Shanghai Ritar for a consideration of $74,958 (equivalent to RMB600,000). On the same date, Shenzhen Ritar was registered as a shareholder with 95% interest in Shanghai Ritar.

Ritar Power (Huizhou) Co., Limited

Ritar International formed a new company Huizhou Ritar in Huizhou City in November 2006. The planned investment amount is $30 million, and registered capital is $12 million. The new company has received its business license from the local government.

Hengyang Ritar Power Co., Limited

On April 20, 2007, Shenzhen Ritar invested $2,500,000 (RMB20,000,000) into a newly-formed wholly-owned Chinese subsidiary, Hengyang Ritar Power Co. (“Hengyang Ritar”), in Hengyang City, Hunan Province of the PRC. Hengyang Ritar’s principal activity is to manufacture and sell plate and lead-acid battery.

CHINA RITAR POWER CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

2. Summary of Significant Accounting Policies

The principal activities of the Company and its subsidiaries (“the Company”) consist of research and development, manufacturing and trading of rechargeable batteries. All activities of the Company are principally conducted by subsidiaries operating in the PRC.

Principles of consolidation- The consolidated financial statements, prepared in accordance with generally accepted accounting principles in the United States of America, include the assets, liabilities, revenues, expenses and cash flows of the Company and all its subsidiaries. This basis of accounting differs in certain material respects from that used for the preparation of the books and records of the Company’s principal subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC (“PRC GAAP”), the accounting standards used in the place of their domicile.  The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books and records of the Company’s subsidiaries to present them in conformity with US GAAP. All significant intercompany accounts, transactions and cash flows are eliminated on consolidation.

The FASB has issued Interpretation No. 46 (FIN-46R) (Revised December 2004), Consolidation of Variable Interest Entities. FIN-46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. It separates entities into two groups: (1) those for which voting interests are used to determine consolidation and (2) those for which variable interests are used to determine consolidation (the subject of FIN-46R). FIN-46R clarifies how to identify a variable interest entity and how to determine when a business enterprise should include the assets, liabilities, noncontrolling interests and results of activities of a variable interest entity in its consolidated financial statements. The Company has determined that FIN-46R does not apply to the accompanying consolidated financial statements at December 31, 2007 and 2006.

Cash and cash equivalents- Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts and time certificates of deposit with a maturity of three months or less when purchased.

Restricted Cash- Deposits in banks pledged as securities for bank loan (Note 8) that are restricted in use are classified as restricted cash under current assets.

Inventory- Inventory is stated at the lower of cost or market, determined by the weighted average method. Work-in-progress and finished goods inventories consist of raw materials, direct labor and overhead associated with the manufacturing process.

Trade accounts receivable - Trade accounts receivable are stated at cost, net of allowance for doubtful accounts. Based on the above assessment, during the reporting years, the management establishes the general provisioning policy to make allowance equivalent to 100% of gross amount of trade receivables due over 1 year. Additional specific provision is made against trade receivables aged less than 1 year to the extent they are considered to be doubtful.

Property, plant and equipment- Property, plant and equipment are stated at cost including the cost of improvements. Maintenance and repairs are charged to expense as incurred. Assets under construction are not depreciated until construction is completed and the assets are ready for their intended use. Depreciation and amortization are provided on the straight-line method based on the estimated useful lives of the assets as follows:

Leasehold improvement	5 years

Plant and machinery	5 years

Furniture, fixtures and equipment	5 years

Motor vehicles	5 years

CHINA RITAR POWER CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

2. Summary of Significant Accounting Policies - Continued

Valuation of long-lived assets- The Company periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets subject to amortization, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

Revenue recognition- Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time when the products are delivered to and accepted by its customers, the price is fixed or determinable as stated on the sales contract, and collectibility is reasonably assured. Customers do not have a general right of return on products shipped. Products returns to the Company were insignificant during past years. There are no post-shipment obligations, price protection and bill and hold arrangements.

Research and development expenses- Research and development costs are charged to expense when incurred and are included in operating expenses. During the years ended December 31, 2007, 2006 and 2005, research and development costs expensed to operating expenses were approximately $266,598, $213,628, and $162,213, respectively.

Advertising Costs- The Company expenses advertising costs as incurred. Advertising expenses charged to operations were $7,332, $12,279 and $40,999 for the years ended December 31, 2007, 2006 and 2005 respectively.

Warranty Costs- The Company accounts for its liability for product warranties in accordance with FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Under FIN 45, the aggregate changes in the liability for accruals related to product warranties issued during the reporting period must be charged to expense as incurred.

The Company maintains a policy of providing after sales support for certain products by way of a warranty program. The Company based on the past experience and estimated cost of warranty by providing 0.3% on the net sales as warranty expenses. During the years ended December 31, 2007, 2006 and 2005, the Company has provided warranty expenses amounting to approximately $222,620, $128,796 and $58,589, respectively, which are included in its selling expenses (see Note 23).

Comprehensive income- Accumulated other comprehensive income represents foreign currency translation adjustments.

Income taxes-Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any tax paid by subsidiaries during the year is recorded. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. Deferred income tax liabilities or assets are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts at each year end.

A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

CHINA RITAR POWER CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

2. Summary of Significant Accounting Policies - Continued

Foreign currency translation- The consolidated financial statements of the Company are presented in United States Dollars (“US$”). Transactions in foreign currencies during the year are translated into US$ at the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into US$ at the exchange rates prevailing at that date. All transaction differences are recorded in the income statement.

The Company’s subsidiaries in the PRC have their local currency, Renminbi (“RMB”), as their functional currency. On consolidation, the financial statements of the Company’s subsidiaries in PRC are translated from RMB into US$ in accordance with SFAS No. 52, "Foreign Currency Translation". Accordingly, all assets and liabilities are translated at the exchange rates prevailing at the balance sheet dates and all income and expenditure items are translated at the average rates for each of the years.

RMB is not a fully convertible currency.  All foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange.  The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined largely by supply and demand.  Translation of amounts from RMB into United States dollars (“US$”) has been made at the following exchange rates for the respective years:

December 31, 2007
Balance sheet	RMB7.3141 to US$1.00
Statement of income and comprehensive income	RMB7.6172 to US$1.00

December 31, 2006
Balance sheet	RMB7.8175 to US$1.00
Statement of income and comprehensive income	RMB7.9819 to US$1.00

December 31, 2005
Balance sheet	RMB8.0734 to US$1.00
Statement of income and comprehensive income	RMB8.2033 to US$1.00

Commencing from July 21, 2005, China has adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies. The exchange rate of the US$ against the RMB was adjusted from approximately RMB 8.28 per US$ to approximately RMB 8.11 per US$ on July 21, 2005. Since then, the PBOC administers and regulates the exchange rate of US$ against RMB taking into account demand and supply of RMB, as well as domestic and foreign economic and financial conditions.

Post-retirement and post- employment benefits-The Company’s subsidiaries contribute to a state pension scheme in respect of its PRC employees. Other than the above, neither the Company nor its subsidiaries provide any other post-retirement or post-employment benefits.

Basic Income/Loss Per Common Share- The computation of income / loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share.”

Use of estimates- The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements include some amounts that are based on management’s best estimates and judgments. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, other receivables, inventories, deferred income taxes, and the estimation on useful lives of property, plant and equipment. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

CHINA RITAR POWER CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

2. Summary of Significant Accounting Policies - Continued

Significant Estimates Relating to Specific Financial Statement Accounts and Transactions Are Identified- The financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to allowance for uncollectible accounts receivable, inventory work in process valuation and obsolescence, depreciation, useful lives, taxes, and contingencies. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Cost of goods sold - Cost of goods sold consists primarily of the costs of the raw materials, direct labor, depreciation of plant and machinery, and overhead associated with the manufacturing process of the environmentally friendly lead-acid batteries.

Shipping and handling cost- Shipping and handling costs related to delivery of finished goods are included in operating expenses. During the years ended December 31, 2007, 2006 and 2005 shipping and handling costs were $1,392,002, $738,805 and $409,661 respectively.

Reclassification of accounts- Certain reclassifications have been made to prior-year comparative financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or financial position.

3. Recent Changes in Accounting Standards

SFAS 157, “Fair Value Measurements” – In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting SFAS 157 on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will become effective for the Company beginning with the first quarter of 2008. The Company has not yet determined the impact of the adoption of SFAS No. 159 on its financial statements and footnote disclosures.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations” (“FAS 141R”). FAS 141R replaces Statement of Financial Accounting Standards No. 141, “Business Combinations” (“FAS 141”), although it retains the fundamental requirement in FAS 141 that the acquisition method of accounting be used for all business combinations. FAS 141R establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures the assets acquired, liabilities assumed and any noncontrolling interest in the acquiree, (b) recognizes and measures the goodwill acquired in a business combination or a gain from a bargain purchase and (c) determines what information to disclose regarding the business combination. FAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the Company’s 2009 fiscal year. The Company is currently assessing the potential effect of FAS 141R on its financial statements.

CHINA RITAR POWER CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

3. Recent Changes in Accounting Standards - Continued

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“FAS 160”). FAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, commonly referred to as minority interest. Among other matters, FAS 160 requires (a) the noncontrolling interest be reported within equity in the balance sheet and (b) the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly presented in the statement of income. FAS 160 is effective for the Company’s 2009 fiscal year. FAS 160 is to be applied prospectively, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company is currently assessing the potential effect of FAS 160 on its financial statements.

4. Cash and Cash Equivalents

Cash and cash equivalents are summarized as follows:

	2007	2006

Cash at bank	$4,733,428	$915,449
Cash on hand	42,134	39,394

Total	$4,775,562	$954,843

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and pledged deposits. As of December 31, 2007 and 2006, substantially all of the Company’s cash and cash equivalents were held by major banks located in the PRC, which management believes are of high credit quality.

5. Accounts Receivable

Accounts receivable by major categories are summarized as follows:

	2007	2006

Accounts receivable – pledged to banks	$233	$31,157
Accounts receivable – others	12,713,067	7,652,188
	12,713,300	7,683,345
Less: allowances for doubtful accounts	(670,327)	(356,414)
Total	$12,042,973	$7,326,931

Concentrations in accounts receivable - At December 31, 2007 four customers on an individual basis accounted for more than 5% but less than 10% of the Company’s accounts receivable, with total amounts of $3,640,979 representing 30% of total accounts receivable in aggregate. At December 31, 2006, two customers accounted for more than 10% of the Company’s accounts receivable, with total amounts of $1,929,877, representing 26% of total accounts receivable in aggregate.

CHINA RITAR POWER CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

5. Accounts Receivable - Continued

Accounts receivable pledged to banks - Pursuant to a financing agreement, the Company’s principal bank acts as its asset based lender for the majority of its receivables, which are assigned on a pre-approved basis. At December 31, 2007 and 2006, the financing charge amounted to 1.5 times of the PRC prime rate on the receivables assigned.

The Company pledged account receivables as short term financing. The bank will usually provide 80% of the amount of the account receivables in advance. The amount of account receivables pledged to banks at December 31, 2007 and 2006 were $233 and $31,157, respectively.

6. Inventory

Inventory by major categories are summarized as follows:

	2007	2006

Raw materials	$1,609,307	$713,214
Work in progress	5,138,735	2,560,381
Finished goods	5,366,005	2,694,543
	12,114,047	5,968,138
Less: allowances for slowing moving items	(263,365)	-
Total	$11,850,682	$5,968,138

7. Other Current Assets

Other current assets consist of the following:

	2007	2006

Note receivables	$53,322	$211,093
Advance to staff and deposit, net of allowances for bad debts of $99,346 and $64,550	524,171	256,956
Deferred expenses	-	5,923

Total	$577,493	$473,972

CHINA RITAR POWER CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

8. Restricted Cash and bills payable

Restricted cash consists of the following:

	2007	2006

Bank deposit held as collateral for bank loan and bills payable	$5,857,637	$1,120,000

	$5,857,637	$1,120,000

At December 31, 2007 and 2006, restricted cash of $5,857,637 and $1,120,000 respectively represented the deposits pledged for banking facilities. Generally, the deposit will be released when the relevant bank loans are repaid upon maturity (see Note 15)

In the normal course of business, the Company is requested by certain of its suppliers to settle trade liabilities incurred in the ordinary course of business by issuance of bills that must be guaranteed by a bank acceptable to the supplier. The bills are interest-free with maturity dates of either three months or six months from date of issuance. In order to provide such guarantees for the bills, the Company’s primary subsidiary, Shenzhen Ritar has entered into bank acceptance agreements with China CITIC Bank, Shenzhen Branch (the “Bank”). Pursuant to the Bank’s acceptance agreements, the Bank provided its undertakings to guarantee payment of certain of the Company’s bills with an aggregate amount of approximately $4 million. The Company is required to place a bank deposit with the same amount to the bills amount undertaken by the bank. Under this kind of agreement, Shenzhen Ritar is obligated to pay 0.05% of the bills amount as handling charges.

9. Property, Plant and Equipment

Property, plant and equipment consist of the following:

	2007	2006
At cost:
Leasehold improvement	$82,912	$35,564
Plant and machinery	6,587,047	1,776,424
Furniture, fixtures and equipment	211,324	113,186
Motor vehicles	930,244	377,108

Total	7,811,527	2,302,282

Less: accumulated depreciation and amortization	(1,537,424)	(886,005)
Net book value	$6,274,103	$1,416,277

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

CHINA RITAR POWER CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

9. Property, Plant and Equipment - Continued

During the year ended December 31, 2007, depreciation expenses amounted to $541,542, among which $445,827, $66,920 and $28,795 were recorded as cost of sales, selling expense and administrative expense respectively

During the year ended December 31, 2006, depreciation expenses amounted to $349,533, among which $311,348, $24,660 and $13,525 were recorded as cost of sales, selling expense and administrative expense respectively

During the year ended December 31, 2005, depreciation expenses amounted to $235,222, among which $205,650, $16,641 and $12,931 were recorded as cost of sales, selling expense and administrative expense respectively

10. Land Use Right

	2007	2006

Right to use land	$451,456	$-
Accumulated amortization	-	-

	$451,456	$-

The subsidiary , Hengyang Ritar, obtained the right from the relevant PRC land authority for periods of 50 years to use the lands on which the production facilities and warehouses of the subsidiaries are situated.

As the subsidiary is newly established during the year ended December 31, 2007, there was no amortization expense of the land use right incurred for the year.

The estimated aggregate amortization expenses for land use right for the five succeeding years is as follows :-

Year
2008	8,670
2009	8,670
2010	8,670
2011	8,670
2012	8,670

43,350

CHINA RITAR POWER CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

11. Amounts Due From Related Parties

Amount due from related parties consist of the following:

	2007	2006

Amount due from related parties
Mr. Jiada Hu	$164,499	$627,571
Mr. Jianjun Zeng	41,676	2,441
	206,175	630,012
Amount due from related company
Shenzhen Ribitar Power Co., Limited	-	38,010
Total	$206,175	$668,022

The amounts due from related parties as of December 31, 2007 and 2006 represented unsecured advances which are interest-free and repayable on demand.

12. Related Party Transactions

(a)

Names and relationship of related parties	Existing relationships with the Company

Ritar International Group Limited	Subsidiary

Shanghai Ritar Power Co., Limited	Subsidiary

Ritar Power (Huizhou) Co., Limited	Subsidiary

Hengyang Ritar Power Co., Limited	Subsidiary

Hong Kong Ritar Power (Group) Co., Limited	A company controlled by close family members of a director

Mr. Jiada Hu	A director, shareholder and officer of the Subsidiary
Mr. Bin Liu	A director and officer of the Subsidiary
Ms. Henying Peng	A director and officer of the Subsidiary
Mr. Jianhan Xu	A director and officer of the Subsidiary
Mr. Jianjun Zeng	A director and officer of the Subsidiary
Mr. Hongwei Zhu	An officer of the Subsidiary

CHINA RITAR POWER CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

12. Related Party Transactions - Continued

(b) Summary of related party transactions

	2007	2006	2005

Salary paid to Directors:
Mr. Jiada Hu	$45,000	$39,389	$26,477
Mr Bin Liu	8,665	6,765	6,583
Ms Henying Peng	15,281	10,073	7,314
Mr Jianhan Xu	8,665	7,517	6,583
Mr Jianjun Zeng	23,631	18,041	11,703
Mr Hongwei Zhu	8,665	8,569	-
Mr Yong Zhang	-	-	7,314

Total	$109,907	$90,354	$65,974
Rent paid to a director:
Mr. Jiada Hu	$21,672	$36,197	$27,267

Guarantee given by an affiliate company:
Bank borrowing from Ka Wah Bank Limited of $282,051 guaranteed by Hong Kong Ritar Power (Group) Co., Limited, an affiliate company in which Jiada Hu is the director.	$-	$24,858	$282,051
Other borrowing from Pacific Insurance of $192,308 guaranteed by Hong Kong Ritar Power (Group) Co., Limited, an affiliate company in which Jiada Hu is the director	$-	$16,949	$192,308

13. Income and Other Tax Payables

Income and other tax payables consist of the following:

	2007	2006

Value added tax payable	$130,862	$1,194,403
Income tax payable (see Note 18)	1,008,050	396,924
Individual Income withholding tax payable	7,692	31,284
Other taxes payable	22,334	486

Total	$1,168,938	$1,623,097

CHINA RITAR POWER CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

14. Other Current Liabilities

Other current liabilities consist of the following:

	2007	2006

Other payable and accrued expenses	$761,175	$504,861
Advance from customers	1,178,533	126,436

Total	$1,939,708	$631,297

15. Short Term Loans

As of December 31, 2007 and 2006, the Company has the following short-term bank loans:

	2007	2006

Loans repayable within one year	$3,089,922	$1,896,203

Short-term loans as of December 31, 2007 and 2006 consist of the following:

Banker	Loan period	Interest rate	Secured by	2007	2006

(1) Citibank	2007-10-25 to 2008-01-23	6%	Deposit	$150,395	$-
(2) Citibank	2007-10-26 to 2008-01-23	6%	Deposit	341,806	-
(3) Citibank	2007-10-29 to 2008-01-23	6%	Deposit	273,444	-
(4) Citibank	2007-11-16 to 2008-02-05	7%	Deposit	683,611	-
(5) Citibank	2007-11-16 to 2008-02-05	7%	Deposit	410,167
(6) Citibank	2007-11-16 to 2008-03-10	7%	Deposit	273,444
(7) Citibank	2007-12-13 to 2008-03-10	10%	Deposit	273,444
(8) Citibank	2007-12-13 to 2008-03-10	10%	Deposit	273,444
(9) Citibank	2007-12-24 to 2008-03-20	10%	Deposit	410,167
(10) DBS Bank	2006-11-17 to 2007-02-17	2%(applicable when overdue)	AR Credit	-	31,157
(11) DBS Bank	2006-11-17 to 2007-02-17	2%(applicable when overdue)	Unsecured	-	255,836
(12) DBS Bank	2006-12-30 to 2007-03-30	7.812%	Deposit	-	997,762
(13) DBS Bank	2006-12-31 to 2007-04-02	7.812%	Deposit	-	127,918
(14) Mr. Dongjie Wu	2006-09-05 to 2007-03-04	12%	Unsecured	-	63,959
(15) Mr. Tie Li	2006-09-25 to 2006-12-25	12%	Unsecured	-	255,836
(16) Fengxian Yangwang Village	2006-11-05 to 2007-03-10	15%	Unsecured	-	99,776
(17) Fu Lu Shou	2006-05-13 to 2007-05-13	15%	Unsecured	-	63,959

				$3,089,922	$1,896,203

CHINA RITAR POWER CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

15. Short Term Loans - Continued

(1)	A short term loan of $150,395 is credited from Citibank with an interest rate of 6% and secured by deposit.

(2)	A short term loan of $341,806 is credited from Citibank with an interest rate of 6% and secured by deposit.

(3)	A short term loan of $273,444 is credited from Citibank with an interest rate of 6% and secured by deposit.

(4)	A short term loan of $683,611 is credited from Citibank with an interest rate of 7% and secured by deposit.

(5)	A short term loan of $410,167 is credited from Citibank with an interest rate of 7% and secured by deposit.

(6)	A short term loan of $273,444 is credited from Citibank with an interest rate of 7% and secured by deposit.

(7)	A short term loan of $273,444 is credited from Citibank with an interest rate of 10% and secured by deposit.

(8)	A short term loan of $273,444 is credited from Citibank with an interest rate of 10% and secured by deposit.

(9)	A short term loan of $410,167 is credited from Citibank with an interest rate of 10% and secured by deposit.

CHINA RITAR POWER CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

16. Long-Term Loans

As of December 31, 2007 and 2006, the Company has the following long-term loans:

	2007	2006

Bank borrowing from Ka Wah Bank Limited is financed for $282,051, with interest at 3.5% flat p.a. with monthly principal payment of $11,752 from March 08, 2005 to March 07, 2007, secured by Hong Kong Ritar Power (Group) Co., Limited, an affiliate company in which Jiada Hu is the director. The loan was paid off on April 10, 2007.	$-	$24,858

Other borrowing from Pacific Finance are financed for $192,308, with interest at 3.5% flat p.a. with monthly principal payment of $8,013 from Mar 08, 2005 to Mar 07, 2007, secured by Hong Kong Ritar Power (Group) Co., Limited, an affiliate company in which Jiada Hu is the director.	-	16,949

Bank borrowing from Dah Sing Bank is financed for $478,205, including interest at 4.85% flat p.a. with monthly principal $15,300.51 from Jan 03, 2006 to Jan 02, 2008 with one month advance rental, secured by Jiada Hu, Henying Peng, Jianjun Zeng and Shenzhen Ritar.		185,776

Bank borrowing from DBS is financed for $319,795, with interest at 9.45% flat p.a. with monthly principal payment $13,325 from 2006-12-04 to 2008-12-04, secured by Mr. Jiada Hu and Ms. Henying Peng.	170,903	319,795

Other borrowing from Department of Science and Technology of Bao An is financed for $136,722 with interest free from 2007-12-20 to 2009-12-20 and secured by Shenzhen Small and Medium Enterprises Credit Guarantee Center.	136,722	-

Total loans	307,625	547,378
Less: current portion	(170,903)	(387,481)
Long-term loans, less current portion	$136,722	$159,897

Future maturities of long-term loans are as follows as of December 31,

2008	170,903
2009	136,722

Total	$307,625

CHINA RITAR POWER CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

17. Minority Interest

Minority interest represents the minority stockholders’ proportionate share of 5% of the equity of Shanghai Ritar. As of December 31, 2007 and 2006, the Company owned 95% of Shanghai Ritar’s capital stock, representing 95% of voting control. At December 31, 2005, the Company owned 75% of Shanghai Ritar’s capital stock and 60% of Shenzhen Ribitar’s capital stock, representing 75% and 60% voting control, respectively.

The Company’s 95% controlling interest requires that Shanghai Ritar’s operations be included in the Company’s Consolidated Financial Statements.

The 5% equity interest of Shanghai Ritar in 2007 and 2006 and the 25% of equity interest of Shanghai Ritar, 40% equity interest of Shenzhen Ribitar in 2005 that are not owned by the Company is shown as “Minority interests in consolidated subsidiaries” in the 2007, 2006 and 2005 Consolidated Statements of Income and Comprehensive Income and Consolidated Balance Sheets.

18. Income Taxes

United States

The Company was incorporated in the United States of America and is subject to United States of America tax law. No provisions for income taxes have been made as the Company has no taxable income for the years presented. The applicable income tax rates for the Company for the years ended December 31, 2007, 2006 and 2005 are 34%.

British Virgin Islands

Ritar International was incorporated in the British Virgin Islands and is not subject to income taxes under the current laws of the British Virgin Islands.

PRC

The subsidiary ,Shenzhen Ritar is subject to PRC enterprises income tax at the applicable tax rates on the taxable income as reported in its Chinese statutory accounts in accordance with the relevant enterprises income tax laws applicable to foreign enterprises. Pursuant to the same enterprises income tax laws, being classified as a high technology company, Shenzhen Ritar is fully exempted from PRC enterprises income tax for two years starting from the first profit-making year, followed by a 50% tax exemption for the next three years (“Tax Holiday”).  Consequently, Shenzhen Ritar was exempted from enterprise income tax for the fiscal years 2003 and 2004. For the following three fiscal years from 2005 to 2007, Shenzhen Ritar was subject to enterprise income tax at rate of 15%. From 2008, Shenzhen Ritar will be charged on preferential enterprise income tax rate at 18% which is determined by the tax authority.

Shanghai Ritar is charged at 2.31% of its total revenue in 2007 while the tax rate will be charged on the taxable income with tax rate 25% from 2008.

Huizhou Ritar and Hengyang Ritar did not commence business in 2007.

The Company uses the asset and liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. There are no material timing differences and therefore no deferred tax asset or liability at December 31, 2007. There are no net operating loss carry forwards at December 31, 2007.

CHINA RITAR POWER CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

18. Income Taxes - Continued

The provision for income taxes consists of the following:

	2007	2006	2005
Current tax
- PRC	$784,724	$353,436	$127,716
- Deferred tax provision	-	-	-

Total	$784,724	$353,436	$127,716

19. Common Stock and Warrant Transactions

On February 16, 2007, the Company completed a private placement pursuant to which the Company issued and sold 5,724,292 shares of its common stock to certain investors.  In addition, the Company granted to the same investors three-year warrants to purchase 1,317,746 shares of the Company’s common stock at $2.78 per share.  As a result of this private placement the Company raised approximately $12.25 million in gross proceeds, which left the Company with approximately $10.71 million in net proceeds after the deduction of offering expenses in the amount of approximately $1.84 million.  In connection with this private placement, the Company paid the placement agent, Roth Capital Partners, LLC, a placement agency fee of $600,249 and the Company issued to the placement agent a warrant for the purchase of 286,215 shares of the Company’s common stock in the aggregate with the exercise price of $2.14 per share.  On June 4, 2007 two investors exercised their warrant right and acquired 46,729 shares for $2.78 per share, total proceeds $128,607.

The total number of warrants outstanding as of December 31, 2007 was 1,557,232.

The total issued and outstanding of the Company’s common stock as of December 31, 2007 was 19,000,996 shares, combined with the total warrants outstanding totals 20,558,228 of stock and stock equivalents outstanding at December 31, 2007.

On June 30, 2006, the Company completed the sale of an aggregate of 1,100,000 shares of its common stock to Halter Financial Investments, L.P. for a cash purchase price of $275,000 pursuant to a stock purchase agreement entered into between us and Halter Financial Investments, L.P. (“Halter”), dated as of May 18, 2006 (the “Stock Purchase Agreement”). We were under contractual obligation to register the shares we sold to Halter in June 2006. However, there are no liquidated damages provisions in the Stock Purchase Agreement in connection with the registration of the shares issued to Halter.

On February 14, 2007, the Company issued 50,000 and 85,295 shares of its common stock to Heritage Management Consultants, Inc. (“Heritage”) and Zhang Qiang, respectively, in consideration for the consulting services provided by them in conjunction with the February 2007 Private Placement. Because in the February 2007 private placement the Company issued and sold to the investors their shares for a cash price of $2.14 per share, the Company valued the 135,295 shares of their common stock issued to Heritage and Zhang Qiang at $2.14 per share. The Company recorded the issuance as offering costs which were charged to additional paid in capital upon the reverse merger transaction consummated on February 16, 2007.

In connection with the private placement completed on February 16, 2007, Mr. Jiada Hu, the CEO and President of the Company, on the same day, sold 864,486 shares of the Company’s common stock owned by him to the same investors in exchange for $1,850,000. The Company did not directly receive the proceeds from the sale of these shares of common stock by Mr. Hu. However, Mr. Hu used these proceeds to repay in full an outstanding loan that the Company made to Mr. Hu in September 2006.

CHINA RITAR POWER CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

19. Common Stock and Warrant Transactions - Continued

Pursuant to a registration rights agreement entered into between the Company and certain investors, dated as of February 16, 2007 (the “Registration Rights Agreement”), the Company was under contractual obligation to register the shares of its common stock sold to these investors in the February 2007 private placement as well as shares of common stock issuable upon exercise of the warrants issued to these investors and the placement agent in connection with this private placement within 30 days following the closing of the private placement. However, there are no liquidated damages provisions in the Registration Rights Agreement.

A summary of the activity under the Performance Plan as of December 31, 2007, and changes during the year then ended is presented below:

Performance Options	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at January 1, 2007	-

Granted	1,603,961	2.67

Exercised	-46,729	2.78

Outstanding at December 31, 2007	1,557,232	2.66		6,493,657

Exercisable at December 31, 2007	1,557,232	2.66		6,493,657

20. Stock-Based Compensation – Make Good Escrow Agreement

In connection with the private placement on February 16, 2007, the largest stockholder of the Company, Mr. Jiada Hu entered into a Make Good Escrow Agreement (“Make Good Agreement”) with the private placement investors. Pursuant to the escrow agreement, Mr. Hu agreed to certain “make good” provisions. In the escrow agreement, Mr. Hu established minimum net income after tax thresholds of $5,678,000 for the fiscal year ended December 31, 2007 and $8,200,000 for the fiscal year ended December 31, 2008. Mr Hu. deposited a total of 3,601,309 shares into Escrow Agent under the escrow agreement. If the 2007 net income thresholds is not achieved, then the Escrow Agent must deliver the first tranche of 1,800,655 of shares to the investors on a pro rata basis and if the 2008 net income threshold is not achieved, the Escrow Agent must deliver the second tranche of 1,800,654 shares to the investors on a pro rata basis.

Per SFAS No. 123R, Accounting for Stock-Based Compensation, if the net income threshold is met, the shares will be released back to Mr Hu and treated as an expense equal to the amount of the grant-date fair value of the shares as of the date that the Make Good Agreement was signed. Based upon the grant-date fair value of the Escrow Shares of $2.14, the total expense recognized for the fiscal year of 2007 is $ 3,853,401, and the potential impact of the release of shares upon the financial statements is estimated to be approximately $3,853,401 for the fiscal year of 2008 respectively.

China Ritar achieved its net income thresholds for 2007, an expense of $3,853,401 was recorded under compensation expense for the year ended December 31, 2007.

CHINA RITAR POWER CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

21. Commitments and Contingencies

Operating Leases - In the normal course of business, the Company leases office space under operating lease agreements. The Company rents office space, primarily for regional sales administration offices, in commercial office complexes that are conducive to administrative operations. The operating lease agreements generally contain renewal options that may be exercised at the Company's discretion after the completion of the base rental terms. In addition, many of the rental agreements provide for regular increases to the base rental rate at specified intervals, which usually occur on an annual basis. The Company was obligated under operating leases requiring minimum rentals as follows:

December 31,	2007

2008	$708,753
2009	338,126
2010	115,737

Total minimum lease payments	$1,162,616

During the year ended December, 2007, rent expenses amounted to $727,981, among which $546,812, $23,378 and $157,791 were recorded as cost of sales, administrative expense and selling expense, respectively.

During the year ended December, 2006, rent expenses amounted to $382,854, among which $309,691, $17,002 and $56,161 were recorded as cost of sales, administrative expense and selling expense, respectively.

During the year ended December, 2005, rent expenses amounted to $307,690, among which $263,467, $14,649 and $29,574 were recorded as cost of sales, administrative expense and selling expense, respectively.

22. Employee Benefits

The Company contributes to a state pension scheme organized by municipal and provincial governments in respect of its employees in PRC. The compensation expense related to this plan, which is calculated at a rate of 8% of the average monthly salary, was $295,131, $282,826and $135,876 for the years ended December 31, 2007, 2006 and 2005, respectively.

23. Warranty

The Company accrues an estimate of its exposure to warranty claims based on both current and historical product sales data and warranty costs incurred. The Company assesses the adequacy of its recorded warranty liability annually and adjusts the amount as necessary. The warranty liability is included in other current liabilities in the accompanying balance sheet.

The Provision for warranty is as below:

Item	2007	2006	2005
Opening balance	$125,414	$85,168	$60,827
Warranty provision accrued	222,620	128,796	58,589
Paid during warranty period	211,231	88,550	34,248
Closing balance	$136,803	$125,414	$85,168

CHINA RITAR POWER CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

24. Concentrations, Risks, and Uncertainties

The Company has the following concentrations of business with each customer constituting greater than 10% of the Company’s gross sales:

	2007	2006	2005

Reliance Telecom Infrastructure Limited	15%	-	-
Electritherm (India) Limited	-	12%	-
XingYue Ji Tuan Company Limited	-	-	2%

The Company has not experienced any significant difficulty in collecting its accounts receivable in the past and is not aware of any financial difficulties being experienced by its major customers.

The Company has the following concentrations of business with suppliers constituting greater than 10% of the Company’s purchasing volume:

	2007	2006	2005

Quanzhou City Kaiying Power Company Limited	19%	10%	-
Anxi Min Hua Dianchi Company Limited	11%	-	-
Fu Jian Da Hua Company Limited	10%	16%	21%
Fu Jian Quan Zhou Shi Huarui Power Company Limited	10%	19%	16%
Zhongshan Shi Bao Li Xu Battery Company Limited	12%	-	33%

25. Operating Risk

Interest rate risk

The interest rates and terms of repayment of bank and other borrowings are disclosed in Note 14 and Note 15. Other financial assets and liabilities do not have material interest rate risk.

Credit risk

The Company is exposed to credit risk from its cash in bank and fixed deposits and bills and accounts receivable. The credit risk on cash in bank and fixed deposits is limited because the counterparties are recognized financial institutions. Bills and accounts receivable are subjected to credit evaluations. An allowance has been made for estimated irrecoverable amounts, which has been determined by reference to past default experience and the current economic environment.

Foreign currency risk

Most of the transactions of the Company were settled in RMB and U.S. dollars. In the opinion of the directors, the Company would not have significant foreign currency risk exposure.

Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in Other income (expense), net on the consolidated statements of operations.

Company’s operations are substantially in foreign countries

Substantially all of the Company’s products are manufactured in China. The Company’s operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Company’s operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

CHINA RITAR POWER CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

26. Geographical Information

The Company has only one business segment, which is manufacturing and trading of rechargeable batteries for use in light electric vehicles. The Company's sales by geographic destination are analyzed as follows:

	2007	2006	2005

PRC	$25,942,893	$21,711,605	$13,997,096

Outside PRC
- Hong Kong	2,216,584	3,780,156	3,081,827
- Germany	8,255,829	2,267,679	1,964,258
- India	12,451,677	4,656,352	98,718
-South Africa	107,967	498,206	629,398
-Italy	2,475,259	501,908	432,763
-Singapore	369,579	555,231	459,670
- other countries, less than 5% of total sales individually	21,527,338	6,962,102	2,153,740
	47,404,233	19,221,634	8,820,374

Total net sales	$73,347,126	$40,933,239	$22,817,470

Other countries are: United States, United Arab Emirates, New Zealand, Argentina, Papua New Guinea, Turkey, Brazil, Israel, Peru, Thailand, Serbia, Yugoslavia, Australia, Lebanon, South Korea, United Kingdom, Mexico, Canada, Czechoslovakia, Chile, France, Macao, Poland, Georgia, Ireland, Norway, Hungary, Philippines, Denmark, Colombia, Indonesia, Russia, Finland, Syria, Egypt, Latvia, Bengal, Sri Lanka, Uzbekistan, Ukraine, Japan, Afghanistan, Albania, Algeria, Azerbaijan, Costa Rica, Kazakhstan, Libya and Greece.

CHINA RITAR POWER CORP.

4,579,067 shares of common stock

PROSPECTUS

June 30, 2008